As filed with the Securities and Exchange Commission on November 2, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Park National Corporation
(Exact name of registrant as specified in its charter)

Ohio	6021	31-1179518
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 North Third Street, P.O. Box 3500
Newark, Ohio 43058
(740) 349-8451

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Trautman
Chief Executive Officer and President
50 North Third Street
Newark, Ohio 43055
(740) 349-8451

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

James J. Barresi, Esq. Squire Patton Boggs (US) LLP 201 E. Fourth Street, Suite 1900 Cincinnati, Ohio 45202 (513) 361-1260	Benjamin A. Barnhill, Esq. Nelson Mullins Riley & Scarborough LLP 104 South Main Street, Suite 900 Greenville, South Carolina 29601 (864) 373-2246

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, without par value	1,052,804	N/A	$90,152,956	$10,927

(1)	Represents the estimated maximum number of shares of Park National Corporation (“Parent”) common stock to be issued upon completion of the merger described in the proxy statement/prospectus contained herein, calculated as the product of (a) the sum of (i) 7,409,533 shares of common stock, par value $1.00 per share, of CAB Financial Corporation, a South Carolina corporation (“CABF common stock”), outstanding as of October 31, 2018 (including shares of CABF common stock underlying CABF restricted stock awards but excluding “excluded shares” and “appraisal shares,” as each such term is defined in the merger agreement) and (ii) 230,548 shares of CABF common stock underlying CABF stock options outstanding as of October 31, 2018, multiplied by (b) 0.1378, the exchange ratio under the merger agreement.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price of Parent common stock is calculated based upon the market value of shares of CABF common stock (the securities to be canceled or assumed in the merger) in accordance with Rule 457(c) and is equal to (a) the product of (i) $15.60, the average of the high and low prices of the CABF common stock as reported on the OTCQX marketplace on October 30, 2018, multiplied by (ii) 7,640,081, the estimated maximum number of shares of CABF common stock to be exchanged for merger consideration, less (b) $29,032,308, the amount of cash consideration to be paid by Parent in connection with the merger.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $10,927, which is equal to 0.0001212 multiplied by the proposed maximum aggregate offering price of $90,152,956.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED NOVEMBER 2, 2018

Proxy Statement of CAB Financial Corporation

Prospectus of Park National Corporation

MERGER PROPOSAL — YOUR VOTE IS IMPORTANT

DEAR CAB FINANCIAL CORPORATION SHAREHOLDERS:

You are cordially invited to attend a special meeting of shareholders of CAB Financial Corporation (“CABF”) which will be held on                ,   , at       , local time, at CABF’s headquarters located at 200 South Church Street, Spartanburg, South Carolina 29306.

At the meeting, you will be asked to approve an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and between CABF and Park National Corporation, an Ohio corporation (“Parent”) that provides for Parent’s acquisition of CABF through the merger of CABF with and into Parent (the “Merger”). Pursuant to the Merger, each share of common stock of CABF, par value $1.00 per share (except for specified shares of CABF common stock held by CABF or Parent, which we refer to as “excluded shares,” and shares of CABF common stock held by shareholders who properly exercise dissenters’ rights), will be converted into the right to receive (i) $3.80 in cash, which we refer to as the “cash consideration” and (ii) 0.1378 shares of Parent common stock, without par value, which we refer to as the “stock consideration.” The cash consideration and the stock consideration is referred to collectively as the “merger consideration.” Following the completion of the Merger, Carolina Alliance Bank (“Carolina Alliance Bank”), a South Carolina state-chartered bank and wholly-owned subsidiary of CABF, will merge with and into The Park National Bank (“Park National”), a national banking association and wholly-owned subsidiary of Parent, in a transaction we refer to as the “Bank Merger.” Park National will be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Carolina Alliance Bank will cease.

The value of the cash consideration per share is fixed at $3.80, but the value of the stock consideration will fluctuate as the market price of Parent common stock fluctuates before the completion of the Merger, and may be more or less than the value of the stock consideration on the date of the special meeting and at the completion of the Merger. Based on the average closing stock price of Parent common stock on the NYSE American stock exchange, which we refer to as the “NYSE American,” for the twenty trading days ending on September 7, 2018, the third trading day before the execution of the Merger Agreement, of $110.34, the value of the stock consideration plus the cash consideration represented approximately $19.00 in value for each share of CABF common stock. Based on the closing stock price of Parent common stock on the NYSE American on             ,   , the latest practicable date before the mailing of this proxy statement/prospectus, of $       , the value of the stock consideration plus the cash consideration represented approximately $       in value for each share of CABF common stock. You should obtain current stock price quotations for Parent common stock before you vote. Parent common stock is quoted on the NYSE American under the symbol “PRK.” CABF common stock is quoted on the OTCQX market of the OTC Markets Group, Inc. (the “OTCQX”) under the symbol “CABF.”

Based on the number of shares of CABF common stock outstanding on          , we expect that the payment of the stock portion of the merger consideration will require Parent to issue approximately          shares of Parent common stock in connection with the Merger. Holders of shares of CABF common stock as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately       % of the issued and outstanding shares of Parent common stock immediately following the closing of the Merger (including shares received in respect of equity awards and without giving effect to any shares of Parent common stock held by CABF shareholders prior to the Merger).

The Merger cannot be completed unless the holders of at least two-thirds of the voting power of the outstanding shares of CABF common stock affirmatively vote in favor of the Merger Agreement. Accordingly, the CABF board of directors has unanimously approved and adopted the Merger Agreement and recommends that you vote “FOR” the approval of the Merger Agreement at the special meeting. In considering the recommendation of the board of directors of CABF, you should be aware that certain directors and executive officers of CABF will have interests in the Merger that may be different from, or in addition to, the interests of CABF shareholders generally. See the section entitled “The Merger—Interests of certain persons in the Merger” beginning on page 46 of the accompanying proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of CABF common stock you own. To ensure your representation at the CABF special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the CABF special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the CABF special meeting.

Additional information regarding the Merger, the Merger Agreement, CABF and Parent is set forth in the attached proxy statement/prospectus. This document also serves as the prospectus for up to 1,052,804 shares of Parent common stock that may be issued by Parent in connection with the Merger. We urge you to read this entire document carefully, including the section entitled “Risk Factors” beginning on page 18.

Sincerely,

John D. Kimberly
Chief Executive Officer & President
CAB Financial Corporation

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated             ,   , and is first being mailed to CABF shareholders on or about ,       .

REFERENCES TO ADDITIONAL INFORMATION

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about Parent from other documents that are not included in or delivered with this proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov, from Parent’s website at www.parknationalcorp.com or by requesting them in writing or by telephone at the following address and telephone number:

Park National Corporation
50 North Third Street, P.O. Box 3500
Newark, OH 43058-3500
Attention: Brady Burt
(740) 322-6844

In order to ensure timely delivery of these documents, you should make your request by       ,       to receive them before the special meeting.

In addition, if you have questions about the Merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact CABF, at the following address or by calling the following telephone number:

CAB Financial Corporation
PO Box 932
Spartanburg, SC 29304
Attention: Lamar Simpson
(864) 208-2265

You may also contact CABF’s proxy solicitor, D.F. King & Co., Inc., at the following address or by calling the following telephone number:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Email: cabf@dfking.com
Banks and Brokers Call: (212) 269-5550
All Others Call Collect: (866) 829-0135

CABF does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page 76.

CAB FINANCIAL CORPORATION
200 South Church Street
Spartanburg, South Carolina 29306
Notice of Special Meeting of Shareholders

Date:	, 20__
Time:	, local time
Place:	200 South Church Street, Spartanburg, South Carolina 29306

TO CAB FINANCIAL CORPORATION SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that CAB Financial Corporation (“CABF”) will hold a special meeting of shareholders on          ,    at CABF’s headquarters located at 200 South Church Street, Spartanburg, South Carolina 29306, at          local time. The purpose of the meeting is to consider and vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of September 12, 2018, by and between Park National Corporation and CAB Financial Corporation. A copy of the Merger Agreement is included as Annex A to the proxy statement/prospectus accompanying this notice;
•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates; and
•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of CABF common stock at the close of business on          ,       are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Shareholders of CABF may exercise appraisal rights and dissent from the transactions contemplated by the Merger Agreement and, instead, obtain payment in cash of the appraised fair value of their shares of CABF common stock as determined under Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”). In order for a shareholder of CABF to perfect such holder’s appraisal rights, the shareholder must carefully follow the procedures set forth under Chapter 13 of the SCBCA. The full text of Chapter 13 of the SCBCA is included as Annex B to the accompanying proxy statement/prospectus, and a summary of these provisions can be found under the caption “The Merger Agreement—CABF shareholder dissenters’ rights.”

The board of directors of CABF unanimously recommends that you vote “FOR” approval of the Merger Agreement and “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates.

Your vote is important. To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed prepaid envelope (or follow the instructions for voting by telephone or internet) whether or not you plan to attend the meeting in person. Shareholders of record who attend the special meeting may revoke their proxies and vote in person, if they so desire.

By Order of the Board of Directors

Terry L. Cash
Chairman of the Board

Spartanburg, South Carolina

______________, 20__

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on? What is the proposed transaction?
A:	You are being asked to vote on the approval and adoption of the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) that provides for the merger (the “Merger”) of CAB Financial Corporation (“CABF”) with and into Park National Corporation (“Parent”). Shareholders of CABF will become shareholders of Parent as a result of the Merger. A copy of the Merger Agreement is included in this proxy statement/prospectus as Annex A.

Following the completion of the Merger, Carolina Alliance Bank (“Carolina Alliance Bank”), a South Carolina state-chartered bank and wholly-owned subsidiary of CABF, will merge with and into The Park National Bank (“Park National”), a national banking association and wholly-owned subsidiary of Parent, in a transaction we refer to as the “Bank Merger.”

Q:	Why am I receiving this proxy statement/prospectus?
A:	We are delivering this document to you because it is a proxy statement being used by CABF’s board of directors to solicit proxies of its shareholders in connection with the adoption of the Merger Agreement and related matters. CABF has called a special meeting of its shareholders to adopt the Merger Agreement. This document serves as the proxy statement for the CABF special meeting and describes the proposals to be presented at the CABF special meeting.

This document is also a prospectus that is being delivered to CABF shareholders because, in connection with the Merger, Parent is offering, in addition to cash consideration, shares of its common stock to CABF shareholders.

This proxy statement/prospectus contains important information about the Merger and important information to consider in connection with an investment in Parent common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the CABF special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will CABF shareholders be entitled to receive in the Merger?
A:	If the Merger is completed, each share of CABF common stock outstanding immediately prior to the effective time of the Merger, except for dissenters’ shares and shares of CABF common stock owned by CABF or Parent (in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and shares held, directly or indirectly, by Parent, CABF or any wholly-owned subsidiary of Parent or CABF in respect of a debt previously contracted), which we refer to collectively as “excluded shares,” will be converted into the right to receive (i) $3.80 in cash and (ii) 0.1378 shares of Parent common stock. See the sections entitled “Description of The Merger Agreement—Consideration to be received in the Merger.” Cash will be paid in lieu of fractional shares. See the section entitled “Description of the Merger Agreement—Fractional shares.”
Q:	Can I make an election to select the form of merger consideration I desire to receive?
A:	No. If the Merger is completed, each share of CABF common stock outstanding immediately prior to the effective time of the Merger (other than excluded shares and dissenters’ shares), will be converted into the right to receive (i) $3.80 in cash and (ii) 0.1378 shares of Parent common stock.
Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:	Yes. Although the merger consideration is fixed, the value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Parent common stock. Any fluctuation in the market price of Parent common stock after the date of this proxy statement/prospectus will change the value of the shares of Parent common stock that CABF shareholders will receive.

Q:	Why do CABF and Parent want to engage in the transaction?
A:	CABF believes that the Merger will provide CABF shareholders and its customers with substantial benefits, including the opportunity to participate in a stronger and more diversified organization, and Parent believes that the Merger will provide a platform for its continued strategic growth in the Carolinas. As a larger company, Parent can provide CABF’s customers with an expanded product set, including larger and more specialized loans and wealth management capabilities. To review the reasons for the Merger in more detail, see “The Merger—Parent’s reasons for the Merger” on page 35 and “The Merger—CABF’s reasons for the Merger; recommendation of CABF’s board of directors” on page 33.
Q:	What does the CABF board of directors recommend?
A:	CABF’s board of directors unanimously recommends that you vote “FOR” approval of the Merger Agreement and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates. CABF’s board of directors has determined that the Merger Agreement and the Merger are in the best interests of CABF and its shareholders. To review the background and reasons for the Merger in greater detail, see pages 28 to 35.
Q:	What constitutes a quorum for the CABF special meeting?
A:	The presence at the CABF special meeting, in person or by proxy, of holders of a majority of the CABF shares issued and outstanding and entitled to vote thereat will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.
Q:	What vote is required to approve the Merger Agreement?
A:	For the Merger to be approved, the Merger Agreement must be approved by the affirmative vote of the holders owning at least two-thirds of the shares of common stock outstanding and entitled to vote at the CABF special meeting. Abstentions and broker non-votes have the effect of votes against the approval and adoption of the Merger Agreement. CABF’s directors and executive officers, along with certain executive officers of Carolina Alliance Bank, who own shares of CABF common stock have agreed to vote their shares in favor of the Merger at the special meeting. These directors and executive officers and their affiliates beneficially owned 822,635 shares of CABF common stock (inclusive of shares underlying exercisable stock options), or approximately 11.0% of CABF’s common stock outstanding, as of October 31, 2018. Parent’s shareholders will not be voting on the Merger Agreement. See “The Merger—Voting agreements” on page 50.
Q:	What vote is required to approve the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates?
A:	The proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, will be approved if the votes cast at the special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes are not included in calculating votes cast with respect to the adjournment proposal, and therefore will have no effect on the outcome of the vote on such proposal.
Q:	Why is my vote important?
A:	CABF shareholders are being asked to approve the Merger Agreement and thereby approve the Merger. If you do not submit your proxy or vote in person at the special meeting, it will be more difficult for CABF to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit your proxy or attend the special meeting will have the same effect as a vote against the Merger Agreement and make it more difficult to obtain the requisite approval of the Merger Agreement.
Q:	What do I need to do now? How do I vote?
A:	You may vote at the special meeting if you own shares of CABF common stock of record at the close of business on the record date for the special meeting, , . After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Registered shareholders may also appoint the proxies to vote their shares by telephone or electronically by Internet by following the instructions contained on the enclosed proxy card. Appointing the proxies named on the proxy card to vote your shares for you will enable your shares to be represented at the special meeting, even if you are unable to attend. Registered shareholders may also vote in person at the special meeting if they so elect. If you do not return a properly executed proxy card (or appoint the proxies to vote for you by telephone or Internet) and are unable to vote in person at the special meeting, this will have the same effect as a vote against the approval of the Merger Agreement. Holders of CABF common stock as of the record date may also vote in person at the special meeting.

Q:	How will my proxy be voted?
A:	If you complete, sign, date and mail your proxy form or validly appoint the proxies to vote by telephone or Internet, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the Merger Agreement and “FOR” the proposal granting authority to adjourn the special meeting if additional votes are needed to approve the Merger Agreement. By appointing the proxies to vote your shares at the special meeting, you will also be granting the appointed proxies discretion to vote your shares in accordance with their best judgment on any other matters (procedural or otherwise) that may properly come before the special meeting for action by the shareholders.
Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?
A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to CABF or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.
Q:	Can I revoke my proxy and change my vote?
A:	A shareholder of record may change such holder’s vote or revoke a proxy prior to the special meeting by filing with the secretary of CABF a duly executed revocation of proxy or submitting a new proxy form dated as of a later date. A shareholder of record may also revoke a prior proxy by voting in person at the special meeting. A shareholder beneficially owning shares through a broker, bank or other nominee, should follow the instructions provided by such nominee for revoking or changing such shareholder’s vote.
Q:	Will CABF be required to submit the proposal to adopt the Merger Agreement to its shareholders even if the CABF board of directors has withdrawn, modified, or qualified its recommendation?
A:	Yes. Unless the Merger Agreement is terminated before the CABF special meeting, CABF is required to submit the proposal to adopt the Merger Agreement to its shareholders even if the CABF board of directors has withdrawn or modified its recommendation.
Q:	What if I oppose the Merger? Do I have dissenters’ rights?
A:	CABF shareholders who do not vote in favor of approval of the Merger Agreement and otherwise comply with all of the procedures of Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”) will be entitled to receive payment in cash of the fair value of their shares of CABF common stock as ultimately determined under the statutory process. A copy of Chapter 13 of the SCBCA is attached as Annex B to this proxy statement/prospectus. The fair value, as determined under the statute, could be more than the merger consideration but could also be less. The provisions of South Carolina law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights.

Q:	What are the tax consequences of the Merger to me?
A:	In general, the conversion of your shares of CABF common stock into Parent common stock in the Merger will be tax-free for United States federal income tax purposes. You generally will recognize gain in an amount up to the cash you receive in the Merger, but you may not recognize loss if you receive any Parent common stock in the Merger. Additionally, you will recognize gain or loss on any cash that you receive in lieu of fractional shares of Parent’s common stock. You should consult with your tax adviser for the specific tax consequences of the Merger to you. For a detailed discussion of the tax consequences to you of the Merger, see “The Merger— Material U.S. federal income tax consequences of the Merger” on page 42.
Q:	When and where is the special meeting?
A:	The CABF special meeting will take place on , , at , local time, at CABF’s headquarters located at 200 South Church Street, Spartanburg, South Carolina 29306.
Q:	Who may attend the meeting?
A:	Only CABF shareholders as of the record date may attend the special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or a valid proof of identification to be admitted into the meeting. If you hold your CABF shares in street name, you will need to present a “legal proxy” or other acceptable documentation from your bank, broker or nominee and valid proof of identification to be admitted into the meeting.
Q:	Should I send in my stock certificates now?
A:	No. Either at the time of closing or shortly after the Merger is completed, the exchange agent for the Merger will send you a letter of transmittal with instructions informing you how to surrender your stock certificates and/or book-entry shares to the exchange agent. You should use the letter of transmittal to exchange your CABF stock certificates for the merger consideration. Do not send in your stock certificates with your proxy form.
Q:	When is the Merger expected to be completed?
A:	We will try to complete the Merger as soon as reasonably possible. Before that happens, the Merger Agreement must be approved by CABF’s shareholders and we must obtain the necessary regulatory approvals. Assuming CABF shareholders vote to approve the Merger and adopt and approve the Merger Agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the Merger Agreement, we expect to complete the Merger in the first half of 2019. See “Description of the Merger Agreement—Conditions to completion of the Merger” on page 60.
Q:	Is completion of the Merger subject to any conditions besides shareholder approval?
A:	Yes. The Merger must receive the required regulatory approvals, and there are other closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the Merger” on page 60.
Q:	Are there risks I should consider in deciding how to vote on the Merger Agreement?
A:	Yes, in evaluating the Merger Agreement, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 18.
Q:	What happens if the Merger is not completed?
A:	If the Merger is not completed, CABF shareholders will not receive any consideration for their shares of CABF common stock in connection with the Merger. Instead, CABF will remain an independent company and CABF common stock will continue to be quoted over-the-counter on the OTCQX market of the OTC Markets Group, Inc. (the “OTCQX”). In addition, if the Merger Agreement is terminated in certain circumstances, CABF may be required to pay a termination fee. See “Description of the Merger Agreement—Termination fee,” beginning on page 62, for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Who can answer my other questions?
A:	If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of CABF common stock, please contact CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304, Attention: Lamar Simpson, or CABF’s proxy solicitor, D.F. King & Co., Inc., by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, by email at cabf@dfking.com, or by telephone at (212) 269-5550 (for banks and brokers) or (866) 829-0135 (for all others, collect).

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the Merger more fully, you should read this entire proxy statement/prospectus carefully, including the annexes and the documents referred to or incorporated by reference into this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. See “Where You Can Find More Information” beginning on page 76.

Information about Parent and CABF (See page 27)

Park National Corporation
50 North Third Street, P.O. Box 3500
Newark, Ohio 43058
(740) 349-8451

Park National Corporation, an Ohio corporation (“Parent,” “we,” “our” or “us”), is a financial holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Parent was initially incorporated under Delaware law in 1986 and began operations as a bank holding company in 1987. In 1992, Parent changed its state of incorporation to Ohio.

Headquartered in Newark, Ohio, Parent had $7.8 billion in total assets as of September 30, 2018. Parent organization principally consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Parent’s banking operations are conducted through its subsidiary, The Park National Bank, and its divisions, which include Park National Bank Division, Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and NewDominion Bank Division; and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). The Parent organization also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Parent’s principal executive offices are located at 50 North Third Street, Newark, Ohio 43055. Its telephone number is (740) 349-8451 and its website is www.parknationalcorp.com. Parent’s common shares, each without par value, are listed on NYSE American, under the symbol “PRK.”

The Park National Bank, a national banking association, is a wholly-owned subsidiary of Parent (“Park National”). Park National has its main office in Newark, Ohio and financial service offices in Ashland, Athens, Butler, Champaign, Clark, Clermont, Coshocton, Crawford, Darke, Fairfield, Franklin, Greene, Guernsey, Hamilton, Hocking, Holmes, Knox, Licking, Madison, Marion, Mercer, Miami, Morrow, Muskingum, Perry, Richland, Tuscarawas, Warren and Wayne Counties in Ohio and in Jefferson County, Kentucky and Iredell and Mecklenburg Counties in North Carolina. Park National engages in the commercial banking and trust business, generally in small and medium population Ohio communities in addition to operations within the metropolitan areas of Columbus and Cincinnati, Ohio, Louisville, Kentucky and Charlotte, North Carolina. Park National operates 112 financial service offices, including 109 branches, through its 11 banking divisions. Park National has a network of 136 automated teller machines, as well as telephone and internet-based banking through both personal computers and mobile devices.

CAB Financial Corporation
200 South Church Street
Spartanburg, South Carolina 29306
(864) 208-2265

CABF, a South Carolina corporation (“CABF”), is a bank holding company registered under the Bank Holding Company Act and formed in 2017 to serve as the holding company for Carolina Alliance Bank.

Carolina Alliance Bank is a state-chartered commercial banking institution incorporated under the laws of the State of South Carolina in 2007. Carolina Alliance Bank conducts a general banking business in the upstate region of South Carolina and western region of North Carolina. Carolina Alliance Bank presently has seven banking offices located in Spartanburg, Greenville, Powdersville, Easley and Anderson, South Carolina and

Asheville and Hendersonville, North Carolina, as well as a loan and lease production office in Charlotte, North Carolina. Carolina Alliance Bank provides full-service banking services to individuals and businesses, including accepting demand and time deposits, providing consumer and commercial loans, and offering commercial lease financing.

CABF’s principal executive offices are located at 200 South Church Street, Spartanburg, South Carolina 29306. Its telephone number is (864) 208-2265, and its website is www.carolinaalliancebank.com. CABF common stock is quoted on the OTCQX under the symbol “CABF.”

The Merger and the Merger Agreement (See pages 27, 54 and Annex A)

The Merger of CABF with and into Parent is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions set forth in the Merger Agreement are satisfied or waived, CABF will be merged with and into Parent and will cease to exist. Following the completion of the Merger, Carolina Alliance Bank will merge with and into Park National. After the consummation of the Bank Merger, Park National will continue as the surviving bank and remain a wholly-owned subsidiary of Parent. The Merger Agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the Merger Agreement carefully and fully, as it is the legal document that governs the Merger.

What CABF shareholders will receive (See page 54)

If the Merger is completed, each share of CABF’s common stock (except for excluded shares and dissenters’ shares) will be converted into the right to receive (i) $3.80 in cash, which we refer to as the “cash consideration,” and (ii) 0.1378 shares of Parent common stock, which we refer to as the “stock consideration.” The cash consideration and the stock consideration are referred to collectively as the “merger consideration.”

Each CABF stock option that has an exercise price per share that is less than $19.00 will be canceled and converted automatically into the right to receive (without interest) the merger consideration with respect to each net share. A “net share” means with respect to a CABF stock option, the quotient obtained by dividing (i) the product of (x) the excess, if any, of $19.00 over the per share exercise price of such CABF stock option multiplied by (y) the number of shares of CABF common stock subject to such CABF stock option, by (ii) $19.00. At the effective time, each award in respect of a share of CABF common stock subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the effective time (which we refer to as a “CABF restricted stock award”) will fully vest and be converted into the right to receive, without interest, the merger consideration payable under the Merger Agreement.

Including payment to be made for cancelling the stock options, the fully diluted total merger consideration is valued at approximately $143 million (based on the number of CABF stock options and common shares outstanding on October 31, 2018 and Parent’s 20-day average closing price of $110.34 through September 7, 2018).

The value of the cash consideration is fixed at $3.80 per share. However, the implied value of the stock consideration will fluctuate as the market price of Parent common stock fluctuates before the completion of the Merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Parent common stock or the price of Parent common stock at the time of the special meeting.

Exchange of CABF common stock (See page 55)

Once the Merger is complete, the exchange agent will mail you transmittal materials and instructions for exchanging your CABF stock certificates for shares of Parent common stock to be issued by book-entry transfer.

Material U.S. federal income tax consequences of the Merger (See page 42)

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a condition to the completion of the Merger, Squire Patton Boggs (US) LLP, counsel to Parent, and Nelson Mullins Riley & Scarborough LLP, counsel to CABF, must deliver opinions, dated the closing date of the Merger, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger qualifies as a tax-free reorganization, subject to the limitations and more detailed discussion set forth below in the section entitled “Material U.S. federal income tax consequences of the Merger,” a CABF shareholder that is a U.S.

holder (defined below in the section entitled “Material U.S. federal income tax consequences of the Merger”) and that exchanges all of its shares of CABF common stock for Parent common stock and cash pursuant to the Merger will recognize gain (but not loss), and such shareholder’s taxable gain in that case will not exceed the cash received in the Merger.

Tax matters are complicated, and the tax consequences of the Merger to a particular CABF shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled, “The Merger—Material U.S. federal income tax consequences of the Merger” beginning on page 42.

Reasons for the Merger (See pages 33 and 35)

CABF’s board of directors believes that the Merger is in the best interests of CABF and its shareholders, has unanimously adopted the Merger Agreement and unanimously recommends that its shareholders vote “FOR” approval of the Merger Agreement and the Merger contemplated therein.

In its deliberations and in making its determination, CABF’s board of directors considered numerous factors, including the following:

•	the business strategy and strategic plan of CABF, its prospects for the future, projected financial results and expectations relating to the proposed Merger;
•	the prospect of CABF’s shareholders becoming shareholders of a company with a much larger shareholder base resulting in a much more liquid common stock listed on the NYSE American;
•	the board of directors’ knowledge of and deliberation with respect to CABF’s business, operations, financial condition, earnings and prospects, and of Parent’s business, operations, financial condition, earnings and prospects, taking into account the results of CABF’s due diligence review of Parent and information provided by FIG Partners, LLC (“FIG”);
•	a review of the prospects, challenges and risks of CABF remaining independent versus merging with Parent given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry and the regulatory and compliance environment;
•	the ability of CABF’s shareholders to benefit from potential appreciation of Parent common stock, and the expectation that the combined entity will have superior future earnings and prospects compared to CABF’s earnings and prospects on an independent basis;
•	the expected cash dividend payments to be received by CABF’s shareholders, as shareholders of Parent following the Merger, due to the current quarterly cash dividend payment of $0.96 per share paid by Parent (while considering that Parent has no obligation to pay dividends in any particular amounts or at any particular times);
•	the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the CABF board believes is likely to continue to increase in the future;
•	the transaction multiples of the Merger consideration to CABF’s tangible book value and earnings and the premium over the recent trading price of CABF’s stock;
•	the financial analyses presented by FIG to the board of directors of CABF with respect to the Merger and the opinion delivered to the board of directors by FIG on September 11, 2018 to the effect that, as of the date of FIG’s opinion, the merger consideration set forth in the Merger Agreement was fair to the holders of CABF common stock from a financial point of view;

•	the value of Parent common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Parent and Park National, taking into account the results of CABF’s due diligence investigation of Parent and Park National;
•	the familiarity of CABF’s board of directors and management team with Park National and its business, operations, culture, customers, directors, executive officers and employees;
•	the compatibility of CABF’s business, operations and culture with those of Park National;
•	the possible effects of the proposed Merger on CABF’s employees and customers; and
•	the likelihood that the Merger will be completed on a timely basis, including the likelihood that the Merger will receive all necessary regulatory approvals in a timely manner.

Parent’s board of directors concluded that the Merger is in the best interests of Parent and its shareholders. In deciding to approve the Merger, Parent’s board of directors considered a number of factors, including:

•	management’s view that the acquisition of CABF by Parent provides continued growth opportunities in the attractive Carolinas market;
•	a review of the demographic, economic and financial characteristics of the markets in which CABF operates, including existing and potential competition and history of the market areas with respect to financial institutions;
•	Parent management’s view of the people, culture, credit underwriting standards and overall conservative nature of CABF;
•	Parent management’s review of CABF’s business, operations, earnings and financial condition, including its management, capital levels and asset quality;
•	its review and discussions with Parent’s management concerning the due diligence examination of CABF;
•	efficiencies to come from integrating CABF’s operations into Parent’s existing operations, including the potential to leverage Parent’s capital, liquidity and operational strengths, product set and capabilities to accelerate growth of CABF;
•	the financial and other terms of the Merger Agreement, including merger consideration, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CABF’s business, operations and workforce with those of Parent;
•	the potential risk of diverting management attention and resources from the operation of Parent’s business and towards the completion of the Merger and the integration of the two companies;
•	the likelihood that the Merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner; and
•	the anticipated pro forma financial impact of the Merger on the combined company, including the expected impact on earnings, return on assets, return on equity, tangible book value dilution (and earn-back period) and regulatory capital levels.

Opinion of CABF’s financial advisor (See page 35 and Annex C)

On September 11, 2018, FIG rendered its oral opinion to the CABF board of directors, which was subsequently confirmed in writing, to the effect that, as of September 11, 2018 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG as set forth in its opinion, the merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to CABF shareholders.

FIG’s opinion was directed to the CABF board of directors and relates only to the fairness of the merger consideration to be received by CABF shareholders, from a financial point of view. FIG’s opinion does not address any other aspect of the Merger and is not a recommendation to any CABF shareholder as to how such shareholder should vote at the special meeting.

The full text of FIG’s September 11, 2018 opinion is included as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG in rendering its opinion. FIG shareholders are urged to read the entire opinion carefully in connection with their consideration of the Merger Agreement.

Board recommendation to CABF shareholders (See page 33)

CABF’s board of directors believes that the Merger of CABF with and into Parent is in the best interests of CABF and its shareholders. CABF’s board of directors unanimously recommends that you vote “FOR” approval of the Merger Agreement and the Merger contemplated therein.

Interests of officers and directors of CABF in the Merger may be different from, or in addition to, yours (See page 46)

When you consider the CABF board of directors’ recommendation to vote in favor of the approval of the Merger Agreement, you should be aware that some of CABF’s directors and officers may have interests in the Merger that are different from, or in addition to, your interests as shareholders. CABF’s board of directors was aware of these interests and took them into account in approving the Merger. These interests include, among others, proposed employee benefits for those who become employees of Parent or Park National after the Merger, benefits provided pursuant to employment agreements entered into between Park National and certain executive officers of CABF and Carolina Alliance Bank, benefits payable to certain executive officers of CABF and Carolina Alliance Bank under existing employment and change in control agreements, the appointment of certain CABF directors to the CABF divisional advisory board of Park National, and the provision of merger consideration in exchange for the cancellation of outstanding CABF stock options and shares subject to CABF restricted stock awards.

Parent has agreed to use its reasonable best efforts to maintain in effect the current directors’ and officers’ liability insurance policies maintained by CABF or otherwise provide insurance policies of at least the same coverage, subject to limits on availability and cost, for six years. Parent has also agreed to indemnify and hold harmless the current and former directors, officers and employees of CABF and its subsidiaries for all actions taken by them in such capacities prior to the effective time of the Merger, and assume all obligations of CABF and its subsidiaries to such directors, officers and employees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in their organizational documents.

CABF shareholders will have dissenters’ rights in connection with the Merger (See page 51)

CABF shareholders may assert dissenters’ rights with respect to the Merger and, upon complying with the requirements of Chapter 13 of the SCBCA, will be entitled to receive the fair value of their shares in cash instead of the merger consideration.

In general, to preserve their dissenters’ rights, CABF shareholders who wish to exercise these rights must:

•	be entitled to vote on the Merger;
•	deliver to CABF, before CABF’s special meeting of shareholders, written notice of the shareholder’s intent to demand payment if the Merger is effectuated;
•	not vote their shares for approval of the Merger Agreement; and
•	comply with the other procedures set forth in Chapter 13, Article 2 the SCBCA.

A copy of Chapter 13 of the SCBCA pertaining to dissenters’ rights is attached as Annex B to this proxy statement/prospectus. You should read the text of the statutes carefully and consult with your legal counsel if you intend to exercise these rights.

The Merger and the performance of the surviving entity are subject to a number of risks (See page 18)

There are a number of risks relating to the Merger and to the businesses of Parent, CABF and the surviving entity following the Merger. See the “Risk Factors” beginning on page 18 of this proxy statement/prospectus for a discussion of these and other risks and see also the documents that Parent has filed with the SEC and which are incorporated by reference into this proxy statement/prospectus.

CABF shareholder approval will be required to complete the Merger and approve the other proposals set forth in the notice of special meeting (See page 24)

For the Merger to be approved, the Merger Agreement must be approved by the affirmative vote of the holders owning at least two-thirds of the shares of common stock outstanding and entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, will be approved if the votes cast at the special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal. To establish a quorum, shareholders holding at least a majority of the shares of CABF common stock issued and outstanding and entitled to vote at the special meeting must be present in person or by proxy at the special meeting. Shareholders may vote their shares in person at the special meeting or by signing and returning the enclosed proxy form (or by appointing the proxies to vote their shares by telephone or Internet).

CABF’s directors and executive officers, and certain Carolina Alliance Bank executive officers, who own shares of CABF common stock have agreed to vote their shares in favor of the Merger at the special meeting. These CABF directors and executive officers and Carolina Alliance Bank executive officers and their affiliates beneficially owned 822,635 shares of CABF common stock (inclusive of shares underlying exercisable stock options), or approximately 11.0% of CABF’s common stock outstanding, as of October 31, 2018. Parent’s shareholders will not be voting on the Merger Agreement. See “The Merger—Voting agreements” on page 50.

CABF special meeting (See page 24)

The special meeting of shareholders will be held at CABF’s headquarters located at 200 South Church Street, Spartanburg, South Carolina 29306, on          ,    at          , local time. CABF’s board of directors is soliciting proxies for use at the special meeting. At the special meeting, CABF shareholders will be asked to vote on a proposal to approve the Merger Agreement.

Record date for the special meeting; revocability of proxies (See pages 24 and 25)

You may vote at the special meeting if you own shares of CABF common stock of record at the close of business on          ,    . You will have one vote for each share of CABF common stock you owned on that date. Shareholders of record may change their vote or revoke a previously given proxy prior to the special meeting by filing with the secretary of CABF a duly executed revocation of proxy or submitting a new proxy form with a later date. Shareholders of record may also vote in person at the special meeting.

Completion of the Merger is subject to regulatory approvals (See page 45)

The Merger cannot be completed until Parent and Park National receive the necessary regulatory approvals, waivers, or consents from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and the South Carolina State Board of Financial Institutions (the “SCBFI”). Parent submitted a waiver request to the Federal Reserve Board and an application with the SCBFI on November 2, 2018. Park National submitted an application with the OCC on November 2, 2018. The Merger also is subject to the United States Department of Justice’s competitive review process.

Conditions to the Merger (See page 60)

Closing Conditions for the Benefit of All Parties. Each of Parent’s and CABF’s obligations to complete the Merger are subject to fulfillment of certain conditions, including:

•	no applicable law or order by governmental authority making illegal or preventing or prohibiting the consummation of the Merger;
•	receipt of all regulatory approvals containing no unduly burdensome conditions and expiration of all statutory waiting periods;

•	all required consents, authorizations, waivers or approvals having been obtained; and
•	the registration statement having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of Parent common stock pursuant to the Merger having been received.

Closing Conditions for the Benefit of Parent. Parent’s obligations to complete the Merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of CABF in the Merger Agreement as of the closing date, except as otherwise set forth in the Merger Agreement;
•	performance by CABF in all material respects of its agreements under the Merger Agreement;
•	adoption of the Merger Agreement at the special meeting by CABF shareholders holding the requisite voting power under its charter documents and applicable law;
•	delivery by CABF of duly executed option cancellation agreements, certificates and documents as provided in the Merger Agreement;
•	no new enforcement actions initiated against CABF by any regulatory agency which, individually or in the aggregate, would reasonably be expected to materially affect CABF’s ability to conduct its business as currently being conducted;
•	holders of no more than 10% of the CABF common stock having taken the actions required under the SCBCA to qualify their CABF common stock as appraisal shares;
•	Parent receiving a written opinion of Squire Patton Boggs (US) LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on CABF.

Closing Conditions for the Benefit of CABF. CABF’s obligations to complete the Merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Parent in the Merger Agreement as of the closing date, except as otherwise set forth in the Merger Agreement;
•	performance by Parent in all material respects of its agreements under the Merger Agreement;
•	delivery by Parent of certain other certificates and documents as provided in the Merger Agreement;
•	CABF receiving a written opinion of Nelson Mullins Riley & Scarborough LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent.

How the Merger Agreement may be terminated by Parent and CABF (See page 61)

Parent and CABF may mutually agree to terminate the Merger Agreement and abandon the Merger at any time. Subject to conditions and circumstances described in the Merger Agreement, Parent, on the one hand, or CABF, on the other hand, as the case may be, may terminate the Merger Agreement as follows:

•	by either party if the Merger is not completed by September 12, 2019; provided, that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to close on or prior to such date;
•	by either party in the event of a material breach by the other party of its representation or warranty or obligations contained in the Merger Agreement, which breach cannot be or has not been cured within

30 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition; provided that the terminating party is not in material breach of any covenant or agreement under the Merger Agreement;

•	by either party if final action has been taken by a regulatory agency whose approval is required for the Merger, which final action has become final and nonappealable and does not approve the Merger;
•	by either party if any governmental authority has enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the Merger;
•	by Parent if the board of directors of CABF fails to make a recommendation to CABF shareholders to adopt the Merger Agreement or withdraws or modifies its recommendation in a manner adverse to Parent, or CABF has materially breached its covenant not to solicit alternative acquisition proposals or its obligation to hold a special meeting of shareholders to obtain approval of the Merger Agreement by CABF’s shareholders;
•	in certain circumstances, by either party if CABF has received and would accept a superior acquisition proposal from a third party; or
•	by either party if the CABF shareholders fail to adopt the Merger Agreement.

Termination fees may be payable under some circumstances (See page 62)

If the Merger Agreement is terminated (i) by Parent because the board of directors of CABF fails to make recommendation to CABF shareholders to adopt the Merger Agreement or withdraws or modifies its recommendation in a manner adverse to Parent, or CABF has materially breached its covenant not to solicit alternative acquisition proposals or its obligation to hold a special meeting of shareholders to obtain approval of the Merger Agreement by CABF’s shareholders, or (ii) by either party if CABF has received and would accept a superior alternative proposal from a third party, Parent may be owed a termination fee from CABF in the amount of $5,317,500. See “Description of the Merger Agreement—Termination fee.”

Voting agreements (See page 50)

CABF’s directors and executive officers, and certain executive officers of Carolina Alliance Bank, who own shares of CABF common stock have agreed to vote their shares in favor of the Merger at the special meeting. These CABF directors and executive officers and Carolina Alliance Bank executive officers and their affiliates beneficially owned 822,635 shares of CABF common stock (inclusive of shares underlying exercisable stock options), or approximately 11.0% of CABF’s common stock outstanding, as of October 31, 2018. Parent’s shareholders will not be voting on the Merger Agreement.

The voting agreements will terminate at the earliest to occur of: termination of the Merger Agreement, effectiveness of the Merger, a material modification to the Merger Agreement that adversely impacts the consideration payable to CABF shareholders, and 18 months following execution of the voting agreements.

Accounting treatment of the Merger

The Merger will be accounted for as a purchase transaction in accordance with accounting principles generally accepted in the United States.

Certain differences in Parent shareholder rights and CABF shareholder rights (See page 65)

Parent is an Ohio corporation and a financial holding company registered under the Bank Holding Company Act, while CABF is a South Carolina corporation and a bank holding company registered under the Bank Holding Company Act. Although the rights of the holders of Parent common shares and those of holders of CABF common shares are similar in many respects, there are some differences. These differences relate to differences between the provisions of Ohio law governing corporations and the provisions of South Carolina law governing corporations, as well as differences between provisions of Parent’s articles of incorporation and regulations and CABF’s articles of incorporation and bylaws. Certain of these differences are described in detail in the section entitled “Comparison of rights of Parent shareholders and CABF shareholders” beginning on page 65. After completion of the Merger, CABF shareholders who receive shares of Parent common stock in exchange for their shares of CABF common stock will become Parent shareholders and their rights will be governed by Parent’s articles of incorporation and regulations, in addition to laws and requirements that apply to public companies.

Parent shares will be listed on NYSE American (See page 63)

The shares of Parent common stock to be issued pursuant to the Merger will be listed on NYSE American under the symbol “PRK.”

Comparative per share market price and dividend information

Parent’s common shares, each without par value, are listed on NYSE American, under the symbol “PRK.” As of          ,    , the last date prior to distribution of this proxy statement/prospectus for which it was practicable to obtain this information, there were       shares of Parent common stock outstanding and Parent had approximately shareholders of record.

CABF common shares are quoted on the OTCQX under the symbol “CABF,” however, the shares do not have an active trading market and are not traded frequently. As of          ,    , the last date prior to distribution of this proxy statement/prospectus for which it was practicable to obtain this information, there were          CABF common shares outstanding, which were held by approximately          holders of record.

The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of Parent common stock during the periods indicated and the cash dividends declared per share of Parent common stock.

	High	Low	Dividend Declared
Year Ended December 31, 2015
First Quarter	$88.39	$79.46	$0.94
Second Quarter	90.00	81.01	0.94
Third Quarter	90.92	80.15	0.94
Fourth Quarter	99.68	84.27	0.94
Year Ended December 31, 2016
First Quarter	$91.80	$79.01	$0.94
Second Quarter	95.45	85.35	0.94
Third Quarter	97.20	87.55	0.94
Fourth Quarter	122.88	94.05	0.94
Year Ended December 31, 2017
First Quarter	$120.66	$102.20	$0.94
Second Quarter	111.55	97.85	0.94
Third Quarter	109.48	92.42	0.94
Fourth Quarter	114.33	103.70	0.94
Year Ended December 31, 2018
First Quarter	$116.75	$97.70	$0.94
Second Quarter	119.00	101.00	1.21
Third Quarter	114.62	104.28	0.96
Fourth Quarter (through October 31, 2018)	106.94	84.60	0.96

The table below shows, for the quarters indicated, based on published financial sources, the reported high and low sales prices of CABF common stock as quoted on the OTCQX during the periods indicated and the cash dividends declared per share of CABF common stock. Sales prices reported prior to October 23, 2017 are for shares of common stock of Carolina Alliance Bank, which were traded on the OTCQX under the symbol “CRLN” prior to the formation of CABF and consummation of a reorganization that made Carolina Alliance Bank a wholly-owned subsidiary of CABF.

	High	Low	Dividend Declared
Year Ended December 31, 2015
First Quarter	$10.88	$9.30	$—
Second Quarter	10.88	10.20	—
Third Quarter	10.86	9.66	—
Fourth Quarter	10.34	9.57	—
Year Ended December 31, 2016
First Quarter	$9.65	$8.44	$—
Second Quarter	9.48	9.00	—
Third Quarter	9.52	9.14	—
Fourth Quarter	11.67	9.43	—
Year Ended December 31, 2017
First Quarter	$11.95	$10.95	$—
Second Quarter	11.85	11.62	—
Third Quarter	12.40	11.67	—
Fourth Quarter	12.50	11.75	—
Year Ended December 31, 2018
First Quarter	$12.65	$12.16	$—
Second Quarter	12.70	12.17	—
Third Quarter	17.95	11.50	—
Fourth Quarter (through October 31, 2018)	17.70	15.50	—

The following table presents the closing prices of CABF common stock and Parent common stock on September 12, 2018, the last trading day before the public announcement of the Merger Agreement, and          ,          , the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of CABF common stock, which we calculated by multiplying the closing price of Parent common stock on those dates by the exchange ratio of 0.1378 shares of Parent common stock per share of CABF common stock and then adding the cash consideration of $3.80.

	CABF Closing Price	Parent Closing Price	Cash Consideration	Estimated Equivalent Per Share Value (for Stock Consideration)
September 12, 2018	$12.15	$108.51	$3.80	$18.75
,			$3.80

The above table shows only historical comparisons. These comparisons may not provide meaningful information to CABF shareholders in determining whether to approve the Merger Agreement. CABF shareholders are urged to obtain current market quotations for shares of Parent common stock and CABF common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the Merger Agreement. The market prices of Parent common stock and CABF common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the Merger. No assurance can be given concerning the market prices of CABF common stock or Parent common stock before or after the effective date of the Merger. Changes in the market price of Parent common stock prior to the completion of the Merger will affect the market value of the merger consideration that CABF shareholders will receive upon completion of the Merger.

Comparative per share data

The following table presents selected comparative per share data for Parent common stock and CABF common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Parent and related notes that are incorporated by reference in this proxy statement/prospectus by reference. The historical per share data is derived from unaudited financial statements as of and for the nine months ended September 30, 2018 and audited financial statements as of and for the year ended December 31, 2017.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Parent:
Diluted Earnings per share	$5.41	$5.47
Cash dividends declared per share	3.11	3.76
Book value per common share (at period end)	51.58	49.46
CABF:
Diluted Earnings per share	$0.49	$0.65
Cash dividends declared per share	—	—
Book value per common share (at period end)	10.99	10.86

Selected historical financial data of Parent

The following table summarizes selected historical consolidated financial data of Parent for the periods and as of the dates indicated. This information has been derived from Parent’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine months ended September 30, 2018 and September 30, 2017 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition Parent. You should not assume the results of operations for past periods and for the nine months ended September 30, 2018 and September 30, 2017 indicate results for any future period.

You should read this information in conjunction with Parent’s consolidated financial statements and related notes thereto included in Parent’s Annual Report on Form 10-K as of and for the year ended December 31, 2017, and in Parent’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2018, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 76 of this proxy statement/prospectus.

SELECTED FINANCIAL DATA

	Nine Months Ended September 30, (unaudited)		December 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Results of Operations:
Interest income	$228,634	$212,455	$286,424	$276,258	$265,074	$265,143	$262,947
Interest expense	31,366	32,174	42,665	38,172	37,442	40,099	41,922
Net interest income	197,268	180,281	243,759	238,086	227,632	225,044	221,025
Provision for (recovery of) loan losses	4,586	8,740	8,557	(5,101)	4,990	(7,333)	3,415
Net interest income after provision for (recovery of) loan losses	192,682	171,541	235,202	243,187	222,642	232,377	217,610
Non-interest income(1)	74,209	63,191	86,429	84,039	83,624	81,822	75,867
Non-interest expense(1)	166,158	149,723	203,162	204,331	192,687	193,783	184,105
Net income	84,126	61,411	84,242	86,135	81,012	83,957	76,869
Net income available to common shareholders	84,126	61,411	84,242	86,135	81,012	83,957	76,869

	Nine Months Ended September 30, (unaudited)		December 31,
(Dollars in thousands, except per share data)	2018	2017	2017	2016	2015	2014	2013
Per common share:
Net income per common share basic	$5.46	$4.01	$5.51	$5.62	$5.27	$5.45	$4.99
Net income per common share - diluted	5.41	3.99	5.47	5.59	5.26	5.45	4.99
Cash dividends declared	3.11	2.82	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$5,401,631	$5,314,501	$5,327,507	$5,122,862	$4,909,579	$4,717,297	$4,514,781
Investment securities	1,507,248	1,562,340	1,557,156	1,504,667	1,478,208	1,432,692	1,377,887
Money market instruments and other	79,256	271,778	262,100	198,197	342,997	204,874	272,851
Total earning assets	6,988,135	7,148,619	7,146,763	6,825,726	6,730,784	6,354,863	6,165,519
Non-interest bearing deposits	1,626,370	1,522,802	1,544,986	1,414,885	1,311,628	1,196,625	1,117,379
Interest bearing deposits	4,467,206	4,363,065	4,348,110	4,165,919	4,155,196	3,820,928	3,742,361
Total deposits	6,093,576	5,885,867	5,893,096	5,580,804	5,466,824	5,017,553	4,859,740
Short-term borrowings	$225,310	$223,043	$229,193	$240,457	$258,717	$263,270	$253,123
Long-term debt	424,615	806,584	788,491	776,465	793,469	867,615	870,538
Shareholders’ equity	771,907	753,017	755,839	737,737	710,327	680,449	643,609
Common shareholders’ equity	771,907	753,017	755,839	737,737	710,327	680,449	643,609
Total assets	7,581,798	7,743,132	7,741,043	7,416,519	7,306,460	6,893,302	6,701,049

Ratios:
Return on average assets(x)	1.48%	1.06%	1.09%	1.16%	1.11%	1.22%	1.15%
Return on average common equity(x)	14.57%	10.90%	11.15%	11.68%	11.40%	12.34%	11.94%
Net interest margin(2)	3.81%	3.44%	3.48%	3.52%	3.39%	3.55%	3.61%
Efficiency ratio(1)(2)	60.73%	60.61%	60.62%	62.96%	61.73%	62.98%	61.74%
Dividend payout ratio(3)	57.49%	70.68%	68.71%	67.29%	71.51%	69.02%	75.39%
Average shareholders’ equity to average total assets	10.18%	9.72%	9.76%	9.95%	9.72%	9.87%	9.60%
Common equity tier 1 capital	12.93%	12.76%	12.94%	12.83%	12.54%	N/A	N/A
Leverage capital	9.79%	9.08%	9.44%	9.56%	9.22%	9.25%	9.48%
Tier 1 capital	13.19%	13.03%	13.22%	13.11%	12.82%	13.39%	13.27%
Risk-based capital	14.06%	14.07%	14.14%	14.63%	14.49%	15.14%	15.91%
(1)	During the first quarter of 2018, Parent adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, pursuant to which an employer is required to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. All other components of net benefit cost are required to be presented in the income statement separately from the service cost. For Parent, this resulted in an increase in non-interest income and an offsetting increase in non-interest expense with no change to net income as well as increase to the efficiency ratio. This ASU is required to be applied retrospectively to all periods presented and therefore non-interest income, non-interest expense and the efficiency ratio for the five annual periods ending December 31, 2017 have been adjusted from the figures presented in Parent’s Annual Report on Form 10-K as of and for the year ended December 31, 2017.
(2)	Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% corporate federal income tax rate for 2018 and using a 35% corporate federal income tax rate for 2013-2017. The taxable equivalent adjustments were $2.1 million and $3.5 million for the nine months ended September 30, 2018 and 2017, respectively, and $5.0 million for 2017, $2.4 million for 2016, $865,000 for 2015, $845,000 for 2014, and $1.3 million for 2013.
(3)	Cash dividends paid divided by net income.
(x)	Reported measure uses net income available to common shareholders.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Special Notes Concerning Forward-Looking Statements” on page 22, you should consider the following risk factors carefully in deciding whether to vote to approve the Merger Agreement. Additional risks and uncertainties not presently known to Parent and CABF or that are not currently believed to be important to you, if they materialize, also may adversely affect the Merger and Parent.

In addition, Parent’s and CABF’s respective businesses are subject to numerous risks and uncertainties, including the risks and uncertainties described, in the case of Parent, in its Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference into this proxy statement/prospectus.

Risks relating to the Merger

Because the market price of Parent common stock may fluctuate, you cannot be certain of the precise value of the stock portion of the merger consideration you may receive in the Merger.

At the time the Merger is completed, each issued and outstanding share of CABF common stock (except for excluded shares and dissenters’ shares) will be converted into the right to receive (i) $3.80 in cash and (ii) 0.1378 shares of Parent common stock.

There will be a time lapse between each of the date of this proxy statement/prospectus, the date on which CABF shareholders vote to approve the Merger Agreement at the special meeting and the date on which CABF shareholders entitled to receive shares of Parent common stock under the Merger Agreement actually receive such shares. The market value of Parent common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Parent’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of CABF and Parent. Consequently, at the time CABF shareholders must decide whether to approve the Merger Agreement, they will not know the actual market value of the shares of Parent common stock they may receive when the Merger is completed. The value of the cash consideration is fixed at $3.80, but the actual value of the shares of Parent common stock received by the CABF shareholders will depend on the market value of shares of Parent common stock on that date. This value will not be known at the time of the special meeting and may be more or less than the current price of Parent common stock or the price of Parent common stock at the time of the special meeting.

Because CABF common stock is traded infrequently, it is difficult to determine how the fair value of CABF common stock compares with the merger consideration.

CABF common stock is quoted on the OTCQX. The market for CABF common stock has historically been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of CABF common stock. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of the shares of CABF common stock.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the Merger and the Bank Merger may be completed, Parent and Park National must obtain the necessary approvals, waivers, or consents from the Board of Governors of the Federal Reserve Board, the OCC, and the SCBFI. Other approvals, waivers, or consents from regulators may also be required. In determining whether to grant these approvals, the relevant governmental entities consider a variety of factors, including the regulatory standing of each party, the effect of the Merger and the Bank Merger on competition and the factors described under “The Merger—Regulatory approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay receipt of required approvals. The relevant governmental entities may impose conditions, limitations, obligations or restrictions on the conduct of the combined company’s business or require branch divestitures or changes to the terms of the Merger or the Bank Merger. There can be no assurance that relevant government entities will not impose conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of the Merger or the Bank Merger, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or otherwise reduce the anticipated benefits of the Merger or the Bank Merger. Additionally, the completion of the Merger and the Bank Merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the Merger or the Bank Merger.

In a recent approval order, the Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will not in the future allow the application to remain pending while the banking organization addresses its weaknesses. The Federal Reserve Board explained that, in the future, if issues arise during processing of an application, a banking organization will be required to withdraw its application pending resolution of any supervisory concerns. Accordingly, if there is an adverse development in either party’s regulatory standing, Parent may be required to withdraw the application for approval of the proposed Merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

The opinion that CABF has obtained from FIG Partners, LLC has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.

The opinion issued to the CABF board of directors by FIG, financial advisor to CABF, with respect to the fairness of the merger consideration to be received by CABF shareholders, from a financial point of view, speaks only as of September 11, 2018. Changes in the operations and prospects of Parent or CABF, general market and economic conditions and other factors which may be beyond the control of Parent and CABF, and on which the opinion was based, may have altered the value of Parent or CABF or the sale prices of shares of Parent common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the Merger is completed. FIG does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because CABF does not currently anticipate asking FIG to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the Merger is completed. The CABF board of directors’ recommendation that CABF shareholders vote “FOR” approval of the Merger Agreement, however, is made as of the date of this proxy statement/prospectus. See “The Merger— Opinion of CABF’s financial advisor” and Annex C to this proxy statement/prospectus.

Parent may be unable to successfully integrate CABF’s operations and may not realize the anticipated benefits of acquiring CABF.

Parent and CABF entered into the Merger Agreement with the expectation that Parent would be able to successfully integrate CABF’s operations and that the Merger would result in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether Parent is able to integrate and operate CABF in an efficient and effective manner, and general competitive factors in the market place. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the surviving entity’s businesses or the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the Merger and the integration of the two entities’ operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving entity after the Merger. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving entity’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of Parent and CABF in connection with their respective approvals of the Merger Agreement were the benefits that could result from the Merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or even that they will be realized at all.

CABF will be subject to business uncertainties while the Merger is pending, which could adversely affect its business.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on CABF, and, consequently, the surviving entity. Although CABF intends to take steps to reduce any adverse effects, these uncertainties may impair CABF’s ability to attract, retain and motivate key personnel until the Merger is consummated and for a period of time thereafter, and could cause customers and others that deal with

CABF to seek to change their existing business relationships with CABF. Employee retention at CABF may be particularly challenging during the pendency of the Merger, as employees may experience uncertainty about their roles with the surviving entity following the Merger.

Some of the directors and executive officers of CABF and Carolina Alliance Bank have interests and arrangements that could have affected their respective decisions to support or approve the Merger.

The interests of some of the directors and executive officers of CABF and Carolina Alliance Bank in the Merger are different from, and may be in addition to, those of CABF shareholders generally and could have affected their respective decisions to support or approve the Merger. These interests include:

•	Each employee who, in Parent’s sole discretion, continues employment with the surviving entity will be provided wages or salaries and employee benefits (excluding equity plans) that in the aggregate are substantially comparable to what he or she receives at CABF immediately prior to the closing date, subject to certain restrictions;
•	Certain executive officers of CABF and Carolina Alliance Bank have entered into employment agreements with Park National which provide for continued employment with Park National and certain other benefits;
•	Certain executive officers of CABF and Carolina Alliance Bank are entitled to benefits under existing employment and change in control agreements with CABF and Carolina Alliance Bank in the event of termination following the Merger;
•	Certain executive officers of CABF and Carolina Alliance Bank are entitled to benefits under an existing supplemental executive retirement plan upon closing of the Merger;
•	Following the Merger, a CABF divisional advisory board will be created and certain directors from the current board of directors of CABF, as agreed among the parties, will be appointed to serve on such CABF divisional advisory board;
•	Provision of merger consideration in exchange for the cancellation of outstanding CABF stock options and shares subject to CABF restricted stock awards;
•	Parent’s agreement to provide officers and directors of CABF with continuing indemnification rights for six years following the Merger; and
•	Parent’s agreement to provide directors’ and officers’ insurance to the officers and directors of CABF for six years following the Merger.

In addition, the directors and executive officers of CABF and certain executive officers of Carolina Alliance Bank who own shares of CABF common stock have entered into voting agreements that require them to vote all of their shares of CABF common stock in favor of the Merger Agreement at the special meeting. The voting agreements cover, in the aggregate, approximately 11.0% of CABF’s outstanding shares of common stock as of October 31, 2018. As a result, these directors and officers of CABF and Carolina Alliance Bank may be more likely to recommend to CABF’s shareholders the approval of the Merger Agreement than if they did not have these interests.

Termination of the Merger Agreement could negatively impact Parent or CABF.

If the Merger Agreement is terminated, there may be various consequences. For example, Parent’s or CABF’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Merger Agreement is terminated, the market price of Parent’s or CABF’s common stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed. If the Merger Agreement is terminated under certain circumstances, CABF may be required to pay to Parent a termination fee of approximately $5.3 million.

If the Merger is not completed, Parent and CABF will have incurred substantial expenses without realizing the expected benefits of the Merger.

Each of Parent and CABF has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the Merger. If the Merger is not completed, Parent and CABF would have to recognize these expenses without realizing the expected benefits of the Merger.

Risks relating to the businesses of Parent and CABF

CABF’s shareholders will not control Parent’s future operations.

Currently, CABF’s shareholders own 100% of CABF and have the power to approve or reject any matters requiring shareholder approval under South Carolina law and CABF’s articles of incorporation and bylaws. After the Merger, CABF shareholders are expected to become owners of approximately 6% of the outstanding shares of Parent common stock. Even if all former CABF shareholders voted together on all matters presented to Parent’s shareholders, from time to time, the former CABF shareholders most likely would not have a significant impact on the approval or rejection of future Parent proposals submitted to a shareholder vote.

The market price of Parent common stock after the Merger may be affected by factors different from those affecting the shares of CABF or Parent currently.

Upon completion of the Merger, holders of CABF common stock will become holders of Parent common stock. Parent’s business differs in important respects from that of CABF and, accordingly, the results of operations of the combined company and the market price of Parent common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Parent and CABF. For example, Parent operates branches in certain states of the United States, including Ohio, where CABF does not. Accordingly, the results of operations of Parent will be affected by business and other developments in certain areas of the country to a larger extent than those of CABF. For a discussion of the businesses of Parent and CABF and of some important factors to consider in connection with those businesses, please see “Summary—Information About Parent and CABF” and see also the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Parent and Park National have not previously operated in many of CABF and Carolina Alliance Bank’s market areas.

CABF’s and Carolina Alliance Bank’s primary market areas are the upstate South Carolina and western North Carolina markets. The banking business in these markets is extremely competitive, and the level of competition may increase further in the future. Park National has not previously achieved substantial penetration into these market areas and there may be unexpected challenges and difficulties in doing so that could adversely affect Park National following the completion of the merger.

The shares of Parent common stock to be received by CABF’s shareholders as a result of the Merger will have different rights from the shares of CABF common stock.

Upon completion of the Merger, CABF shareholders will become Parent shareholders and their rights as shareholders will be governed by Ohio law and Parent’s articles of incorporation and regulations. The rights associated with CABF common stock are different from the rights associated with Parent common stock. Please see the section entitled “Comparison of rights of Parent shareholders and CABF shareholders” beginning on page 65 for a discussion of the different rights associated with Parent common stock.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS

This document contains, and the documents into which it may be incorporated by reference may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of Parent’s and CABF’s goals, intentions and expectations; statements regarding Parent’s business plan and growth strategies; and estimates of Parent’s and CABF’s risks and future costs and benefits, whether with respect to the Merger or otherwise. Words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of Parent’s Annual Report on Form 10-K for the year ended December 31, 2017 and in any of Parent’s subsequent SEC filings. Parent and CABF intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the inability to close the Merger in a timely manner;
•	the failure to complete the Merger due to the failure of CABF shareholders to approve the merger proposal;
•	failure to obtain applicable regulatory approvals and meet other closing conditions to the Merger on the expected terms and schedule;
•	the potential impact of announcement or consummation of the Merger on relationships with third parties, including customers, employees, and competitors;
•	business disruption following the Merger;
•	difficulties and delays in integrating the CABF business or fully realizing cost savings and other benefits;
•	Parent’s potential exposure to unknown or contingent liabilities of CABF;
•	the challenges of integrating, retaining, and hiring key personnel;
•	failure to attract new customers and retain existing customers in the manner anticipated;
•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the Merger;
•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;
•	changes in Parent’s stock price before closing, including as a result of the financial performance of CABF prior to closing;
•	operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Parent and CABF are highly dependent;

•	changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;
•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•	changes in interest rates, which may affect Parent’s or CABF’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of Parent’s or CABF’s assets, including its investment securities;
•	changes in accounting principles, policies, practices, or guidelines;
•	changes in Parent’s ability to access the capital markets;
•	natural disasters, war, or terrorist activities; and
•	other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting Parent’s or CABF’s operations, pricing, and services.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by Parent or CABF. Forward-looking statements speak only as of the date they are made and, except as required by law, neither Parent nor CABF undertakes any obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

INFORMATION ABOUT THE SPECIAL MEETING OF CABF SHAREHOLDERS

CABF’s board of directors is using this proxy statement/prospectus to solicit proxies from the holders of CABF common stock for use at the special meeting of CABF’s shareholders or any adjournment thereof.

Date, time and place of the special meeting

The special meeting will be held at CABF’s headquarters located at 200 South Church Street, Spartanburg, South Carolina 29306, on          ,    at          , local time.

Purpose of the special meeting

At the special meeting, CABF’s board of directors will ask you to vote upon the following:

•	a proposal to approve the Merger Agreement and thereby approve the Merger;
•	a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates; and
•	any other business that properly comes before the special meeting and any adjournment or postponement thereof.

In accordance with applicable law, no other business may come before the special meeting, except for business that properly comes within the purposes described in the notice of meeting, which purposes are described above.

Record date and voting rights for the special meeting

CABF has set the close of business on          ,          , as the record date for determining the holders of its common stock entitled to notice of and to vote at the special meeting. Only CABF shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were     shares of CABF common stock outstanding and entitled to vote at the special meeting. Each share of CABF common stock entitles the holder thereof to one vote on each matter submitted to the shareholders of CABF for consideration.

Quorum

The presence in person or by proxy of at least a majority of the shares issued and outstanding and entitled to vote at the special meeting is required for a quorum to be present at the special meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

With respect to shares held in “street name,” the holders of record have the authority to vote shares for which their customers do not provide voting instructions only on certain routine, uncontested items. In the case of non-routine or contested items, the nominee institution holding street name shares cannot vote the shares if it has not received voting instructions from the beneficial owner. When a nominee institution returns a proxy on one or more routine matters, but does not vote on a non-routine matter, these are considered to be “broker non-votes.” Since there are no routine items to be voted on at the special meeting, nominee record holders that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares; as a result, these shares will not be considered present at the special meeting and will not count towards the satisfaction of a quorum. If you hold your shares in “street name,” please give your broker, bank or other nominee instructions on how to vote your shares to ensure your shares are counted as present for purposes of establishing a quorum at the special meeting.

Vote required

For the Merger to be approved, the Merger Agreement must be approved by the affirmative vote of the holders owning at least two-thirds of the shares of common stock outstanding and entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates requires the votes cast at the special meeting, in person or by proxy, in favor of the proposal exceed the votes cast against the proposal.

The failure of a CABF shareholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name,” which is referred to herein as a broker non-vote, will have the same effect as voting against the proposal to approve the Merger Agreement but will not effect the meeting adjournment proposal. For purposes of the shareholder vote, an abstention, which occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the Merger Agreement but will not effect the meeting adjournment proposal.

Shares held by CABF directors and executive officers; voting agreements

CABF directors and executive officers and certain executives of Carolina Alliance Bank who own shares of CABF common stock, whose aggregate ownership (inclusive of shares underlying exercisable stock options) represents approximately 11.0% of the outstanding shares of CABF common stock as of October 31, 2018, have committed to vote their shares in favor of the Merger. Parent’s shareholders will not be voting on the Merger Agreement. See “The Merger—Voting agreements” on page 50 for a description of the provisions of the voting agreements.

How to vote

Shareholders of record may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. If you are a holder of record, you can change your vote at the special meeting if you so desire.

The enclosed appointment of proxy, or proxy card, is solicited by the board of directors of CABF. The board of directors of CABF has selected the individuals named in the enclosed proxy card, or any of them, to act as proxies with full power of substitution. Shareholders of record may vote their shares by proxy at the special meeting by:

•	completing, signing, dating and returning the proxy card in the enclosed envelope provided for that purpose; or
•	by following the instructions included on the enclosed proxy card for voting your shares by phone or electronically by Internet.

If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the CABF board of directors recommends and will be voted “FOR” approval of the Merger Agreement and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement and the transactions it contemplates.

If your shares are held in street name by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to CABF or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. If you are a CABF shareholder and you do not instruct your broker on how to vote your shares, your broker will not vote your shares at the special meeting and, accordingly, your failure to vote will effectively be a vote against the Merger.

Revocability of proxies

Shareholders of record may revoke a prior given proxy at any time before it is voted by:

•	filing with CABF’s secretary a duly executed revocation of proxy;
•	submitting a new proxy card (in person or by Internet) with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304, Attention: Lamar Simpson. If you own your shares of CABF common stock beneficially through a broker, bank or other nominee, you should follow the instructions provided by such nominee with respect to revoking or changing your voting instructions.

Proxy solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of CABF in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. CABF will pay the costs associated with the solicitation of proxies for the special meeting. These costs may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners. CABF will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of CABF registered in the name of nominees.

CABF has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies and has agreed to pay D.F. King & Co., Inc. approximately $6,000 plus reasonable expenses for these services.

Other business; adjournments

CABF is not currently aware of any other business to be acted upon at the CABF special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement thereof, your proxies include discretionary authority on the part of the individuals appointed to vote your shares to act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time if the votes cast at the special meeting, in person or by proxy, in favor of the adjournment proposal exceed the votes cast against the proposal.

Assistance

If you have any questions concerning the Merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of CABF common stock, please contact CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304, Attention: Lamar Simpson, or CABF’s proxy solicitor, D.F. King & Co., Inc., by mail at 48 Wall Street, 22nd Floor, New York, New York 10005, by email at cabf@dfking.com, or by telephone at (212) 269-5550 (for banks and brokers) or (866) 829-0135 (for all others, collect).

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the Merger. While Parent and CABF believe that the description covers the material terms of the Merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Annexes, and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the Merger. The Merger Agreement attached hereto as Annex A, not this summary, is the legal document which governs the Merger.

General

The CABF board of directors is using this proxy statement/prospectus to solicit proxies from the holders of CABF common stock for use at the CABF special meeting, at which CABF shareholders will be asked to vote on the approval of the Merger Agreement and thereby approve the Merger. When the Merger is consummated, CABF will merge with and into Parent and will cease to exist. At the effective time of the Merger, holders of CABF common stock will exchange each share of CABF common stock for (i) $3.80 in cash, which we refer to as the “cash consideration,” and (ii) 0.1378 shares of Parent common stock, which we refer to as the “stock consideration.” See “Description of the Merger Agreement—Consideration to be received in the Merger” for a detailed description of the merger consideration. Following the completion of the Merger, Carolina Alliance Bank will merge with and into Park National. After the consummation of the Bank Merger, Park National will continue as the surviving bank and remain a wholly-owned subsidiary of Parent.

Only whole shares of Parent common stock will be issued in the Merger. As a result, any fractional shares of Parent’s common stock that CABF holders would otherwise be entitled to receive will be exchanged for a cash payment equal to the product of (i) the average closing price of Parent common stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the business day immediately prior to the closing date of the Merger and (ii) the fraction of a share of Parent common stock that such holder would otherwise be entitled to receive.

Neither (i) excluded shares, nor (ii) shares of CABF common stock held by CABF shareholders who elect to exercise their dissenters’ rights will be converted into merger consideration.

The companies

Parent

Parent, an Ohio corporation, is a financial holding company subject to regulation under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Parent was initially incorporated under Delaware law in 1986 and began operations as a bank holding company in 1987. In 1992, Parent changed its state of incorporation to Ohio.

Headquartered in Newark, Ohio, Parent had $7.8 billion in total assets as of September 30, 2018. Parent organization principally consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Parent’s banking operations are conducted through its subsidiary, The Park National Bank, and its divisions, which include Park National Bank Division, Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, United Bank, N.A. Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and NewDominion Bank Division; and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). The Parent organization also includes Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Parent’s principal executive offices are located at 50 North Third Street, Newark, Ohio 43055. Its telephone number is (740) 349-8451 and its website is www.parknationalcorp.com. Parent’s common shares, each without par value, are listed on NYSE American, under the symbol “PRK.”

Financial and other information relating to Parent, including information relating to Parent’s current directors and executive officers, is set forth in Parent’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q filed during 2018 and Current Reports on Form 8-K filed during 2018

(other than information in such documents that are deemed not to have been filed), which are incorporated by reference to this proxy statement/prospectus. Copies of these documents may be obtained from Parent as indicated under “Where You Can Find More Information” on page 76. See “Incorporation of Certain Information by Reference” on page 77.

Park National, a national banking association, is a wholly-owned subsidiary of Parent. Park National has its main office in Newark, Ohio and financial service offices in Ashland, Athens, Butler, Champaign, Clark, Clermont, Coshocton, Crawford, Darke, Fairfield, Franklin, Greene, Guernsey, Hamilton, Hocking, Holmes, Knox, Licking, Madison, Marion, Mercer, Miami, Morrow, Muskingum, Perry, Richland, Tuscarawas, Warren and Wayne Counties in Ohio and in Jefferson County, Kentucky and Iredell and Mecklenburg Counties in North Carolina. Park National engages in the commercial banking and trust business, generally in small and medium population Ohio communities in addition to operations within the metropolitan areas of Columbus and Cincinnati, Ohio, Louisville, Kentucky and Charlotte, North Carolina. Park National operates 112 financial service offices, including 109 branches, through its 11 banking divisions. Park National has a network of 136 automated teller machines, as well as telephone and internet-based banking through both personal computers and mobile devices.

CABF

CABF is a bank holding company registered under the Bank Holding Company Act and formed in 2017 to serve as the holding company for Carolina Alliance Bank.

Carolina Alliance Bank is a state-chartered commercial banking institution incorporated under the laws of the State of South Carolina in 2007. Carolina Alliance Bank conducts a general banking business in the upstate region of South Carolina and western region of North Carolina. Carolina Alliance Bank presently has seven banking offices located in Spartanburg, Greenville, Powdersville, Easley and Anderson, South Carolina and Asheville and Hendersonville, North Carolina, as well as a loan and lease production office in Charlotte, North Carolina. Carolina Alliance Bank provides full-service banking services to individuals and businesses, including accepting demand and time deposits, providing consumer and commercial loans, and offering commercial lease financing.

CABF’s principal executive offices are located at 200 South Church Street, Spartanburg, South Carolina 29306. Its telephone number is (864) 208-2265, and its website is www.carolinaalliancebank.com. CABF common stock is quoted on the OTCQX under the symbol “CABF.”

CABF’s proposals

At the CABF special meeting, holders of shares of CABF common stock will be asked to vote on the approval of the Merger Agreement and thereby approve the Merger. The Merger will not be completed unless CABF’s shareholders approve the Merger Agreement and thereby approve the Merger.

Background of the Merger

As part of its consideration and assessment of CABF’s long-term alternatives, prospects and strategies, the CABF board of directors periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally, establishing loan production offices, or affiliating with another institution. CABF had been periodically approached by larger banks and by investment groups looking to enter or expand in and around the upstate region of South Carolina and Western North Carolina. Until the post-November 2016 increase in valuation for community bank stock, CABF had determined to build value through making its own acquisitions, but began to reexamine this strategy after its acquisition of Pinnacle Bank of South Carolina in 2017.

In recent years, Parent’s management and board of directors have discussed a strategy of continuing to pursue organic growth and selected possible in-market mergers, while also considering mergers in certain specifically-identified markets, including the Carolinas, offering the possibility of greater growth than many of Park National’s more rural markets. On January 23, 2018, Parent and Park National entered into an Agreement and Plan of Merger and Reorganization with NewDominion Bank, a North Carolina state-chartered bank (“NewDominion”), which provided for the merger of NewDominion with and into Park National (the “NewDominion Merger”). The NewDominion Merger closed on July 1, 2018.

In April 2016, based on Parent’s indication of interest in engaging with financial institutions in the Carolinas, a representative of FIG Partners, LLC (“FIG”), a nationally known and experienced investment banking firm, accompanied Dan DeLawder, Chairman of Parent’s board of directors, Brady Burt, Parent’s Chief Financial Officer, and Bryan Campolo, Parent’s Vice President, Commercial Lending during a visit to CABF’s offices in Spartanburg, South Carolina for an introductory meeting with CABF’s then-current Chief Executive Officer, John Poole, and Chief Financial Officer, Lamar Simpson. At this meeting the parties discussed their respective institutions and their respective history, culture and operating models. Parent expressed its interest in certain high growth markets, including the Carolinas, and interest in possible loan participations with CABF. FIG had represented CABF in its two previous mergers and from time to time over the years had provided investment banking advice and strategic planning assistance to CABF.

On September 16, 2016, Mr. DeLawder and Parent’s Chief Executive Officer, David Trautman, met with both Mr. Poole and CABF’s then-current President, John Kimberly, again in Spartanburg, South Carolina. The purpose of this meeting was to introduce Mr. Trautman to Mr. Poole and Mr. Kimberly. The group engaged in a general discussion regarding the respective culture and strategy of their institutions.

On May 23, 2017, Mr. DeLawder, Mr. Campolo and Parent’s Executive Vice President, Matthew Miller, met with Mr. Poole and Mr. Simpson in Spartanburg, South Carolina. Similar to previous meetings, the purpose of the meeting was to continue to learn more about each of the respective institutions and to further the relationship between Parent and CABF.

In August 2017, Mr. Campolo met with Mr. Kimberly and Jeffrey Covington, CABF’s Chief Credit Officer in Asheville, North Carolina. The group discussed CABF’s lending culture and credit practices, as well as Park National’s credit culture and standards. Additionally, the parties discussed potential participation opportunities that might exist.

Following the integration of Pinnacle Bank of South Carolina after its acquisition by CABF in 2017, the CABF board of directors held an extensive strategic planning discussion on December 11, 2017 facilitated by a representative of FIG. During the discussion, the CABF board of directors considered its strategic options related to organic growth, bank acquisition and/or merger of equals opportunities, and partnership opportunities that might exist with larger banks. With an understanding that size and scale may provide increased long-term shareholder value, the CABF board of directors determined that growing internally or merely establishing loan production offices would likely not achieve the scale, and therefore the shareholder value, that was desired. However, a potential merger or strategic combination with a similar-sized or larger institution would likely achieve economies of scale to absorb increased regulatory compliance costs and additional operating costs and provide CABF with a better currency in the form of its common stock for future acquisitions. The CABF board of directors discussed approximately a dozen potential merger or strategic combination partners, each of which had been part of a universe of financial institutions identified by FIG as potential candidates for a strategic transaction. Some of these institutions were immediately eliminated due to illiquid currencies or heightened execution risk due to those institutions’ current involvement with other transactions. During the meeting, the CABF board of directors requested that the Strategic Planning Committee work with management and FIG to determine likely partnership scenarios with one or more of these institutions.

During December of 2017, a member of management of another potential strategic merger partner, which we refer to as “Institution B,” reached out to Mr. Poole to explore any interest CABF may have in considering such a partnership. Mr. Poole agreed to set up a meeting that would include Messrs. Kimberly and Simpson.

In early January of 2018, Messrs. Kimberly, and Simpson met with two senior representatives of a third potential strategic merger partner. This was an introductory meeting designed to explore interest in a business combination and did not result in an indication of interest from the potential strategic merger partner.

On January 3, 2018, Messrs. Trautman and Campolo met with Messrs. Kimberly and Simpson in Spartanburg, South Carolina. The group continued to discuss the respective organizational cultures and joint opportunities such as loan participations.

On January 15, 2018, Messrs. Poole, Kimberly, and Simpson met with a representative of Institution B in Spartanburg, South Carolina. This was an introductory meeting designed to familiarize the parties with the operations and cultures of the respective companies and to explore interest in a business combination.

Following the January 23, 2018 announcement of the transaction between NewDominion and Parent, Mr. Kimberly contacted Mr. Trautman to discuss the NewDominion transaction and to understand the level of interest that Parent may have in the region of the Carolinas served by CABF and, more specifically, CABF. Mr. Kimberly and Mr. Trautman were in contact periodically from late January 2018 through February 2018 discussing a possible strategic transaction between their respective institutions.

On January 29, 2018, a joint meeting of the CABF Executive Committee and Strategic Planning Committee was held in Spartanburg, South Carolina. Management provided the committees an update on strategic conversations that had transpired to date and next steps needed in order to advance those discussions.

On February 7, 2018, Messrs. Kimberly and Simpson, along with Terry Cash, Chairman of the CABF board of directors, met with a representative of management of Institution B in Spartanburg, South Carolina. The purpose of the meeting was to learn more about Institution B’s vision for a potential partnership.

On March 8, 2018, Parent and CABF entered into a Mutual Non-Disclosure Agreement for the purpose of exchanging confidential information that would allow both Parent and CABF to further explore a possible business relationship. An online dataroom was established to facilitate the exchange of confidential information between the two parties. Additionally, members of management of both Parent and CABF were available to each other to provide for further due diligence.

On April 2, 2018, Mr. Kimberly met in person with a member of management from Institution B. The purpose of the meeting was to express an interest in working to shape a potential partnership. Mr. Kimberly indicated that access to an online dataroom would be established for Institution B and that members of the CABF management team would be available to address due diligence questions. Similarly, CABF was to have access to like information from Institution B. The parties agreed to execute a Mutual Non-Disclosure Agreement, which agreement was executed promptly thereafter.

Additional meetings to address due diligence and organizational questions occurred between members of CABF management and Institution B management on April 6, April 30, May 9, and June 7, 2018.

On April 11, 2018, Mr. Trautman met with Mr. Kimberly and Mr. Simpson in Spartanburg, South Carolina. At this meeting, Mr. Kimberly informed Mr. Trautman that CABF was evaluating several strategic options, including whether to engage in a strategic transaction or whether to continue to operate independently. Mr. Kimberly presented Mr. Trautman with a preliminary indicative price of $21.00 per share of CABF common stock.

On April 18, 2018, Mr. Trautman called Mr. Kimberly to express that the implied purchase price conveyed by Mr. Kimberly was not acceptable to Parent. The parties agreed to remain in contact.

On April 27, 2018, Mr. Trautman met with Mr. Kimberly in Asheville, North Carolina to further discuss a possible strategic transaction and the implied purchase price related thereto. Mr. Trautman conveyed that, upon further analysis, Parent was comfortable continuing conversations with CABF and suggested a meeting to discuss potential cost savings that might be realized through the strategic combination.

On May 18, 2018, Mr. Kimberly, Mr. Simpson, and a representative of FIG met with Mr. Miller, Mr. Burt and Mr. Campolo in Spartanburg, South Carolina to further discuss the specifics of a potential combination between Parent and CABF. In particular, the parties spent time discussing potential cost savings that might be realized through a strategic combination.

After the May 18th meeting, Parent management determined that it would be in the best interests of Parent to explore a possible strategic transaction with CABF, subject to further input and approval by Parent’s board of directors.

On May 29, 2018, Parent’s Risk Committee met to discuss a possible transaction with CABF. Parent’s management presented to the Risk Committee financial modeling of a potential transaction and a general discussion of the merits of the transaction.

On May 31, 2018, Mr. Kimberly, Mr. Simpson, and a representative of FIG met with representatives of Institution B and representatives of its financial advisor in Spartanburg, South Carolina to further discuss the specifics of a potential combination between CABF and Institution B as well as conduct reciprocal due diligence review on each party. On June 8, 2018, Institution B presented a Letter of Intent for a proposed merger which contemplated an implied purchase price of $18.00 per share of CABF common stock with merger consideration to be paid entirely in the form of Institution B’s common stock and a fixed exchange ratio.

In early June, Parent began drafting a proposed Letter of Intent to be submitted to CABF. On June 8, 2018, Parent submitted to CABF the Letter of Intent for the proposed Merger. The Letter of Intent contemplated an implied purchase price of $18.50 per share of CABF common stock, with 80% of the merger consideration to be paid in Parent common stock and 20% to be paid in cash. The Letter of Intent also provided that CABF shareholders would have the right, subject to proration and adjustment, to elect to receive either stock consideration, cash consideration or some combination thereof.

On June 11, 2018, Mr. Trautman met with Mr. Kimberly in Asheville, North Carolina to discuss the Letter of Intent. On June 12, 2018, the Executive Committee of CABF’s board of directors met to review the Letter of Intent. After that meeting. Mr. Kimberly called Mr. Trautman to inform him that, contingent on slight modifications, including an increase in the purchase price to $19.00 per share of CABF common stock, the Executive Committee was prepared to recommend that the full CABF board of directors approve the Letter of Intent. A revised Letter of Intent reflecting the requested changes was delivered by Mr. Trautman to Mr. Kimberly on June 15, 2018. The revised Letter of Intent also provided that Parent would be granted exclusivity with respect to the proposed transaction for a period of 75 days after execution of the Letter of Intent.

Likewise, on June 15, 2018, Institution B presented a revised Letter of Intent for a proposed merger which contemplated the same form of consideration and same fixed exchange ratio, yet, due to an increase in Institution B’s stock price, the price was worth more than $18.00 per share (but less than Parent’s offer of $19.00 per share). The revised Letter of Intent also increased other nonfinancial benefits.

CABF’s full board of directors met on June 18, 2018 to review the Letters of Intent presented by Parent and Institution B. Upon review and discussion, the CABF board of directors approved the Letter of Intent presented by Parent, which was executed by CABF on June 19, 2018. A representative of FIG was present at the meeting to provide an analysis of each of the offers. At this same meeting, CABF formally retained FIG to serve as its financial advisor and also formally retained the law firm of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”) to serve as legal counsel in connection with the proposed transaction. From July 2018 through September 2018, Parent performed due diligence on CABF and CABF performed reverse due diligence on Parent. The parties concurrently worked to finalize the drafting of a definitive merger agreement during this period. FIG continued to provide advice, analysis, and recommendations to CABF during the due diligence process and the drafting of the definitive merger agreement. Parent formally retained Sandler O’Neill & Partners, L.P. on June 29, 2018 to serve as Parent’s financial advisor.

On July 22, 2018, Squire Patton Boggs (US) LLP, counsel to Parent, delivered the initial draft of the Merger Agreement to Parent’s management for review. After review, Parent management delivered the draft of the Merger Agreement to CABF management on July 30, 2018. The initial draft of the Merger Agreement provided a mechanism whereby CABF shareholders could elect to receive stock consideration, cash consideration or a combination thereof. For the next two weeks, CABF management reviewed the initial draft with FIG and Nelson Mullins as they continued their reverse due diligence review of Parent.

On August 2, 2018 and August 3, 2018, CABF management, including Messrs. Kimberly, Covington, and Simpson, visited Parent’s headquarters in Newark, Ohio to complete certain on-site reverse due diligence. The CABF management team also met with Parent’s senior executives during this time.

On August 10, 2018, Nelson Mullins provided CABF’s comments to the Merger Agreement to Parent’s legal counsel. Throughout the month of August 2018 and early September 2018, the parties continued to negotiate the terms of the Merger Agreement to resolve the remaining legal and business matters between them, which included confirmation of the implied merger consideration of $19.00 per share of CABF common stock. During this time, the parties also agreed to modify the merger consideration mechanics to provide for a fixed amount of stock consideration and cash consideration in exchange for each share of CABF common stock.

During meetings in Charlotte, North Carolina that took place August 16 – 17, 2018, members of CABF management and the CABF board of directors met with representatives of Parent’s management, including Mr. Trautman, Mr. DeLawder, and Mr. Miller, to review the findings of certain due diligence items and to introduce members of the CABF board of directors to Parent’s team.

On August 20, 2018 at a special meeting of the CABF board of directors, management, along with representatives of FIG and Nelson Mullins, provided an initial review of the Merger Agreement and reverse due diligence findings regarding Parent.

On August 29, 2018, Mr. Trautman met with Mr. Kimberly to discuss various cultural and operational matters. On August 30th, Mr. Trautman, Mr. DeLawder and Mr. Miller met with senior management and three members of the CABF board of directors to further discuss the cultural fit of Parent and CABF as well as certain other operational items related to the possible strategic transaction. Following such meeting, Parent’s senior management reaffirmed their desire to continue to explore and work toward a strategic transaction with CABF.

On September 5, 2018, the Risk Committee of Parent held a special meeting at which, management and Squire Patton Boggs (US) LLP were present. The committee members and management, along with Squire Patton Boggs (US) LLP, discussed various due diligence matters. Squire Patton Boggs (US) LLP also presented a summary of the material terms of the Merger Agreement. Written copies of such presentations were provided to the committee members for their review in advance of this meeting.

With the input, and under the direction, of the respective management teams, Squire Patton Boggs (US) LLP, as legal counsel to Parent, and Nelson Mullins Riley & Scarborough LLP, as legal counsel to CABF, continued to negotiate and refine the Merger Agreement throughout early September 2018. On September 10, 2018, the parties agreed in principle to the final form of the Merger Agreement.

On September 11, 2018, the CABF board of directors held a special meeting to discuss the draft Merger Agreement and related issues. Also present in addition to the directors were representatives of FIG and Nelson Mullins. Nelson Mullins representatives discussed the purpose of the meeting and the legal standards and responsibilities of the directors with regard to matters before them, including the directors’ fiduciary duties under South Carolina law and the directors’ duties of care, loyalty and good faith. Nelson Mullins representatives reviewed the Merger Agreement and related ancillary documents with the CABF board of directors and responded to questions, and engaged in discussion, regarding various transaction terms, including the circumstances under which the CABF board of directors would have the right to entertain superior third-party offers prior to the closing of the merger, the termination fee that would be payable by CABF if the Merger Agreement were terminated under certain circumstances, and the affirmative and negative covenants that would be applicable to CABF and Carolina Alliance Bank prior to the closing of the merger. A FIG representative reviewed with the CABF board of directors the background of the process which had been undertaken to that point, and presented a financial analysis of Parent and of the proposed merger consideration. FIG delivered to the CABF board of directors its oral opinion, which was subsequently confirmed in writing, that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of September 11, 2018, the merger consideration to be received in the merger by CABF shareholders was fair, from a financial point of view, to such holders. Nelson Mullins representatives then requested and received confirmation from the directors that each of the directors present had reviewed the draft Merger Agreement, resolutions and other ancillary material provided to the directors prior to the special meeting, and addressed additional questions. The Nelson Mullins representatives also reiterated that pursuant to the Merger Agreement, the directors would need to sign shareholder support agreements, which would require them to vote their shares in favor of the merger. Thereafter, the board received and considered resolutions concerning the transaction. The members of the CABF board of directors unanimously approved the Merger Agreement and transactions set forth therein and authorized Mr. Kimberly to execute and deliver the Merger Agreement and take the other actions necessary to effect the transaction.

On September 12, 2018, the boards of directors of Parent and Park National held a joint board meeting at which Squire Patton Boggs (US) LLP made a detailed presentation regarding the directors’ fiduciary duties under Ohio law, including the directors’ duties of care, loyalty and good faith. Management and Squire Patton Boggs (US) LLP also provided the boards of directors with a presentation summarizing the material terms of the Merger Agreement. Detailed written materials, including due diligence memoranda and an updated draft of the Merger Agreement and the Squire Patton Boggs (US) LLP presentation summarizing the Merger Agreement, were provided to the Parent and Park National boards for their review in advance of the September 12, 2018 board meeting. Based upon review and discussion of the Merger Agreement by the boards of directors of Parent and Park National, the Parent board and the Park National board unanimously approved the Merger Agreement.

The Merger Agreement was entered into by the appropriate officers of Parent and CABF after the closing of the financial markets on September 12, 2018. Parent and CABF issued a joint press release on September 13, 2018 announcing the execution of the Merger Agreement.

CABF’s reasons for the Merger; recommendation of CABF’s board of directors

After extensive review and discussion and careful consideration, CABF’s board of directors, at a meeting held on September 11, 2018, unanimously determined that the Merger Agreement is in the best interests of CABF and its shareholders. Accordingly, CABF’s board of directors adopted and approved the Merger Agreement and unanimously recommends that CABF shareholders vote “FOR” the approval of the Merger proposal and “FOR” the approval of the adjournment proposal.

In reaching its decision to adopt and approve the Merger Agreement and to recommend that its shareholders approve the Merger Agreement, the CABF board of directors consulted with CABF management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

•	the business strategy and strategic plan of CABF, its prospects for the future, projected financial results and expectations relating to the proposed Merger;
•	the prospect of CABF’s shareholders becoming shareholders of a company with a much larger shareholder base resulting in a much more liquid common stock listed on the NYSE American;
•	the board of directors’ knowledge of and deliberation with respect to CABF’s business, operations, financial condition, earnings and prospects, and of Parent’s business, operations, financial condition, earnings and prospects, taking into account the results of CABF’s due diligence review of Parent and information provided by FIG;
•	a review of the prospects, challenges and risks of CABF remaining independent versus merging with Parent given the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry and the regulatory and compliance environment;
•	the ability of CABF’s shareholders to benefit from potential appreciation of Parent common stock, and the expectation that the combined entity will have superior future earnings and prospects compared to CABF’s earnings and prospects on an independent basis;
•	the expected cash dividend payments to be received by CABF’s shareholders, as shareholders of Parent following the Merger, due to the current quarterly cash dividend payment of $0.96 per share paid by Parent (while considering that Parent has no obligation to pay dividends in any particular amounts or at any particular times);
•	the advantages of being part of a larger entity, including the expectation of cost savings and operating efficiencies and the ability of a larger institution to compete in the banking environment and to leverage overhead costs, including the cost of financial technology, which the CABF board believes is likely to continue to increase in the future;
•	the transaction multiples of the Merger consideration to CABF’s tangible book value and earnings and the premium over the recent trading price of CABF’s stock;
•	the financial analyses presented by FIG to the board of directors of CABF with respect to the Merger and the opinion delivered to the board of directors by FIG on September 11, 2018 to the effect that, as of the date of FIG’s opinion, the merger consideration set forth in the Merger Agreement was fair to the holders of CABF common stock from a financial point of view;
•	the value of Parent common stock and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Parent and Park National, taking into account the results of CABF’s due diligence investigation of Parent and Park National;
•	the familiarity of CABF’s board of directors and management team with Park National and its business, operations, culture, customers, directors, executive officers and employees;

•	the compatibility of CABF’s business, operations and culture with those of Park National;
•	the possible effects of the proposed Merger on CABF’s employees and customers; and
•	the likelihood that the Merger will be completed on a timely basis, including the likelihood that the Merger will receive all necessary regulatory approvals in a timely manner.

The CABF board also considered the risks and potential negative factors outlined below, but concluded that the anticipated benefits of the Merger were likely to substantially outweigh these risks and factors. These risks included:

•	the fact that certain of CABF’s directors and officers have interests in the Merger that are in addition to their interests generally as CABF shareholders, which have the potential to influence such directors’ and officers’ views and actions in connection with the Merger;
•	the challenges of integrating CABF’s business, operations and employees with those of Parent;
•	the risk that the benefits and cost savings sought in the Merger would not be fully realized;
•	the risk that the Merger would not be consummated;
•	the effect of the public announcement of the Merger on CABF’s customer relationships, its ability to retain employees and the potential for disruption of CABF’s ongoing business;
•	the potential risk of diverting management attention and resources from the operation of CABF’s business and towards the completion of the Merger;
•	that while the Merger is pending, CABF will be subject to restrictions on how it conducts business that could delay or prevent CABF from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent; and
•	the termination fee payable, under certain circumstances, by CABF to Parent, including the risk that the termination fee might discourage third parties from offering to acquire CABF by increasing the cost of a third party acquisition.

The foregoing discussion of the information and factors considered by CABF’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the Merger. In view of the wide variety of factors considered and discussed by CABF’s board of directors in connection with its evaluation of the Merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors. Rather, it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of CABF’s management and legal and financial advisors, and reached general consensus that the Merger was in the best interests of CABF and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the Merger Agreement and the Merger.

The foregoing explanation of CABF’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Notes Concerning Forward-Looking Statements.”

Certain directors and officers of CABF and executive officers of Carolina Alliance Bank have interests in the Merger different from or in addition to their interests as shareholders generally. You may wish to consider these interests in evaluating CABF’s board of directors’ recommendation that you vote in favor of the Merger. See “The Merger—Interests of certain persons in the Merger.” CABF directors and executive officers, along with certain executive officers of Carolina Alliance Bank, who own shares of CABF common stock have agreed to vote their shares in favor of the Merger at the special meeting.

Parent’s reasons for the Merger

After extensive review and discussion and careful consideration, Parent’s board of directors, at a meeting held on September 12, 2018, unanimously determined that the Merger Agreement is in the best interests of Parent and its shareholders. In deciding to approve the Merger and adopt the Merger Agreement, Parent’s board of directors considered a number of factors, including:

•	management’s view that the acquisition of CABF by Parent provides continued growth opportunities in the attractive Carolinas market;
•	a review of the demographic, economic and financial characteristics of the markets in which CABF operates, including existing and potential competition and history of the market areas with respect to financial institutions;
•	Parent management’s view of the people, culture, credit underwriting standards and overall conservative nature of CABF;
•	Parent management’s review of CABF’s business, operations, earnings and financial condition, including its management, capital levels and asset quality;
•	its review and discussions with Parent’s management concerning the due diligence examination of CABF;
•	efficiencies to come from integrating CABF’s operations into Parent’s existing operations, including the potential to leverage Parent’s capital, liquidity and operational strengths, product set and capabilities to accelerate growth of CABF;
•	the financial and other terms of the Merger Agreement, including merger consideration, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CABF’s business, operations and workforce with those of Parent;
•	the potential risk of diverting management attention and resources from the operation of Parent’s business and towards the completion of the Merger and the integration of the two companies;
•	the likelihood that the Merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner; and
•	the anticipated pro forma financial impact of the Merger on the combined company, including the expected impact on earnings, return on assets, return on equity, tangible book value dilution (and earn-back period) and regulatory capital levels.

The above discussion of the information and factors considered by Parent’s board of directors is not intended to be exhaustive, but includes a description of the material factors considered by Parent’s board. In view of the wide variety of factors considered by the Parent board of directors in connection with its evaluation of the Merger, the Parent board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Parent’s board of directors collectively made its determination with respect to the Merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the Merger is in the best interests of Parent’s shareholders.

The foregoing explanation of Parent’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Special Notes Concerning Forward-Looking Statements.”

Opinion of CABF’s financial advisor

CABF retained FIG to act as an independent financial advisor to the CABF board of directors in connection with CABF’s consideration of a possible business combination. FIG is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, FIG is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

FIG acted as an independent financial advisor in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the September 11, 2018 meeting at which the CABF board of directors considered and discussed the terms of the Merger Agreement and the Merger, FIG delivered to the CABF board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of September 11, 2018, the merger consideration provided for in the Merger Agreement was fair to the holders of CABF common stock from a financial point of view. The full text of FIG’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FIG in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CABF common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

FIG’s opinion speaks only as of the date of the opinion. The opinion was directed to the CABF board of directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of CABF as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger Agreement and the Merger. FIG’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of CABF common stock and does not address the underlying business decision of CABF to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CABF or the effect of any other transaction in which CABF might engage. FIG did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of CABF or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder, including the merger consideration to be received by the holders of CABF common stock. FIG’s opinion was approved by FIG’s fairness opinion committee.

FIG has acted as financial advisor to CABF in connection with the Merger and received a $25,000 retainer fee upon execution of its engagement letter and a $125,000 fee upon rendering its fairness opinion to the CABF board of directors. In addition to the fairness fee, upon the successful completion of the Merger, FIG will be paid a success fee equal to 1.0% of the value of the merger consideration, less the retainer and fairness fees. CABF has also agreed to indemnify FIG and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law. FIG’s opinion has been reviewed by FIG’s compliance officer consistent with internal policy. Other than as set forth above, FIG has not had a material relationship with or received compensation from either Parent or CABF during the two years preceding the date of FIG’s opinion.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any CABF shareholder as to how the shareholder should vote at the CABF shareholder meeting. The summary of the opinion of FIG set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the CABF board of directors by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the CABF board of directors, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the CABF board of directors and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CABF or Parent. The analyses performed by FIG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the merger consideration, from a financial point of view, to CABF shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the Merger as compared to any other business combination in which CABF might engage. In addition, as described above, FIG’s opinion to the CABF board of directors was one of many factors taken into consideration by the CABF board of directors in making its determination to approve the Merger Agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed numerous materials bearing upon the financial and operating conditions of CABF and Parent and materials and agreements prepared in connection with the Merger. As part of its review and analysis, FIG, among other things,

•	reviewed the final draft of the Merger Agreement;
•	reviewed certain historical publicly-available business and financial information concerning CABF and Parent including, among other things, quarterly and annual reports filed with the SEC, the Federal Reserve and the FDIC;
•	reviewed certain financial statements and other financial and operating data concerning CABF and Parent;
•	reviewed recent trading activity and the market for CABF and Parent common stock;
•	utilized publicly-available analyst consensus earnings estimates for Parent for the years ending December 31, 2018 and 2019;
•	held discussions with members of the senior managements of CABF and Parent for the purpose of reviewing the future prospects of CABF and Parent, including discussions related to their respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger (but, such discussions did not include CABF or Parent management providing FIG with specific earnings projections);
•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG considered and deemed relevant; and
•	performed such other analyses and considered such other factors as FIG deemed relevant and appropriate.

FIG also took into account its assessment of general economic, market and financial conditions and experience in other transactions as well as its knowledge of the banking industry and general experience in securities valuation.

In rendering its opinion, FIG assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by CABF and Parent and conveyed in the discussions with CABF and Parent. In that regard, FIG assumed that senior managements’ discussions of the future prospects of CABF and Parent expected to be achieved as a result of the Merger, including, without limitation, the Synergies, were based upon the best currently-available information and judgments and estimates of CABF and Parent. FIG is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and it assumed that such allowances for CABF and Parent were in the aggregate adequate to cover such losses. FIG was not retained to and did not conduct a physical inspection of any of the properties or facilities of CABF and Parent. In addition, FIG has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of CABF and Parent or any of their respective subsidiaries and it was not furnished with any such evaluations or appraisals.

Pro forma financial impact

FIG compared the estimated future earnings per share (“EPS”) and tangible book value per share (“TBV”) for CABF as a standalone entity to the future pro forma EPS and TBV resulting from the Merger. As a baseline, FIG estimated future EPS and TBV for CABF derived from projections developed by FIG. FIG also developed estimates of EPS and TBV for the combined company using assumptions regarding the anticipated cost savings resulting from the Merger, estimated purchase accounting adjustments, estimated merger-related expenses, and publicly-available consensus EPS estimates for Parent. Then FIG compared the pro forma EPS and TBV for the combined company with the EPS and TBV for CABF as a standalone entity. This analysis indicated that the Merger should be accretive to CABF’s estimated EPS in 2019 through 2022. The analysis also suggested that the TBV dilution resulting from the Merger should be recovered prior to the year-ending December 31, 2022 through higher EPS. However, the actual results achieved by the combined company following the Merger may vary from the projected results, and the variations may be material.

Contribution analysis

FIG analyzed the relative contribution of CABF and Parent to the pro forma balance sheet and income of the combined entity, assuming 80% of the merger consideration consists of Parent common stock. This analysis excluded purchase accounting adjustments. To perform this analysis, FIG used historical balance sheet and net income data for both companies as of June 30, 2018. The results of FIG’s analysis are set forth in the following table, which also compares the results of the analysis with the implied pro forma ownership percentages of CABF and Parent respective shareholders in the combined company:

	Parent	CABF
Pro Forma Shares Outstanding(1)	94.0%	6.0%
Total Assets	91.4%	8.6%
Total Loans	90.8%	9.2%
Total Deposits	91.3%	8.7%
Equity	91.0%	9.0%
Tangible Common Equity(2)	90.3%	9.7%
Net Income (trailing four quarters)	95.6%	4.4%
(1)	Includes restricted stock units that vest prior to closing
(2)	Common equity less goodwill and other intangible assets

FIG noted that the ownership interest of CABF’s shareholders in the combined company was generally in line with CABF’s contribution to the balance sheet and income of the combined company.

Comparable transaction analysis

As part of its analysis, FIG reviewed two groups of comparable merger transactions, “Comparable Transactions—National” and “Comparable Transactions—Southeast.”

The Comparable Transactions—National peer group included selected transactions, which have been announced since January 1, 2018, that involved target banks nationally with total assets between $500 million and $1 billion. All consideration types were included. The group was also limited to transactions where pricing was disclosed. This group consisted of the following 14 transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
07/25/18	Banner Corporation	WA	Skagit Bancorp Inc.	WA
07/12/18	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY
06/11/18	Seacoast Banking Corporation of Florida	FL	First Green Bancorp Inc.	FL
05/22/18	German American Bancorp Inc.	IN	First Security Inc.	KY
05/10/18	Stifel Financial Corporation	MO	Business Bancshares Inc.	MO
04/25/18	First Interstate BancSystem	MT	Northwest Bancorp.	WA
04/24/18	National Commerce Corporation	AL	Landmark Bancshares Inc.	GA
04/18/18	BancorpSouth Bank	MS	Icon Capital Corporation	TX
04/18/18	QCR Holdings Inc.	IL	Springfield Bancshares Inc.	MO
04/09/18	Triumph Bancorp Inc.	TX	First Bancorp of Durango Inc.	IL
03/14/18	HarborOne Bancorp Inc (MHC)	MA	Coastway Bancorp, Inc.	RI
03/12/18	Civista Bancshares Inc.	OH	United Community Bancorp	IN
02/12/18	Mechanics Bank	CA	Learner Financial Corporation	CA
01/16/18	Mid Penn Bancorp Inc.	PA	First Priority Financial Corporation	PA

FIG calculated the median multiples for the following transaction ratios in the Comparable Transactions—National: the percentage of the offer value to the acquired company’s tangible common equity, capital adjusted tangible common equity, last twelve months (“LTM”) earnings, total assets, and the tangible book value premium to core deposits. FIG used these median multiples to estimate the value of CABF’s common stock by applying each median multiple to CABF’s tangible common equity, capital adjusted tangible common equity, net income for the twelve months ended June 30, 2018, total assets, and core deposits as of June 30, 2018, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions—National
Valuation Metric	CABF Value ($000s)	Median Multiple		Aggregate Value ($000s)	Value Per Share
Tangible common equity	$73,916	181.0%		$133,766	$18.46

Capital-adjusted tangible common equity	$65,319	195.8%		$136,504	$18.84

LTM Earnings	$4,857	30.2	x	$146,633	$20.24

Total assets	$730,731	18.4%		$134,637	$18.58

Core deposits(1)	$513,168	13.4%		$142,732	$19.70

	Ranges of Values:	Minimum		$133,766	$18.46
		Maximum		$146,633	$20.24
(1)	Excludes certificates of deposits greater than $100,000

The Comparable Transactions—Southeast peer group included selected transactions, which have been announced since January 1, 2017, that involved target banks in the Southeast with total assets between $400 million and $1.1 billion. For the purposes of the analysis, the Southeast includes AL, AR, FL, GA, LA, MS, NC, SC, and TN. All consideration types were included. The group was also limited to transactions where pricing was disclosed. This group consisted of the following 13 transactions:

Date Announced	Acquiror	Acquiror State	Target	Target State
07/24/18	First Bancshares Inc.	MS	FMB Banking Corporation	FL
06/11/18	CapStar Financial Holdings Inc.	TN	Athens Bancshares Corporation	TN
06/11/18	Seacoast Banking Corporation of Florida	FL	First Green Bancorp Inc.	FL
04/25/18	Private Investor – Gaylon Lawrence Jr.	—	Volunteer State Banchsares Inc.	TN
04/24/18	National Commerce Corporation	AL	Landmark Bancshares Inc.	GA
11/27/17	FCB Financial Holdings Inc.	FL	Floridian Community Holdings Inc.	FL
11/17/17	Ameris Bancorp	GA	Atlantic Coast Financial Corporation	FL
08/16/17	National Commerce Corporation	AL	FirstAtlantic Financial Holdings Inc	FL
08/14/17	CenterState Bank Corporation	FL	Sunshine Bancorp Inc	FL
06/27/17	United Community Banks Inc.	GA	Four Oaks Fincorp Inc.	NC
06/12/17	Carolina Financial Corporation	SC	First South Bancorp Inc.	NC
05/22/17	SmartFinancial Inc.	TN	Capstone Bancshares Inc.	AL
05/01/17	First Bancorp	NC	ASB Bancorp Inc	NC

FIG calculated the median multiples for the following transaction ratios in the Comparable Transactions—Southeast: the percentage of the offer value to the acquired company’s tangible common equity, capital adjusted tangible common equity, LTM earnings, total assets, and the tangible book value premium to core deposits. FIG used these median multiples to estimate the value of CABF’s common stock by applying each median multiple to CABF’s tangible common equity, capital adjusted tangible common equity, net income for the twelve months ended June 30, 2018, total assets, and core deposits as of June 30, 2018, respectively. The results of this analysis are as follows:

Dollars in thousands, except per share amounts		Comparable Transactions—Southeast
Valuation Metric	CABF Value ($000s)	Median Multiple		Aggregate Value ($000s)	Value Per Share
Tangible common equity	$73,916	185.3%		$136,981	$18.91

Capital-adjusted tangible common equity	$65,319	200.4%		$139,490	$19.25

LTM Earnings	$4,857	25.1	x	$121,911	$16.83

Total assets	$730,731	18.5%		$135,039	$18.64

Core deposits(1)	$513,168	12.9%		$140,115	$19.34

	Ranges of Values:	Minimum		$121,911	$16.83
		Maximum		$140,115	$19.34
(1)	Excludes certificates of deposits greater than $100,000

The Comparable Transactions—National analysis suggested a range of value of $18.46 to $20.24 per share of CABF common stock, with a midpoint of $19.35. The Comparable Transactions—Southeast analysis suggested a range of value of $16.83 to $19.34 per share of CABF common stock, with a midpoint of $18.08.

FIG noted that the implied value of the merger consideration of $19.00 per share (based on 80% stock consideration, a .1378 exchange ratio and Parent’s twenty-day average closing stock price of $110.34 as of September 7, 2018, and 20% cash consideration valued at $3.80 per share) was at the upper end of the range of values suggested by the comparable transaction analysis.

Franchise valuation

FIG used a franchise value analysis to estimate the value of CABF’s common stock based on the composition of its balance sheet at June 30, 2018. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. In order to calculate CABF’s net asset value, FIG made certain adjustments to CABF’s tangible common equity. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

Dollars in thousands
		Premium
	6/30/18 Balance	(%)	($)
Non-interest bearing deposits	$119,788	14.0%	$16,770
NOW accounts	$85,876	10.0%	$8,588
Savings and money market accounts	$227,194	8.0%	$18,176
Certificates of deposit	$166,889	6.0%	$10,013
Total deposits	$599,747	8.93%	$53,547

FIG selected premiums of 6% for certificates of deposit, 8% for savings and money market accounts, 10% for NOW accounts, and 14% for noninterest-bearing deposits. The overall deposit premium for CABF was 8.93%, or $53.5 million. FIG noted that deposit premiums paid in bank merger transactions vary. Accordingly, FIG selected a range of deposit premiums from 7% to 11%. The franchise value analysis suggested an overall range of value of $16.00 to $19.31 per share for CABF’s common stock. The value suggested by an 8.93% deposit premium was $17.59 per share. The following chart provides a summary of the franchise value analysis:

Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible common equity	$73,916	$10.20
Add: deposit premium	$53,547	$7.39
Indicated franchise value	$127,463	$17.59

Minimum franchise value – (7% deposit premium)	$115,898	$16.00
Maximum franchise value – (11% deposit premium)	$139,888	$19.31

FIG noted that the merger consideration of $19.00 per share was on the higher end of the range of values suggested by the franchise value analysis.

Discounted cash flow analysis

FIG estimated the value of CABF’s common stock using a discounted cash flow analysis by calculating the present value of projected future cash dividends and the present value of the stock price at the end of a five-year period. The analysis was based on projections developed by FIG. In order to estimate the ending stock value, FIG considered a variety of terminal values based on multiples of tangible book value and multiples of earnings at the end of the five-year period. FIG applied price to tangible book value multiples ranging from 170% to 210% of CABF’s estimated tangible book value in 2022 and price to earnings multiples ranging 24 to 28 times CABF’s 2022 estimated earnings to derive two unique terminal values. The present values of these terminal values were then calculated based on a range of discount rates of 10% to 14%. The discount rates selected by FIG were intended to reflect different assumptions regarding the required rates of return for holders of CABF’s common stock. The present value of the terminal values were then added to the present value of the dividend stream for 2018 through 2022 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for CABF’s common stock as follows.

		Price / Tangible Book Value Terminal Multiples—Sensitivity Table

		1.70x	1.80x	1.90x	2.00x	2.10x
Discount Rate	10.0%	$15.87	$16.80	$17.74	$18.67	$19.60
	11.0%	$15.24	$16.13	$17.03	$17.92	$18.82
	12.0%	$14.63	$15.49	$16.35	$17.22	$18.08
	13.0%	$14.06	$14.89	$15.71	$16.54	$17.37
	14.0%	$13.51	$14.31	$15.10	$15.90	$16.69
		Price / Earnings Acquisition Multiples—Sensitivity Table

		24.0x	25.0x	26.0x	27.0x	28.0x
Discount Rate	10.0%	$15.76	$16.41	$17.07	$17.73	$18.38
	11.0%	$15.13	$15.76	$16.39	$17.02	$17.65
	12.0%	$14.53	$15.14	$15.74	$16.35	$16.95
	13.0%	$13.96	$14.54	$15.12	$15.71	$16.29
	14.0%	$13.42	$13.98	$14.54	$15.09	$15.65

FIG noted that the merger consideration of $19.00 fell within the range of values for price/tangible book and above the range of values for price/earnings derived from the discounted cash flow analysis.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to the holders of CABF common stock.

Material U.S. federal income tax consequences of the Merger

The following summary describes the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of CABF common stock. The summary is based upon the Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of CABF common stock that hold their CABF common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the U.S. federal income tax consequences that may be relevant to particular holders of CABF common stock in light of their individual circumstances or to holders of CABF common stock that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	persons who are subject to alternative minimum tax;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold CABF common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	regulated investment companies;
•	real estate investment trusts;
•	persons whose “functional currency” is not the U.S. dollar;
•	persons who are not citizens or residents of the United States; and
•	holders who acquired their shares of CABF common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds CABF common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the Merger to them.

CABF SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger. As a condition to the completion of the Merger, Squire Patton Boggs (US) LLP must have delivered an opinion to Parent and Nelson Mullins Riley & Scarborough LLP must have delivered an opinion to CABF, each dated the closing date of the Merger, to the effect that the Merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the Merger will be completed according to the terms of the Merger Agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinion will rely on the facts as stated in the Merger agreement, the Registration Statement on Form S-4 (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the tax opinion, counsel will rely on representations of CABF and Parent, to be updated as of the effective time of the Merger (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the United States Internal Revenue Service (the “IRS”) or on any court. Neither of CABF or Parent intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Based on representations contained in representation letters of officers of CABF and Parent, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger, and subject to the other matters set forth above, it is the opinion of Squire Patton (US) Boggs, LLP and Nelson Mullins Riley & Scarborough LLP that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, in which event each of CABF and Parent will be a party to such reorganization. Based upon the foregoing, the material U.S. federal income tax consequences of the Merger will be as described below:

•	no gain or loss will be recognized by Parent or CABF as a result of the Merger;
•	gain (but not loss) will be recognized by a U.S. holder of CABF common stock that receives shares of Parent common stock and cash in exchange for shares of CABF common stock pursuant to the Merger, and the amount of taxable gain will equal the lesser of (i) the amount by which the sum of the fair market value of the Parent common stock and cash received (other than cash received in lieu of a fractional share of Parent common stock) by the U.S. holder of CABF common stock exceeds such U.S. holder’s tax basis in its CABF common stock and (ii) the amount of cash received by such U.S. holder of CABF common stock;
•	the aggregate tax basis of the Parent common stock received by a U.S. holder of CABF common stock in the Merger (including fractional shares of Parent common stock deemed received as described below) will be the same as the aggregate tax basis of the CABF common stock for which it is exchanged, decreased by the amount of cash received in the Merger (other than cash received in lieu of a fractional share of Parent common stock), and increased by the amount of gain recognized on the exchange (other than with respect to cash received in lieu of a fractional share in Parent common stock) (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”); and
•	the holding period of Parent common stock received in exchange for shares of CABF common stock (including fractional shares of Parent common stock deemed received as described below) will include the holding period of the CABF common stock for which it is exchanged.

If a U.S. holder of CABF common stock acquired different blocks of CABF common stock at different times or at different prices, any gain or loss will generally be determined separately with respect to each block of CABF common stock, and the cash and shares of Parent common stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will be able to reduce its recognized capital gains by recognized capital losses in determining its income tax liability. Each U.S. holder should consult its own tax advisor with regard to identifying the bases or holding periods of the particular shares of Parent common stock received in the Merger.

Taxation of Gain. Except as described under “—Potential Recharacterization of Gain as a Dividend” below, gain that a U.S. holder of CABF common stock recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held (or is treated as having held) its CABF common stock for more than one year as of the date of the Merger.

For a non-corporate U.S. holder of CABF common stock, the maximum U.S. federal income tax rate on long-term capital gains generally is 20%.

Potential Recharacterization of Gain as a Dividend. All or part of the gain that a particular U.S. holder of CABF common stock recognizes could be treated as having the effect of the distribution of a dividend to such U.S. holder under the tests set forth in Section 302 of the Code. These tests are complex and dependent upon the specific factual circumstances particular to each U.S. holder and, in particular, the U.S. holder’s level of direct or indirect ownership of Parent common stock. As such, it is not possible to provide an opinion as to the potential impact of these tests. If the results of these tests were to treat the receipt of cash as having the effect of the distribution of a dividend, then all or a portion of the recognized gain would be treated as ordinary dividend income, rather than capital gain. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash Received Instead of a Fractional Share of Parent Common Stock. A U.S. holder of CABF common stock that receives cash in lieu of a fractional share of Parent common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Parent. As a result, such U.S. holder of CABF common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain recognized in connection with the Merger (including any gain treated as dividend).

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of CABF common stock pursuant to the Merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of CABF common stock that receives Parent common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of CABF common stock that is required to file a U.S. federal income tax return and that is a “significant holder” receiving Parent common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the CABF common stock surrendered and the fair market value of the Parent common stock and cash received in the Merger. A “significant holder” is a holder of CABF common stock that, immediately before the Merger, owned at least 1% (by vote or value) of the outstanding stock of CABF or securities of CABF with a tax basis of $1 million or more.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

Regulatory approvals

The Merger and Bank Merger cannot proceed without obtaining all requisite regulatory approvals. Parent and CABF have agreed to take all appropriate actions necessary to obtain the required approvals.

The Merger and certain of the transactions contemplated thereby, including the Bank Merger, are subject to prior approval, waiver, or consent of the Federal Reserve Board, the OCC and SCBFI. Parent submitted a waiver request to the Federal Reserve Board and an application with the SCBFI on November 2, 2018 seeking the necessary approval. Park National also submitted an application with the OCC on November 2, 2018. As of the date of this proxy statement/prospectus, OCC approval has not been obtained. Approval of the Bank Merger by the OCC reflects only the OCC’s view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness. OCC approval is not an OCC opinion that the Bank Merger is financially favorable to the shareholders or that the OCC has considered the adequacy of the terms of the Bank Merger. OCC approval is not an endorsement of, or recommendation for, the Merger. As a transaction subject to the Bank Merger Act, approval of the Bank Merger by the Federal Reserve Board is not required.

The Merger may not be consummated until 30 days, which may be shortened to 15 days by the OCC, after receipt of OCC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the OCC’s approval, unless a court specifically orders otherwise.

Interests of certain persons in the Merger

General. Some members of the board of directors and executive officers of CABF and Carolina Alliance Bank may have interests in the Merger that are different from, or are in addition to, the interests of CABF shareholders generally. These interests include, among others, proposed employee benefits for those who become employees of Parent or Park National after the Merger, the entry into employment agreements between Park National and certain of CABF’s and Carolina Alliance Bank’s executive officers, the appointment of certain CABF directors to the CABF divisional advisory board, exchange of merger consideration for the cancellation of outstanding CABF stock options, exchange of merger consideration for the cancellation of outstanding CABF common stock granted pursuant to a CABF restricted stock award and indemnification and insurance coverage for CABF’s directors and officers, each as further described below.

The CABF board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and determining to recommend to CABF shareholders to vote for the approval of the Merger Agreement. As of October 31, 2018, CABF’s directors and executive officers beneficially owned (inclusive of shares underlying exercisable stock options), in the aggregate, 822,635 shares of CABF’s common stock, representing approximately 11.0% of CABF’s outstanding shares of common stock. For more information, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of CABF.”

Employee Benefits. As described under the caption “Description of the Merger Agreement—Employee benefit matters,” the Merger Agreement generally provides that each employee who, in Parent’s sole discretion, continues employment with the surviving entity will be provided wages or salaries and employee benefits (excluding equity plans) that in the aggregate are substantially comparable to what he or she receives at CABF immediately prior to the closing date (but in no event greater than the base wages, salaries or employee benefits provided to Parent’s similarly situated employees). Each employee of CABF who does not continue employment with the surviving entity will be provided with severance benefits under CABF’s existing severance policies or pursuant to the terms of any applicable employment agreement with CABF or Carolina Alliance Bank in existence as of the date of the Merger Agreement, credited with his or her years of service with CABF.

Creation of Advisory Board. As described above under the caption “Description of the Merger Agreement—Management of Parent and CABF after the Merger,” at or promptly following the effective time of the Merger, a CABF divisional advisory board, which shall act as an advisory board to Park National, will be created and certain directors from the current board of directors of CABF, as agreed among Parent and CABF, will be appointed to serve thereon. Such advisory board members will be entitled to compensation that is commensurate with Park National’s historic advisory board compensation practice.

Cancellation of Stock Options in Exchange for Merger Consideration. As described below under the caption “Description of the Merger Agreement—Treatment of CABF Equity Awards—CABF Stock Options,” at the effective time of the Merger, CABF stock options, whether vested or unvested, with an exercise price less than $19.00 will be canceled and converted into the right to receive the merger consideration for each “net share” underlying such stock options. “Net share” means, with respect to a CABF stock option, the quotient obtained by dividing (i) the product of (x) the excess, if any, of $19.00 over the per share exercise price of such CABF stock option multiplied by (y) the number of shares of CABF common stock subject to such CABF stock option, by (ii) $19.00. The Merger Agreement requires CABF enter into option cancellation agreements with certain of its stock option holders to ensure that, immediately prior to the effective time, each CABF stock option that is being converted into merger consideration will be canceled at the effective time and only entitle the holders to receive merger consideration.

The table below describes the outstanding CABF stock options held by CABF’s directors and executive officers as of October 31, 2018 and the estimated net proceeds to be received in the Merger in exchange for such stock options. As described below, all outstanding stock options have an exercise price below $19.00 and will be exchanged for merger consideration pursuant to the terms of the Merger Agreement.

	Shares Underlying CABF Stock Options	Per Share Exercise Price	Net Shares	Estimated Net Proceeds(1)
Executive Officers:
None
Directors:
Terry L. Cash	9,096	$7.83	5,347	$101,602
T. Alexander Evins	9,096	7.83	5,347	101,602
Marsha H. Gibbs	9,096	7.83	5,347	101,602
George M. Groome	13,185	10.01	6,239	118,533
Samuel H. Maw, Jr.	9,096	7.83	5,347	101,602
Susan H. McClinton	9,096	7.83	5,347	101,602
D. Byrd Miller III	9,096	7.83	5,347	101,602
L. Terell Sovey	9,096	7.83	5,347	101,602
(1)	Assumes implied merger consideration of $19.00 per share of CABF common stock.

Cancellation of Restricted Stock Awards in Exchange for Merger Consideration. As described above under the caption “Description of the Merger Agreement—Treatment of CABF Equity Awards—CABF Restricted Stock Awards,” immediately prior to the effective time of the Merger, each award in respect of a share of CABF common stock subject to vesting, repurchase or other lapse restriction granted under a CABF equity incentive plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CABF Restricted Stock Award”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration for the shares of CABF common stock underlying such CABF Restricted Stock Award. As of October 31, 2018 there are 19,200 outstanding, unvested CABF Restricted Stock Awards, none of which are held by CABF’s directors and executive officers.

New Employment Agreements.

In connection with the Merger, Park National has entered into employment agreements (the “Employment Agreements”) with certain of CABF’s executive officers. The Employment Agreements, which will become effective upon closing of the Merger, were offered to and accepted by each of John Kimberly, President and Chief Executive Officer of CABF, Timothy Camp, Executive Vice President of Carolina Alliance Bank, and Jeff Covington, Executive Vice President of Carolina Alliance Bank. The Employment Agreements provide that, upon consummation of the Merger, the employment agreements or change in control agreements currently existing between each such executive officer and Carolina Alliance Bank will terminate and the executive will not be entitled to any benefits thereunder.

Pursuant to the new Employment Agreements, each executive officer will retain a role with the Carolina Alliance Bank division of Park National that is identical to the executive’s current role with CABF. Unless otherwise terminated pursuant to their terms, the Employment Agreements have a term ending on the fourth anniversary of the effective date of the Merger. Each executive officer is entitled to: (i) a base salary, (ii) discretionary annual bonuses consistent with those received by Park National’s similarly situated employees, (iii) a cash signing bonus and (iv) shares of Parent’s restricted stock granted pursuant to Parent’s long-term incentive plan. The executives are also entitled to other standard benefits such as participation in Park National’s fringe benefit plans and paid vacation time.

Under the Employment Agreements, in the event Park National terminates the executive’s employment without Cause or executive resigns for Good Reason (as each such term is defined in the Employment Agreements), and such termination or resignation is not in connection with a change in control, executive will be entitled to (i) a lump sum severance payment equal to the executive’s then-current base salary and (ii) 12 months of COBRA coverage. In the event Park National terminates the executive’s employment without Cause or executive resigns for Good Reason, and such termination occurs within 24 months after a change in control, executive will be entitled to (i) a lump sum severance payment equal to one and a half times the sum of (a) the executive’s then current base salary and (b) the average of the executive’s last two annual discretionary bonuses, and (ii) 12 months of COBRA coverage. If Park National terminates the executive’s employment for Cause or the executive resigns without Good Reason or if employment is terminated upon death or disability, executive will only be entitled to accrued obligations as of the date of termination or resignation.

Subject to certain terms and limitations, each Employment Agreement further provides that while employed and for a period of 18 months thereafter, the executive may not (i) solicit or hire employees or independent contractors of Parent or Park National or (ii) induce, or attempt to induce, any client or customer of Parent or Park National to cease or reduce the business conducted with Parent or Park National. Furthermore, subject to certain terms and limitations, each Employment Agreement provides that while employed and for a period of 12 months thereafter, the executive may not compete with Parent or Park National.

In connection with the Merger, Park National also entered into employment agreements with the following officers of Carolina Alliance Bank: Barry Mason, Executive Vice President and Commercial Market Leader; John A. York, Executive Vice President and Commercial Market Leader; and Dustin Green, Senior Vice President and Commercial Market Leader.

Existing CABF Employment and Change in Control Agreements.

Messrs. Kimberly, Simpson, and Covington previously entered into employment agreements with Carolina Alliance Bank that provide that if the employment of any of these executives is terminated without cause or if such executive resigns for Good Reason (as such term is defined in each such employment agreement) within one year following a change in control, the executive will be entitled to certain change in control benefits. The discussion that follows summarizes the terms of these agreements.

Employment Agreements with for Messrs. Kimberly, Simpson and Covington. The employment agreements for Messrs. Kimberly and Simpson have three-year terms, and for Mr. Covington, a two-year term, each with automatic one-year extensions on the anniversary of the agreement. The agreements with Messrs. Kimberly, Simpson and Covington establish the terms and conditions of the employment relationship and the executives’ initial base salary, and also grant miscellaneous fringe benefits such as an automobile allowance (for Messrs. Kimberly and Simpson), payment of club dues (for Messrs. Kimberly and Simpson), and reimbursement of reasonable business expenses. The executives’ monthly base salaries until February 28, 2019 are $19,601 for Mr. Kimberly, $19,283 for Mr. Simpson, and $16,455 for Mr. Covington.

The employment agreements provide for severance benefits after involuntary termination without cause, as well as benefits that become payable after a change in control. Severance benefits are not payable in the event of involuntary termination with cause. If the executive’s employment terminates involuntarily but without cause, the executive would be entitled to an amount equal to executive’s then-current monthly base salary for 24 months (for Messrs. Kimberly and Simpson) or 12 months (for Mr. Covington) and any unpaid bonus or incentive compensation for the most recently ended performance period. The employment agreements also restrict each executive’s ability to compete with CABF or solicit its customers or employees during the term of employment and for 18 months (for Messrs. Kimberly and Simpson) or 12 months (for Mr. Covington) following the termination of the employment agreement.

Pursuant to the employment agreements, following a change in control, upon the termination of employment by CABF without cause and upon delivery of a notice of termination to the executive, or by the executive for Good Reason (as defined in the employment agreements) following delivery of a notice of termination and CABF’s failure to remedy the condition within 30 days, CABF must pay the executive a single lump sum cash payment equal to the executive’s then current monthly base salary multiplied by 36 (for Messrs. Kimberly and Simpson) or 18 (for Mr. Covington), plus any bonus earned or accrued through the date of termination. Additionally, following the change in control, the executives may continue participation, in accordance with the terms of the applicable benefits plans, in CABF’s group health plan pursuant to plan continuation rules under COBRA. In accordance with COBRA, assuming the executive is covered under CABF’s group health plan as of the executive’s date of termination, the executive will be entitled to elect COBRA continuation coverage for the legally required COBRA period. Lastly, any outstanding incentive awards granted to such executives under CABF’s incentive plans shall lapse and become 100% vested and if applicable, immediately exercisable.

The employment agreements provide that a “change in control” and “good reason” are defined by reference to Treasury Regulation § 1.409A-1(n)(2)(ii). The Merger will constitute a change in control under the existing CABF employment agreements.

As noted above, the new employment agreements entered into between Park National and each of Mr. Kimberly and Mr. Covington, which will become effective upon closing of the Merger, provide that, upon consummation of the Merger, the employment agreements described above that currently exist between each such executive officer and Carolina Alliance Bank will terminate and the executive will not be entitled to any benefits thereunder.

Change in Control Agreement with Mr. Camp. Pursuant to Mr. Camp’s change in control agreement, following a change in control, upon his termination of employment by CABF without cause and upon delivery of a notice of termination to the executive, or by the executive for good reason (following delivery of a notice of termination and CABF’s failure to remedy the condition within 30 days), CABF shall pay the executive a single lump sum cash payment equal to the executive’s then current monthly base salary multiplied by 12, plus any bonus earned or accrued through the date of termination. Mr. Camp’s monthly base salary until February 28, 2019 is $16,873.

Following a change in control, good reason for Mr. Camp’s voluntary termination will exist if adverse changes specified in his change in control agreement occur without his consent, such as a material reduction in pay, benefits or responsibilities or a material change in the geographic location (25-mile radius) at which he must perform services for CABF.

While the Merger will constitute a change in control under Mr. Camp’s change in control agreement, the new employment agreement entered into between Park National and Mr. Camp, which will become effective upon closing of the Merger, provides that, upon consummation of the Merger, the change in control agreement described above will terminate and Mr. Camp will not be entitled to any benefits thereunder.

Change in Control Payments. Section 280G of the Code provides that severance payments that equal or exceed three times an individual’s annual average base compensation over the prior five years are deemed to be “excess parachute payments” if they are contingent upon a change in control, such as the Merger. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and CABF would not be entitled to deduct such amount. Accordingly, the existing employment arrangements with Messrs. Kimberly, Simpson, Covington and Camp, and those outlined below for other CABF officers, provide that in the event the aggregate payments and benefits received by an executive would constitute an “excess parachute payment,” then such payments or benefits are to be reduced to the extent necessary to avoid treatment as an “excess parachute payment.”

Upon completion of the Merger and followed by a termination event, Mr. Simpson will be entitled to receive a lump sum payment of approximately $694,206. As discussed above, pursuant to the Merger Agreement, each of Messrs. Kimberly, Covington and Camp have entered into the Employment Agreements with the surviving bank that supersede the terms of their existing employment agreements, including with respect to any right to receive cash change-in-control payments to which they could otherwise be entitled as a result of the Merger. If the new Employment Agreements were not enacted upon completion of the Merger and followed by a termination event, Messrs. Kimberly, Camp and Covington would have been entitled to receive lump sum payments of approximately $705,641, $202,486, and $296,193 respectively.

In addition to the executive officers mentioned above, the following officers of CABF previously entered into employment agreements: Mr. David Barnett, Mr. Steve Brown, Mr. John Buice, Mr. David Weaver, and Mr. Larry Weiss. Upon the termination of each such officer’s employment by CABF without cause following a change in control and upon delivery of a notice of termination to the officer, or by the officer for good reason within one year following a change in control (following delivery of a notice of termination and CABF’s failure to remedy the condition within 30 days), CABF must pay the officer a single lump sum cash payment equal to the officer’s then current monthly base salary multiplied by 18 (for Messrs. Barnett, Brown, and Weiss) or 12 (for Messrs. Buice and Weaver), plus any bonus earned or accrued through the date of termination. Additionally, the officers may continue participation, in accordance with the terms of the applicable benefits plans, in CABF’s group health plan pursuant to plan continuation rules under COBRA. In accordance with COBRA, assuming the officer is covered under the CABF’s group health plan as of the officer’s date of termination, the officer will be entitled to elect COBRA continuation coverage for the legally required COBRA period. Any outstanding incentive awards granted to such officers under CABF’s incentive plans shall lapse and become 100% vested and if applicable, immediately exercisable.

If each such officer’s employment were terminated immediately following completion of the Merger, CABF’s officers (excluding CABF’s named executive officers) will be entitled to payments and benefits pursuant to the terms of the employment agreements with an aggregate value of approximately $1.2 million.

Existing Supplemental Executive Retirement Plan (SERP). Carolina Alliance Bank previously entered into supplemental executive retirement plan agreements with Messrs. Kimberly, Simpson, Covington and Camp. These agreements are summarized below.

The supplemental executive retirement plan agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age of 65, or a reduced annual benefit if the executive’s employment terminates before age 65 for reasons other than death or disability. An executive forfeits his salary continuation agreement benefits if his employment terminates involuntarily for cause. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by Carolina Alliance Bank. Carolina Alliance Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the then-present value of the specified normal retirement benefit. If an executive’s employment terminates before the normal retirement age of 65, he will receive a reduced annual benefit that is based on the amount of Carolina Alliance Bank’s liability accrual balance when employment termination occurs. Supplemental executive retirement plan agreements benefits are payable for 15 years. The annual normal retirement age benefits payable under the SERPs are $50,000 for Mr. Kimberly, $40,000 for Mr. Simpson, and $35,000 for Messrs. Covington and Camp.

The supplemental executive retirement plan agreements also provide for a lump-sum cash benefit payable after a change in control. Such lump-sum change-in-control benefit is payable regardless of whether the executive’s employment also terminates and the benefit consists of the present value of the 15 year stream of payments of the current benefit discounted from age 65 to the date of the change in control. As a condition to the Merger, Messrs. Kimberly, Simpson, Covington and Camp will agree to terminate their existing SERP agreements with CABF such that the SERP will not continue as a supplemental executive retirement plan after the Merger. They will receive the change in control SERP payouts of $306,042, $313,025, $234,329 and $193,798, respectively, pursuant to the terms of the SERP.

Continued Director and Officer Liability Coverage. Pursuant to the terms of the Merger Agreement, Parent will, for six years after the effective time, maintain in effect the current directors’ and officers’ liability insurance policies maintained by CABF with respect to matters occurring prior to the effective time of the Merger or, alternatively, substitute policies of at least the same coverage and amounts. However, Parent is not required to expend more than an amount per year equal to 200% of current annual premiums paid by CABF for such insurance.

In addition, Parent has agreed to, for six years after the effective time of the Merger, (i) indemnify and hold harmless the current and former directors, officers and employees of CABF and its subsidiaries for all actions taken by them in such capacities prior to the effective time and (ii) assume all obligations of CABF and its subsidiaries to such directors, officers and employees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in their organizational documents.

Voting agreements

Directors and executive officers of CABF and certain executive officers of Carolina Alliance Bank who own shares of CABF common stock have entered into voting agreements with Parent. Under these agreements, these shareholders have each agreed, among other things, to vote their respective shares of CABF common stock: (i) in favor of the adoption of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, the Merger; and (iii) against certain other actions that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger.

The CABF directors and executive officers and executive officers of Carolina Alliance Bank who have entered into voting agreements and their affiliates beneficially owned 822,635 shares of CABF common stock (inclusive of shares underlying exercisable stock options) or approximately 11.0% of CABF’s common stock outstanding as of October 31, 2018.

The voting agreements will terminate at the earliest to occur of: termination of the Merger Agreement, effectiveness of the Merger, a material modification to the Merger Agreement that adversely impacts the consideration payable to CABF shareholders, and 18 months following execution of the voting agreements.

Restrictions on resale of Parent common stock

The shares of Parent common stock to be issued in connection with the Merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Parent for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Parent include individuals or entities that control, are controlled by, or are under common control with, Parent and may include the executive officers, directors and significant shareholders of Parent.

CABF shareholder dissenters’ rights

The following is a summary of the steps that you must take if you wish to exercise dissenters’ rights with respect to the Merger. This description is not complete. You should read the provisions of Chapter 13 of the SCBCA, which are set forth in Annex B to this proxy statement/prospectus, for a more complete discussion of the procedures. If you fail to take any one of the required steps set forth in these provisions, your dissenters’ rights may be terminated. If you are considering dissenting from the Merger and exercising your appraisal rights, you should consult your own legal advisor.

If a CABF shareholder elects to exercise dissenters’ rights, the shareholder must satisfy each of the following conditions:

(a)	the shareholder must give CABF and CABF must actually receive, before the vote at the CABF special meeting on approval or disapproval of the merger is taken, written notice of the shareholder’s intent to demand payment for such holder’s shares if the proposed merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the SCBCA); and
(b)	the shareholder must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement. If the shareholder notifies CABF that the shareholder intends to dissent, a vote cast in favor of the merger by the holder of a proxy solicited by CABF will not disqualify the shareholder from demanding payment for its shares.

If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, a CABF shareholder will not be entitled to payment for such holder’s shares under the provisions of Chapter 13 of the SCBCA.

If a CABF shareholder desires to assert dissenter’s rights, any written notice should be addressed to CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304, Attention: Lamar Simpson. The notice should be executed by the CABF shareholder desiring to assert dissenters’ rights. A beneficial owner may assert dissenters’ rights only if the beneficial owner dissents with respect to all shares of CABF common stock of which the shareholder is the beneficial owner or over which such beneficial owner has power to direct the vote. A beneficial holder of shares of CABF common stock asserting dissenters’ rights with respect to shares held on such owner’s behalf must notify CABF in writing of the name and address of the record shareholder of the CABF shares, if known to the beneficial owner.

A record shareholder of CABF common stock must assert dissenters’ rights with respect to all shares registered in such holder’s name, unless such holder is the record shareholder for multiple beneficial owners. A record shareholder, such as a broker, who holds shares of CABF common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all shares beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the beneficial shareholder who is objecting to the merger and demanding payment for such person’s shares.

If a CABF shareholder properly dissents from the merger and the merger is approved at the CABF special meeting, CABF will mail a written dissenters’ notice to the dissenting shareholder not later than 10 days after the date the merger is approved at the CABF shareholder meeting. The dissenters’ notice will:

•	state where the dissenting shareholder’s payment demand must be sent, and where and when such shareholder’s CABF stock certificates must be deposited;
•	supply a form for demanding payment that includes the date of the first announcement to news media or to CABF shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not such shareholder or, if such shareholder is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date of first announcement;
•	set a date by which CABF must receive the dissenting shareholder’s payment demand (such date to be not fewer than 30 days nor more than 60 days after the date CABF’s dissenters’ notice is delivered to the shareholder); and
•	include a copy of Chapter 13 of the SCBCA.

If a dissenting shareholder receives a dissenters’ notice, such shareholder must demand payment, certify whether the shareholder (or the beneficial shareholder on whose behalf the holder is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date of first public announcement of the terms of the proposed merger, and deposit the shareholder’s share certificates in accordance with the terms of the dissenters’ notice. If a dissenting CABF shareholder demands payment and deposits such shareholder’s share certificates, the shareholder will retain all other rights of a CABF shareholder until these rights are canceled or modified by the consummation of the merger. If a dissenting shareholder does not demand payment or deposit such shareholder’s share certificates where required, each by the dates set in the CABF dissenters’ notice, the shareholder will not be entitled to payment for the shareholder’s shares under Chapter 13 of the SCBCA.

As soon as the merger is consummated, or upon receipt of a payment demand, CABF will pay to each dissenting shareholder who complied with the requirements set forth above the amount CABF estimates to be the fair value of the shareholder’s shares, plus accrued interest. The payment will be accompanied by:

•	CABF’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
•	a statement of CABF’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
•	an explanation of how the interest was calculated;
•	a statement of the dissenter’s right to demand additional payment; and
•	a copy of Chapter 13 of the SCBCA.

If CABF does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing CABF share certificates, CABF, within the same 60-day period, must return the deposited certificates and release the transfer restrictions imposed on any uncertificated shares.

If (i) a dissenting shareholder believes the amount paid or offered is less than fair value of the shareholder’s shares or that the interest due is calculated incorrectly, (ii) CABF fails to make payment or offer payment within 60 days after the date set for demanding payment, or (iii) the merger has not been consummated and CABF fails to return the deposited certificates or release transfer restrictions imposed on any uncertificated shares within 60 days after the date set for demanding payment, the dissenting shareholder may notify CABF in writing of the shareholder’s own estimate of fair value of the CABF shares and amount of interest due and demand payment of such shareholder’s estimate (less the payment already received) or reject CABF’s offer and demand payment of the fair value of the shareholder’s shares and interest due. However, a dissenting shareholder waives such shareholder’s right to demand additional payment if the shareholder fails to notify CABF of the shareholder’s demand in writing within 30 days after CABF made or offered payment for the dissenting shareholder’s shares.

If a demand for additional payment remains unsettled, CABF will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the CABF shares and the accrued interest. If CABF does not commence the proceeding within the 60-day period, CABF shall pay each dissenter whose demand remains unsettled the amount demanded. The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs against CABF, except the court may access costs against some or all of the dissenting shareholders, in amounts the court finds equitable, to the extent the dissenting shareholders acted arbitrarily, vexatiously, or not in good faith in demanding additional payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable (a) against CABF (or Parent as legal successor in the merger) if the court finds that the corporation did not comply substantially with Chapter 13 of the SCBCA or (b) against CABF (or Parent as legal successor) or the dissenting shareholders if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against CABF, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

Exercise of dissenters’ rights by holders of CABF stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Annex B to this proxy statement/prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Annex B and to consult with legal counsel so as to be in strict compliance therewith.

Parent shareholders are not entitled to voting rights or appraisal rights in connection with the merger.

DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete text of the Merger Agreement which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

The text of the Merger Agreement has been included to provide you with information regarding its terms. The terms of the Merger Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. The Merger Agreement contains representations and warranties of Parent, on the one hand, and CABF, on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the Merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

The Merger Agreement provides for the Merger of CABF with and into Parent, with Parent continuing as the surviving corporation.

Following the completion of the Merger, Carolina Alliance Bank will merge with and into Park National. Park National shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Carolina Alliance Bank shall cease while Park National will continue to be a wholly-owned subsidiary of Parent.

Closing and effective time

Closing. The closing of the Merger will take place at 10:00 a.m., New York time, at the offices of Squire Patton Boggs (US) LLP, 201 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202, on a date to be specified by the parties, which date shall be no later than five (5) business days after satisfaction or waiver of the conditions set forth in the Merger Agreement, or at another time agreed to in writing by all the parties. See “—Conditions to completion of the Merger” below for a more complete description of the conditions that must be satisfied prior to closing. The completion of the Merger sometimes is referred to in this proxy statement/prospectus as the closing date.

Completion of the Merger. The Merger will become effective upon the filing of the articles of merger to be filed with the South Carolina Secretary of State and the certificate of merger to be filed with the Secretary of State of the State of Ohio, or such time thereafter as agreed to in writing by Parent and CABF and so provided in the articles/certificate of merger. The time at which the Merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.

Consideration to be received in the Merger

As a result of the Merger, each CABF shareholder will have the right, with respect to each share of CABF common stock held, to receive merger consideration consisting of (i) $3.80 in cash, which we refer to as the “cash consideration,” and (ii) 0.1378 shares of Parent common stock, which we refer to as the “stock consideration.”

Excluded shares shall automatically be canceled and cease to exist as of the effective time and no consideration shall be delivered or deliverable therefor. Shares of CABF common stock held by CABF shareholders who elect to exercise their dissenters’ rights will also not be converted into merger consideration.

The value of the cash consideration is fixed at $3.80. However, the implied value of the stock consideration will fluctuate as the market price of Parent common stock fluctuates before the completion of the Merger. This price will not be known at the time of the special meeting and may be more or less than the current price of Parent common stock or the price of Parent common stock at the time of the special meeting.

Fractional shares

Parent will not issue any fractional shares of Parent common stock in the Merger. Instead, a CABF shareholder who otherwise would have received a fraction of a share of Parent common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average closing price of Parent common stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the business day immediately prior to the closing date of the Merger, rounded to the nearest whole cent) and (ii) the fraction of a share of Parent common stock that such holder would otherwise have been entitled to receive.

Treatment of CABF equity awards

CABF Stock Options. At the effective time, each CABF option that is outstanding and has a per share exercise price that is less than $19.00 will be canceled and converted into the right to receive the merger consideration in respect of each net share covered by the CABF option, less applicable tax withholdings. A “net share” means with respect to a CABF stock option, the quotient obtained by dividing (i) the product of (x) the excess, if any, of $19.00 over the per share exercise price of such CABF stock option multiplied by (y) the number of shares of CABF common stock subject to such CABF stock option, by (ii) $19.00.

At the effective time, each CABF option that is outstanding and has a per share exercise price that is greater than or equal to $19.00 will be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such CABF option prior to the effective time, the number of shares of Parent common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of CABF common stock subject to the CABF option by the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the CABF option the equity award exchange ratio. The “equity award exchange ratio” means the sum of (i) 0.1378 (the exchange ratio) and (ii) the quotient (rounded to four decimal places) obtained by dividing $3.80 (the per share cash consideration) by $110.34 (which represents the average closing price of Parent common stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the third business day immediately prior to the date of the Merger Agreement).

The Merger Agreement requires CABF enter into option cancellation agreements with certain of its stock option holders to ensure that, immediately prior to the effective time, each CABF stock option that is being converted into merger consideration will be canceled at the effective time and only entitle the holders to receive merger consideration.

CABF Restricted Stock Awards. Immediately prior to the effective time, each award in respect of a share of CABF common stock subject to vesting, repurchase or other lapse restriction granted under a CABF equity incentive plan that is unvested or contingent and outstanding immediately prior to the effective time (a “CABF Restricted Stock Award”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration on the shares of CABF common stock underlying such CABF Restricted Stock Award.

Exchange of certificates

Parent will engage an exchange agent to handle the exchange of CABF common stock for the merger consideration and the payment of cash for any fractional share interest. As promptly as practicable after the effective time (and in no event more than 10 calendar days after the effective time), the exchange agent will send to each record holder, as of the effective time, of outstanding certificated or book entry shares that immediately prior to the effective time represented shares of CABF common stock that have been converted at the effective time into the right to receive the applicable merger consideration, a letter of transmittal for use in the exchange with instructions explaining how to surrender CABF common stock certificates and book-entry shares to the exchange agent. CABF shareholders that surrender their certificates and book entry shares to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. CABF shareholders that do not exchange their CABF common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Parent until their certificates are surrendered. After surrender of the certificates and book-entry statements representing CABF shares, any unpaid dividends or distributions with respect to the Parent common stock represented by the certificates will be paid without interest.

Conduct of business pending the Merger and certain covenants

Under the Merger Agreement, CABF has agreed to certain restrictions on its activities and the activities of its subsidiaries until the Merger is completed or the Merger Agreement is terminated. In general, CABF and its subsidiaries are required to maintain their existence, conduct their business and operations in the ordinary course of business and in a manner consistent with prior practice, and use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.

The following is a summary of the restrictions imposed upon CABF, subject to the exceptions set forth in the Merger Agreement. CABF will not, and will cause its subsidiaries not to, without Parent’s prior written consent:

•	amend its charter documents;
•	adjust any shares of its equity interests, pay any dividend or other distribution in respect of its equity interests or acquire any of its securities;
•	dispose of any of its properties or assets, subject to certain exceptions;
•	acquire an equity interest in, or a substantial portion of the assets of, any person (other than as a result of the foreclosure of a security interest), or merge or consolidate with any person;
•	incur any indebtedness, issue any debt securities, guarantee any indebtedness of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than certain indebtedness in the ordinary course of business;
•	commence any proceeding or settle any claim or litigation, subject to certain exceptions;
•	make any change to its accounting methods, principles or practices, except as required by GAAP or applicable law;
•	except as required by employee benefit plans: increase compensation or other benefits payable to present or former officers, directors or employees (other than nonmaterial increases for nonexecutive employees made in the ordinary course of business); pay or commit to pay any bonus or incentive compensation; establish, amend or terminate any collective bargaining agreement or employee benefit plan; accelerate payments or benefits to present or former officers, directors or employees; or terminate the employment of a CABF who has total annual compensation in excess of $100,000 (other than termination for cause);
•	grant equity based compensation; issue or commit to issue additional shares of CABF common stock, subject to certain exceptions; encumber or dispose of capital stock in any CABF subsidiary; or enter into any other agreement with the respect to the sale or voting of its capital stock;
•	make any tax election, settle any tax liability, fail to file any tax return when due, enter into any closing agreement, file any amended tax return or surrender any right to claim a reduction in tax liability;
•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;
•	enter into any new line of business;
•	file any application to establish, or to relocate or terminate the operations of, any banking office;
•	materially restructure its investment securities portfolio;
•	materially change credit policies and collateral eligibility standards;
•	make, acquire or issue a commitment for: commercial real estate loans in an original principal amount in excess of $2 million, residential loans originated for retention in an original principal amount in excess of $1.2 million or any commercial and industrial loan in an original principal amount in excess of $2 million;
•	subject to certain exceptions, extend additional funds to a loan classified as “criticized;”

•	enter into, renew or terminate any material contract, other than (a) renewal or termination in the ordinary course of business or (b) entry into a material contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on 60 days or less notice without payment of any termination fee or penalty;
•	adopt a plan of complete or partial liquidation or dissolution;
•	acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;
•	take or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	take or fail to take any action that could reasonably be expected to cause the representations and warranties made by CABF in the Merger Agreement to be inaccurate in any material respect;
•	take any action that would result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the Merger;
•	take any action that would adversely affect or materially delay (A) any necessary regulatory approvals for the Merger or (B) the ability of CABF to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby;
•	hire any new employees except to replace certain existing employees on comparable terms consistent with past hiring practices; or
•	make any commitments to take any of the actions described above.

Parent and CABF have each agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to fulfill all closing conditions applicable to such party pursuant to the Merger Agreement and to complete the Merger in the most expeditious manner practicable, including:

•	obtaining all regulatory approvals from governmental authorities, making all necessary, proper or advisable registrations, filings and notices, and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental authority; provided, however, that no party is required to take any action or agree to any condition or restriction that would reasonably be expected to (A) result in Parent becoming subject to certain regulatory enforcement actions or (B) have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the Merger, measured on a scale relative to CABF and its subsidiaries;
•	obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental persons; and
•	executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the Merger.

CABF, on the one side, and Parent, on the other side, have agreed:

•	to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger and not to issue any such press release or make any such public statement without the prior written consent of the other party, subject to certain exceptions;
•	to promptly advise the other party in writing if it believes that the other party has breached any representation, warranty, covenant or agreement contained in the Merger Agreement or if it believes that any event has occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a closing condition; and
•	to take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which could reasonably be likely to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

CABF has also agreed to:

•	permit Parent to access CABF’s books and records and telecommunications and electronic data processing systems, facilities and personnel, subject to certain restrictions and exceptions;
•	make reasonable efforts to cause its telecommunications and data processing service providers to assist Parent in connection with preparation for an electronic and systematic conversion of all applicable data;
•	provide to Parent the monthly unaudited financial statements of CABF as provided to CABF’s management; and
•	promptly notify Parent of any proceeding or potential proceeding that is reasonably likely to result in a material adverse change, question the validity of the Merger, or seeks to enjoin or otherwise restrain the Merger.

The Merger Agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “—Employee benefit matters” and “The Merger—Interests of certain persons in the Merger.”

No solicitation of transaction or change of recommendation

No solicitation. The Merger Agreement contains provisions prohibiting CABF from seeking or discussing an alternative acquisition proposal to the Merger. CABF has agreed that it will not, and will cause its subsidiaries and their representatives not to, directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate any alternative acquisition proposal, (ii) discuss or negotiate any alternative acquisition proposal or give any other person any non-public information of CABF relating to an alternative acquisition proposal, (iii) approve, endorse or recommend any alternative acquisition proposal, or (iv) enter into any agreement relating to an alternative acquisition proposal. Upon execution of the Merger Agreement, CABF is required to immediately cease any communications with any party with respect to any alternative acquisition proposal, but is not prohibited from contacting any party solely for the purpose of complying with the above requirements or to enforce the provisions of any confidentiality agreement with respect to an alternative acquisition proposal.

Notwithstanding the restrictions described above, the Merger Agreement provides that CABF may discuss or negotiate an alternative acquisition proposal or give other person information of CABF relating to an alternative acquisition proposal if, but only if, (i) CABF has received a bona fide unsolicited written alternative acquisition proposal prior to the CABF shareholders’ meeting that did not result from a breach of the obligations described above; (ii) CABF’s board of directors determines that such alternative acquisition proposal constitutes a superior proposal as compared with the Merger; (iii) CABF has provided Parent with prompt notice of such determination; (iv) prior to furnishing or affording access to any non-public information of CABF relating to an alternative acquisition proposal, CABF receives from such person certain confidentiality agreements; and (v) CABF determines in good faith, after consultation with outside legal counsel, that the failure of CABF’s board of directors to furnish such information or enter into discussions or negotiations would reasonably be expected to violate its fiduciary duties to CABF shareholders. CABF is required to promptly (and in any event within twenty-four (24) hours) notify Parent if any proposals are received by, any information is requested from, or any negotiations are sought from, CABF in connection with any alternative acquisition proposal. CABF is also required to promptly provide to Parent any information it provides to any other that was not previously provided to Parent.

No change of recommendation. The Merger Agreement provides that the CABF board of directors shall not (i) withdraw, qualify or modify its recommendation for shareholders to approve the Merger or (ii) approve or recommend, or propose to approve or recommend, any alternative acquisition proposal; provided, however, that CABF’s board of directors may take the actions described in (i) and (ii) above (and convey its reason for such action to CABF’s shareholders) if, and only if, (i) CABF’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that it has received a superior proposal; (ii) CABF’s board of directors determines in good faith, after consultation with outside legal counsel, that a failure to accept such superior proposal would be reasonably likely to result in the board breaching its fiduciary duties to CABF and its shareholders; (iii) the board notifies Parent of its receipt of a superior proposal and its intent to withdraw its recommendation and the terms of the superior proposal; (iv) after providing its notice of intent to change its recommendation, CABF negotiates in good faith with Parent and provides Parent a reasonable opportunity to adjust the terms and conditions of the Merger Agreement and (v) thereafter, CABF’s board of directors again determines in good faith, after consultation with its financial advisors and outside legal counsel, that a failure to accept such superior proposal would be reasonably likely to result in the board breaching its fiduciary duties to CABF and its shareholders. However, CABF’s board of directors is prohibited form changing its recommendation if Parent has offered to modify the terms of the Merger Agreement to provide for substantially identical terms and conditions as superior proposal. Unless the Merger Agreement is terminated, CABF has an unqualified obligation to submit the Merger Agreement to CABF shareholders at a meeting of the shareholders, including after a change of recommendation described above.

As used above, “superior proposal” refers to any unsolicited bona fide written acquisition proposal made by a third party, which, as determined by CABF’s board of directors determines in its good faith judgment, after consultation with its financial advisors and legal counsel, (i) would result in the acquisition of not less than fifty percent (50%) of CABF common stock or all, or substantially all, of the assets of CABF and its subsidiaries; and (ii) would result in a transaction that (A) involves consideration to the holders of CABF common stock that is more favorable, from a financial point of view, than the consideration to be paid to CABF’s shareholders pursuant to the Merger Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (B) is, in light of the other terms of such proposal, more favorable to CABF shareholders than the Merger and (C) is reasonably likely to be completed on the terms proposed.

Representations and warranties

The Merger Agreement contains representations and warranties made by CABF and Parent. These include, among other things, representations relating to:

•	valid corporate organization and existence;
•	authority to enter into the Merger and the binding nature of the Merger Agreement;
•	no breach of organizational documents, law or other agreements as a result of the Merger;
•	third party consents and approvals;
•	filing of necessary reports with regulatory authorities;
•	deposit accounts;
•	certain tax matters;
•	lack of material adverse changes;
•	involvement in litigation and orders issued by governmental authorities;
•	broker/finder fees;
•	capitalization;
•	financial statements;
•	information supplied for inclusion in registration statement/proxy statement/prospectus;
•	compliance with Bank Secrecy Act, anti-money laundering laws and regulations and protection of customer information;
•	compliance with the Federal Community Reinvestment Act;
•	compliance with laws; and
•	material contracts.

Parent also represents and warrants to CABF in the Merger Agreement regarding compliance with SEC filing requirements.

CABF makes additional representations and warranties to Parent in the Merger Agreement relating to, among other things:

•	subsidiaries;

•	title to assets and real properties;
•	loans;
•	allowance for loan losses;
•	investment portfolio;
•	interest rate risk management instruments;
•	intellectual property;
•	certain environmental matters;
•	certain employee benefit matters;
•	labor relations and employment matters;
•	related party transactions;
•	insurance;
•	sufficiency of assets to conduct business;
•	receipt of a fairness opinion for the Merger;
•	accuracy of, and no omissions in, the representations and warranties contained in the Merger Agreement;
•	no undisclosed liabilities;
•	mortgage banking business;
•	unlawful payments, including violations of the Foreign Corrupt Practices Act of 1977, as amended;
•	actions that would prevent the Merger from being treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	provision of CABF information to Parent.

Conditions to completion of the Merger

Closing Conditions for the Benefit of All Parties. Each of Parent’s and CABF’s obligations are subject to fulfillment of certain conditions, including:

•	no applicable law or order by governmental authority making illegal or preventing or prohibiting the consummation of the Merger or the Bank Merger;
•	receipt of all regulatory approvals containing no unduly burdensome conditions and expiration of all statutory waiting periods;
•	all required consents, authorizations, waivers or approvals having been obtained; and
•	this registration statement on Form S-4 having been declared effective by the SEC and continuing to be effective, and all necessary approvals under securities laws relating to the issuance of the shares of Parent common stock pursuant to the Merger having been received.

Closing Conditions for the Benefit of Parent. Parent’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of CABF in the Merger Agreement as of the closing date, except as otherwise set forth in the Merger Agreement;
•	performance by CABF in all material respects of its agreements under the Merger Agreement;
•	adoption of the Merger Agreement at the special meeting by CABF shareholders holding the requisite voting power under its charter documents and applicable law;
•	delivery by CABF of duly executed option cancellation agreements, certificates and documents as provided in the Merger Agreement;

•	no new enforcement actions initiated against CABF by any regulatory agency which, individually or in the aggregate, would reasonably be expected to materially affect CABF’s ability to conduct its business as currently being conducted;
•	holders of no more than 10% of the CABF common stock having taken the actions required under the SCBCA to qualify their CABF common stock as dissenters’ shares;
•	receipt of a written opinion from Squire Patton Boggs (US) LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on CABF.

Closing Conditions for the Benefit of CABF. CABF’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Parent in the Merger Agreement as of the closing date, except as otherwise set forth in the Merger Agreement;
•	performance by Parent in all material respects of its agreements under the Merger Agreement;
•	delivery by Parent of certain certificates and such other documents as provided in the Merger Agreement;
•	receipt of a written opinion from Nelson Mullins Riley & Scarborough LLP to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and
•	since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent.

Termination

Parent and CABF may mutually agree to terminate the Merger Agreement and abandon the Merger at any time. Subject to conditions and circumstances described in the Merger Agreement, Parent, on the one hand, or CABF, on the other hand, as the case may be, may terminate the Merger Agreement as follows:

•	by either party if the Merger is not completed by September 12, 2019;
•	by either party in the event of a material breach by the other party of its representation or warranty or obligations contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any applicable closing condition;
•	by either party if final action has been taken by a regulatory agency or governmental authority whose approval is required for the Merger, which final action has become final and nonappealable and does not approve the Merger;
•	by either party if any governmental authority has enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the Merger;
•	by Parent if the board of directors of CABF fails to make recommendation to CABF shareholders to adopt the Merger Agreement or withdraws, qualifies or modifies such recommendation in a manner adverse to Parent, or if the board of directors of CABF approves or recommends, or proposes to approve or recommend, an alternative acquisition proposal;
•	by Parent if CABF fails to convene a shareholder meeting for the purposes of obtaining the approval of CABF shareholders to adopt the Merger Agreement or in the event CABF has materially breached its covenant not to solicit, or participate in discussions or negotiations regarding, alternative acquisition proposals;

•	in certain circumstances, by either party if CABF has received and would accept a superior acquisition proposal from a third party and the CABF board of directors has withdrawn or modified, or delivered notice of its intent to withdraw of modify, its recommendation that CABF shareholders to adopt the Merger Agreement or the CABF board of directors approves or recommends, or proposes to approve or recommend, such superior acquisition proposal; or
•	by either party if the CABF shareholders fail to adopt the Merger Agreement.

Termination of the Merger Agreement will not relieve any party from liability for damages resulting from fraud or the breach of any of its representations, covenants or agreements set forth in the Merger Agreement.

Termination fee

CABF has agreed to pay Parent a termination fee of $5,317,500 if the Merger Agreement is terminated under the following circumstances:

•	by Parent if the board of directors of CABF fails to make a recommendation to CABF shareholders to adopt the Merger Agreement (or withdraws or modifies such recommendation) or if the board of directors of CABF approves or recommends, or proposes to approve or recommend, an alternative acquisition proposal;
•	by Parent if CABF has materially breached its covenant not to solicit, or engage in discussions or negotiations regarding, alternative acquisition proposals;
•	by either Parent or CABF if CABF has received a superior proposal, and the board of directors of CABF has notified Parent of its intention to change its recommendation to CABF shareholders (or made such change) or the CABF board of directors approves or recommends, or proposes to approve or recommend, such superior proposal; or
•	by (i) Parent or CABF if closing has not occurred on or before the first anniversary of the date of the Merger Agreement (if approval of the Merger Agreement by CABF shareholders has not yet been obtained), (ii) Parent upon a material uncured breach of the Merger Agreement which causes CABF to fail to satisfy a closing condition or (iii) Parent or CABF upon the failure of CABF’s shareholders to approve the Merger Agreement, and, in each case, within 12 months of such termination, CABF consummates or enters into an agreement for a competing acquisition proposal that has been communicated to or otherwise made known to the shareholders, senior management or board of directors of CABF.

Management of Parent after the Merger

After the Merger, the boards of directors of Parent and Park National will continue to serve as the directors of the surviving entities. In addition, at or promptly following the effective time, a CABF divisional advisory board, which will serve as an advisory board to Park National, will be created and certain directors from the current board of directors of CABF, as agreed among Parent and CABF, will be appointed to serve thereon. After the Merger, Parent and Park National’s executive officers will continue to serve as the executive officers of the surviving entities.

Employee benefit matters

Pursuant to the Merger Agreement, Parent has the sole discretion in determining which employees of CABF and its subsidiaries will continue employment with the surviving entity following the closing date. Each continuing employee will be provided wages or salaries and employee benefits (excluding equity plans) that in the aggregate are substantially comparable to that provided by CABF immediately prior to the closing date (but in no event greater than the base wages, salaries or employee benefits provided to Parent’s similarly situated employees).

Parent will provide each employee of CABF and its subsidiaries who does not continue employment with the surviving entity with severance benefits under Carolina Alliance Bank’s existing severance practices or pursuant to the terms of any applicable employment agreement with CABF or its subsidiaries in existence as of the date of the Merger Agreement.

Expenses

Each party to the Merger Agreement will bear its own expenses incurred in connection with the Merger Agreement.

NYSE American stock listing

Parent common stock currently is listed on NYSE American under the symbol “PRK.” The shares to be issued to CABF’s shareholders as merger consideration also will be eligible for trading on NYSE American. Parent will use its reasonable best efforts to (i) list, prior to the effective time if such listing is required to be made prior to the effective time under NYSE American rules, the shares of Parent common stock to be issued pursuant to the Merger, or (ii) make such post-closing filings with NYSE American as may be required by the applicable NYSE American rules.

Amendment

The Merger Agreement may not be amended except by a written instrument executed by all parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF CABF

Except as otherwise noted in the footnotes to the tables, each individual has sole investment and voting power with respect to the shares of common stock set forth. The business address of the persons listed below is c/o CAB Financial Corporation, PO Box 932, Spartanburg, SC 29304.

Significant Shareholders (More than 5% of Class). As of October 31, 2018, no CABF shareholder known to management beneficially owned more than 5% of CABF common stock.

Directors and Executive Officers. The following table shows, as of October 31, 2018, the beneficial ownership of CABF common stock of each CABF director, of each of the executive officers of CABF, and all of CABF’s directors and executive officers as a group.

Name (position)	Common Stock Beneficially Owned(1)	Percent of Class(2)
Terry L. Cash	102,876	1.4%
T. Alexander Evins	72,226	1.0%
Marsha H. Gibbs	29,640	*
Samuel H. Maw, Jr.	77,752	1.0%
D. Byrd Miller III	37,159	*
W. Lewis White, Sr.	36,552	*
L. Terrell Sovey	123,890	1.7%
Susan H. McClinton	26,740	*
George M. Groome	27,115	*
W. Louis Bissette, Jr.	47,246	*
Carl R. Bartlett	27,468	*
W. Allen Rogers, II	23,072	*
Marshall E. Franklin	8,282	*
Richard H. Sumerel	7,311	*
Larry A. Webb	9,009	*
John S. Poole	52,602	*
R. Lamar Simpson	71,420	1.0%
John D. Kimberly	42,275	*
All directors and executive officers as a group (18 persons)	822,635	11.0%
*	Indicates that the individual or entity owns less than one percent of CABF’s common stock.
(1)	Included in the beneficial ownership tabulations are the following shares of common stock underlying stock options that are exercisable as of October 31, 2018 or will become exercisable within 60 days of such date: 76,857.
(2)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 7,409,533 shares of common stock outstanding as of October 31, 2018, and (ii) options to purchase shares of common stock that are exercisable as of or within 60 days of October 31, 2018 by the relevant individual or group.

COMPARISON OF RIGHTS OF PARENT SHAREHOLDERS AND CABF SHAREHOLDERS

CABF shareholders who receive Parent common shares as consideration in the Merger will become shareholders of Parent at the effective time of the Merger. Parent is an Ohio corporation and a financial holding company registered under the Bank Holding Company Act, while CABF is a South Carolina corporation and a bank holding company registered under the Bank Holding Company Act. Although the rights of the holders of Parent common shares and those of holders of CABF common shares are similar in many respects, there are some differences. These differences relate to differences between the provisions of Ohio law governing corporations and the provisions of South Carolina law governing corporations, as well as differences between provisions of Parent’s articles of incorporation and regulations and CABF’s articles of incorporation and bylaws.

Set forth below is a comparison of certain material rights of Parent shareholders and the rights of CABF shareholders. This description is not intended to be a complete statement of the differences affecting the rights of CABF shareholders, but rather describes the more significant differences affecting the rights of CABF shareholders and certain important similarities. This description is qualified in its entirety by reference to the relevant provisions of Ohio law and South Carolina law and the articles of incorporation and regulations of Parent as well as the articles of incorporation and bylaws of CABF.

	Parent Shareholder Rights	CABF Shareholder Rights
Authorized Capital Stock:	Parent is authorized to issue 20 million shares of common stock, without par value, and 200,000 shares of preferred stock, without par value.	CABF is authorized to issue 20 million shares of common stock, $1.00 par value, and 10 million shares of preferred stock, $1.00 par value.

	On October 31, 2018, Parent had 15,698,181 shares of common stock outstanding and no shares of preferred stock outstanding.	On October 31, 2018 CABF had 7,409,533 shares of common stock outstanding and no shares of preferred stock outstanding.

	Parent common stock is listed on NYSE American under the symbol “PRK.”	CABF common stock is quoted on the OTCQX under the symbol “CABF.”

Issuance of Preferred Stock:
Parent’s board of directors is authorized to provide for the issuance of the preferred stock in one or more series and, by filing a certificate pursuant to applicable Ohio law, to establish the terms of any such series to the fullest extent now or hereafter permitted under Ohio law, including, but not limited to, the number of shares to be included in each such series; dividend and distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof.

CABF’s board of directors is authorized to provide for the issuance of the preferred stock in one or more series and, by filing a certificate pursuant to applicable South Carolina law, to establish the terms of any such series to the fullest extent now or hereafter permitted under South Carolina law, including, but not limited to, the number of shares to be included in each such series; dividend and distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof.

Dividends:	The holders of Parent common stock are entitled to receive dividends only when and as declared from time to time by	The holders of CABF common stock are entitled to receive dividends only when and as declared from time to time by

	Parent Shareholder Rights	CABF Shareholder Rights
	the Parent board of directors in amounts not exceeding those permitted by Ohio law.	the CABF board of directors in amounts not exceeding those permitted by South Carolina law.

However, the Federal Reserve Board expects Parent, as a bank holding company, to serve as a source of strength to its subsidiary banks, which may require Parent to retain capital for further investments in its subsidiary banks, rather than for dividends for its shareholders.

However, the Federal Reserve Board expects CABF, as a bank holding company, to serve as a source of strength to Carolina Alliance Bank, which may require CABF to retain capital for further investments in Carolina Alliance Bank, rather than for dividends for its shareholders.

Number of Directors, Classification:
Parent’s board of directors currently consists of 11 members. Parent’s regulations provide, however, that the number may be increased or decreased (provided the number is never less than five or more than 16) by resolution of the shareholders at a meeting called for the purpose of electing directors and at which a quorum is present holding at least a majority of Parent’s voting power present at the meeting, or by resolution of at least a majority of the directors then in office. The directors may also fill any director’s office that is created by an increase in the number of directors.

Parent’s board of directors consists of three classes, which are nearly equal in number as the then fixed number of directors permits, with the term of office of one class expiring each year.

CABF’s board of directors currently consists of 18 members. CABF’s bylaws provide, however, that unless provided in CABF’s articles of incorporation, the number may be increased or decreased (provided the number is never less than five or more than 25) from time to time by resolution of the directors then in office. The directors may also fill any director’s office that is created by an increase in the number of directors.

CABF’s board of directors consists of three classes, which are equal in number, with the term of office of one class expiring each year.

Removal of Directors:
A Parent director may be removed, with or without cause, only by the vote of the holders of shares entitling them to exercise not less than a majority of the voting power to elect directors in place of those to be removed, provided that, unless all directors of a particular class are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

A CABF director may be removed, with or without cause, by the affirmative vote (at a meeting of CABF shareholders called for such purpose at which a quorum is present) of the holders of at least a majority of the CABF shares entitled to vote at an election of directors.

	Parent Shareholder Rights	CABF Shareholder Rights
Limitation on Director Liability and Indemnification:
Parent’s regulations provide that any present or former director or officer will be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Parent, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Parent shall make any indemnification only upon a determination that such indemnification is proper in the circumstances.

Expenses (including attorneys’ fees,) incurred in defending any action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all such amounts in the event he is not successful on the merits or it is determined that he is not entitled to indemnification under Parent’s regulations.

CABF’s articles of incorporation provide that no CABF director will be personally liable to CABF or its shareholders for breaches of the duty of care or any other duty as a director, except that such liability is not eliminated for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or involving gross negligence, intentional misconduct, or a knowing violation of law, (iii) liability imposed under Section 33-8-330 of the SCBCA, or (iv) a transaction from which the director derived an improper personal benefit.

CABF’s bylaws provide mandatory indemnification of directors to the fullest extent permitted by applicable law and public policy, and provide for advancement of expenses (including attorneys’ fees, court costs, and expert witness fees) incurred by any indemnified director in advance of final disposition of the related proceeding, but only if such director first affirms in writing to CABF his good faith belief that his conduct comported with that required by the bylaws and agrees in writing to repay all such advanced amounts in the event it is ultimately determined that he did not meet such standard of conduct.

Advance Notice Regarding Shareholders’ Nomination of Candidates for Election to the Board of Directors:
Parent’s regulations provide that a nomination for election of directors may be made by any shareholder by delivering written notice to the President of Parent not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of Parent not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

The notice shall set forth the information about the nominee specified in Parent’s regulations.

CABF’s bylaws provide that a nomination for election of directors may be made by any shareholder by delivering written notice to the Secretary of CABF: (i) with respect to an annual meeting, no later than 90 days prior to the meeting, or (ii) with respect to a special meeting, the close of business on the seventh day following the date on which notice of the special meeting is first provided to shareholders.

The notice must set forth the information about the nominee specified in CABF’s bylaws.

	Parent Shareholder Rights	CABF Shareholder Rights
Required Vote for Certain Transactions:
Subject to certain exceptions, Parent’s articles of incorporation provides that the affirmative vote of the holders of the greater of (i) four-fifths (4/5) of the outstanding common shares of Parent entitled to vote thereon or (ii) that fraction of such outstanding common shares having as the numerator a number equal to the sum of (a) the number of outstanding common shares beneficially owned by Controlling Persons (as defined in the Parent’s articles of incorporation) plus (b) two-thirds (2/3) of the remaining number of outstanding common shares, and as the denominator a number equal to the total number of outstanding common shares entitled to vote, shall be required for the adoption or authorization of a Business Combination (as defined in the Parent’s articles of incorporation) with controlling persons of Parent (i.e., persons who beneficially own shares of Parent entitling them to exercise at least 20% of the voting power in the election of directors).

The provisions of the SCBCA, which generally require a two-thirds (2/3) shareholder approval for actions requiring shareholder approval, govern the shareholder vote requirements applicable to CABF. Under CABF’s articles of incorporation and bylaws, CABF has elected not to be subject to or governed by the South Carolina Control Share Acquisitions Statute contained in Section 35-2-101 to 35-2-111 of the South Carolina Code, which would impose a shareholder approval requirement of greater than two-thirds (2/3) for certain transactions involving a 20% or greater shareholder of CABF.

Amendment to Articles of Incorporation and Regulations/Bylaws:
Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless the corporation’s articles of incorporation provide for a different vote requirement, which cannot be less than a majority of the shares entitled to vote. Parent’s articles of incorporation do not provide for a different standard.

Parent’s articles of incorporation provide that, when there is one or more controlling persons of Parent (i.e., persons who beneficially own shares of Parent entitling them to exercise at least 20% of the voting power in the election of directors), Article Eighth (which relates to supermajority voting requirements for Business Combinations) cannot be altered, changed or repealed unless the amendment is adopted by the portion of shareholders otherwise required to approve a Business Combination.

Under South Carolina law, the board of directors may propose, and shareholders may adopt, amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote (and two-thirds of the votes entitled to be cast within each voting group entitled to vote as a separate group on the amendment), unless the corporation’s articles of incorporation provide for a different vote requirement, which cannot be less than a majority of the shares entitled to vote. CABF’s articles of incorporation do not provide for a different standard.

Parent Shareholder Rights	CABF Shareholder Rights

Parent’s regulations provide that the regulations may be amended, or new regulations may be adopted, at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power of Parent on such proposal, or without a meeting by the written consent of the holders of shares entitling them to exercise not less than two-thirds of the voting power of Parent on such proposal.

CABF’s bylaws provide that the bylaws may be amended, or new bylaws may be adopted, by a majority of the directors of CABF or by the affirmative vote of a majority of each class of shares entitled to vote thereon at a meeting of the CABF shareholders at which a quorum is present.

DESCRIPTION OF PARENT CAPITAL STOCK

The following description of the capital stock of Parent is a summary only. Such summary does not purport to be complete and is qualified, in all respects, to applicable provisions of the Ohio Revised Code, Parent’s articles of incorporation, as further amended, and Parent’s regulations, as further amended. You should refer to, and read this summary together with, our articles of incorporation and regulations to review all the terms of Parent capital stock. Parent’s articles of incorporation and regulations are incorporated herein by reference and will be sent to shareholders of Parent and CABF upon request. See “Where You Can Find More Information.”

Authorized capital stock

Under Parent’s articles of incorporation, Parent has the authority to issue 20 million shares of common stock, without par value, and 200,000 shares of preferred stock, without par value. As of October 31, 2018, there were issued and outstanding 15,698,181 shares of Parent common stock and no shares of preferred stock. Parent common shares are listed on NYSE American under the symbol “PRK.”

Parent common stock

The outstanding shares of Parent common stock are, and the shares of Parent common stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Parent common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Parent preferred stock that Parent may designate and issue in the future.

Preemptive Rights

Parent’s articles of incorporation provide that the holders of Parent common stock do not have preemptive rights.

Dividends

As an Ohio corporation, Parent may, in the discretion of Parent’s board of directors, generally pay dividends to Parent’s shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. Holders of Parent common stock are entitled to receive dividends when, as and if declared by the Parent board of directors from funds legally available therefor, subject to, and which may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that the Parent board of directors may designate and issue in the future. Parent’s ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared and paid by Park National. However, the Federal Reserve Board expects Parent to serve as a source of strength to Park National, which may require Parent to retain capital for further investment in Park National, rather than pay dividends to the Parent shareholders. Payment of dividends by Park National may be restricted at any time at the discretion of the OCC if the OCC deems such dividends to constitute an unsafe or unsound banking practice. This could have the effect of limiting Parent’s ability to pay dividends on its common stock.

Park National may not pay dividends out of its surplus if, after paying these dividends, it would fail to meet the required minimum levels under the capital guidelines established by the OCC. In addition, Park National must have the approval of the OCC if a dividend in any year would cause the total dividends for that year to exceed the sum of Park National’s net income for the current year and the retained net income for the preceding two years, less required transfers to surplus. Payments of dividends by Park National may be restricted at any time at the discretion of its governing regulatory authorities if necessary to maintain adequate capital.

The ability of Park National to pay dividends to Parent is also subject to Park National’s profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by financial holding companies and other bank holding companies. The policy statement provides that, as a matter of prudent banking, a financial holding company or a bank holding company should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the financial holding company’s or bank holding company’s capital needs, asset quality and overall financial condition. Accordingly, a financial holding company or a bank holding company should not pay dividends that exceed its net income or can only be funded in ways that weaken the financial holding company or bank holding company’s financial health, such as by borrowing.

Parent is subject to contractual restrictions on the declaration and payment of dividends under the terms of certain of its debt instruments.

In connection with the merger of Vision Bancshares, Inc. (“Vision”) into Parent on March 9, 2007 (the “Vision Merger”), Parent entered into a First Supplemental Indenture, dated as of the effective time of the Vision Merger (the “First Supplemental Indenture”), with Vision and Wilmington Trust Company, as Trustee. Under the terms of the First Supplemental Indenture, Parent assumed all of the payment and performance obligations of Vision under the Junior Subordinated Indenture, dated as of December 5, 2005 (the “Indenture”), pursuant to which Vision issued approximately $15.5 million of floating rate junior subordinated notes to Vision Bancshares Trust I, a Delaware statutory trust (the “Vision Trust”). The floating rate junior subordinated notes were issued by Vision in connection with the sale by the Vision Trust of $15.0 million of floating rate preferred securities to institutional investors on December 5, 2005.

Under the terms of the First Supplemental Indenture, Parent also succeeded to and was substituted for Vision with the same effect as if Parent had originally been named (i) as “Depositor” in the Amended and Restated Trust Agreement of the Vision Trust, dated as of December 5, 2005 (the “Trust Agreement”), among Vision, Wilmington Trust Company, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein and (ii) as “Guarantor” in the Guarantee Agreement, dated as of December 5, 2005 (the “Guarantee Agreement”), between Vision and Wilmington Trust Company, as Guarantee Trustee. Through these contractual obligations, Parent has fully and unconditionally guaranteed all of the Vision Trust’s obligations with respect to the floating rate preferred securities.

Both the floating rate junior subordinated notes and the floating rate preferred securities mature on December 30, 2035 (which maturity may be shortened), and carry a floating interest rate per annum, reset quarterly, equal to the sum of three-month LIBOR plus 1.48 percent. Payment of interest on the floating rate junior subordinated notes, and payment of cash distributions on the floating rate preferred securities, may be deferred at any time or from time to time for a period not to exceed twenty consecutive quarters.

Under the terms of the Indenture and the related Guarantee Agreement, Parent, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions specified in the Indenture, from declaring or paying dividends to the holders of common stock: (i) if an event of default under the Indenture has occurred and continues; (ii) if Parent is in default with respect to the payment of any obligations under the Guarantee Agreement; or (iii) during any period in which the payment of interest on the floating rate junior subordinated notes by Parent (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Liquidation Rights

Each share of Parent common stock entitles the holder thereof to share ratably in Parent’s net assets legally available for distribution to shareholders in the event of Parent’s liquidation, dissolution or winding up, after (i) payment in full of all amounts required to be paid to creditors or provision for such payment and (ii) provision for the distribution of any preferential amounts to the holders of preferred shares, if any.

Under the terms of the Indenture and the related Guarantee Agreement, Parent, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions specified in the Indenture, from making any liquidation payments with respect to any of Parent’s capital stock (including the common stock): (i) if an event of default under the Indenture has occurred and continues; (ii) if Parent is in default with respect to the payment of any obligations under the Guarantee Agreement; or (iii) during any period in which the payment of interest on the floating rate junior subordinated notes by Parent (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Subscription, Preference, Conversion, Exchange and Redemption Rights

The holders of Parent common stock do not have subscription, preference, conversion or exchange rights, and there are no mandatory redemption provisions applicable to the common stock. The rights, preferences and privileges of the holders of Parent common stock are subject to, and may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that the Parent’s board of directors may designate and issue in the future.

Under the terms of the Indenture and the related Guarantee Agreement, Parent, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions specified in the

Indenture, from redeeming, repurchasing or otherwise acquiring any of Parent’s capital stock (including the common stock): (i) if an event of default under the Indenture has occurred and continues; (ii) if Parent is in default with respect to the payment of any obligations under the Guarantee Agreement; or (iii) during any period in which the payment of interest on the floating rate junior subordinated notes by Parent (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Voting Rights

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Parent’s articles of incorporation have not been amended to eliminate cumulative voting in the election of directors. Accordingly, if, in accordance with Ohio law, any of Parent’s shareholders makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of shares of common stock owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes.

Except with respect to an election of directors for which cumulative voting has been properly requested, each share of Parent common stock entitles the holder thereof to one vote on each matter submitted to the shareholders of Parent for consideration.

Parent’s articles of incorporation contain special voting requirements that may be deemed to have anti-takeover effects. These special voting requirements are described in Article Eighth and apply when any of the following actions are contemplated:

•	any merger or consolidation of Parent with or into a beneficial owner of 20% or more of the voting power of Parent entitled to vote in the election of directors (a “20% beneficial owner”) or an affiliate or associate of that 20% beneficial owner;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Parent, including the voting securities of any of Parent’s subsidiaries, or of any of Parent’s subsidiaries, to a 20% beneficial owner or an affiliate or associate of that 20% beneficial owner;
•	any merger into Parent, or one of its subsidiaries, of a 20% beneficial owner or an affiliate or associate of that 20% beneficial owner;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Parent, or one of its subsidiaries, of all or any part of the assets of a 20% beneficial owner (or an affiliate or associate of that 20% beneficial owner), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner and the affiliates and associates of that 20% beneficial owner, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Parent, unless all such dispositions by the 20% beneficial owner and its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets having an aggregate fair value in excess of 2% of the total consolidated assets of Parent;
•	any reclassification of the shares of Parent common stock or any recapitalization involving Parent common stock consummated within five years after a 20% beneficial owner becomes such;
•	any agreement, contract or arrangement providing for any of the previously described business combinations; and
•	any amendment to Article Eighth of Parent’s articles of incorporation.

The enlarged majority vote required when Article Eighth applies is the greater of:

•	four-fifths of the outstanding common shares entitled to vote on the proposed business combination, or
•	that fraction of the outstanding common shares having:
•	as the numerator, a number equal to the sum of:
•	the number of common shares beneficially owned by the 20% beneficial owner plus

•	two-thirds of the remaining number of common shares outstanding,
•	and as the denominator, a number equal to the total number of outstanding common shares entitled to vote.

Article Eighth does not apply where: (i) the shareholders who do not vote in favor of the transaction and whose proprietary interest will be terminated in connection with a transaction are paid a “minimum price per share;” and (ii) a proxy statement satisfying the requirements of the Exchange Act is mailed to Parent’s shareholders for the purpose of soliciting shareholder approval of the transaction. If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by Parent’s articles of incorporation or regulations.

Parent preferred stock

The 200,000 authorized but unissued preferred shares are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under Parent’s articles of incorporation, Parent’s board of directors has the authority, without any further shareholder vote or action, to issue the preferred shares in one or more series, from time to time, with full or limited voting power, or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to Parent’s articles of incorporation adopted by Parent’s board of directors. The authority of Parent’s board of directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series:

•	the division of the preferred shares into series and the designation and authorized number of preferred shares (up to the number of preferred shares authorized under Parent’s articles of incorporation) in each series;
•	the dividend rate and whether dividends are to be cumulative;
•	whether preferred shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;
•	the liquidation rights to which the holders of preferred shares will be entitled, and the preferences, if any;
•	whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;
•	whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;
•	the voting rights of the preferred shares, which may be full, limited or denied, except as otherwise required by law; provided that the voting rights of any series of preferred shares may not be greater than the voting rights of the common shares;
•	the preemptive rights, if any, to which the holders of preferred shares will be entitled and any limitations thereon;
•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of these other series; and
•	any other relative, participating, optional or other special rights and privileges, and qualifications, limitations or restrictions.

Certain anti-takeover effects of Parent’s articles of incorporation and regulations

Certain provisions of Parent’s articles of incorporation and regulations may have the effect of impeding the acquisition of control of Parent by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by Parent’s board of directors.

These provisions may have the effect of discouraging a future takeover attempt which is not approved by Parent’s board of directors but which individual Parent shareholders may deem to be in their best interests or in which Parent shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of Parent’s current board of directors or management more difficult.

These provisions of Parent’s articles of incorporation and regulations include the following:

•	If a special shareholders meeting of Parent is called by shareholders, it must be called by holders of not less than twenty-five percent of all shares outstanding and entitled to vote thereat;
•	Nomination of candidates for election to Parent’s board of directors requires advance notice containing certain information of the nominee;
•	Parent’s regulations may be amended only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Parent; and
•	Certain business combinations with controlling persons require approval by a supermajority of Parent’s outstanding voting shares.

The provisions described above are intended to reduce Parent’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of Parent’s board of directors.

Anti-takeover statutes

Certain state laws make a change in control of an Ohio corporation more difficult, even if desired by the holders of a majority of the corporation’s shares. Provided below is a summary of the Ohio anti-takeover statutes.

The Ohio Revised Code provides, in certain circumstances, that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), Parent’s articles of incorporation do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the articles of incorporation, relatively difficult, and a vote of the holders of in excess of one-third of Parent’s outstanding common shares would be sufficient to prevent implementation of any of the corporate actions mentioned above.

Ohio Revised Code Section 1701.831 is a “control share acquisition” statute. The control share acquisition statute provides, in essence, that any person acquiring shares of an “issuing public corporation” (which definition Parent meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and (iii) more than 50%.

The purpose of the control share acquisition statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the control share acquisition statute would grant to Parent’s shareholders the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person’s purchase in the same manner and with the same proxy information that would be available to them if a proposed merger of Parent were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the purchase is approved.

The control share acquisition statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the control share acquisition statute could render approval of any control share acquisition difficult because it must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of such voting power, excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some Parent shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince Parent’s shareholders of the value and validity of the offer may cause such offer to be more financially attractive in order to gain shareholder approval.

Parent’s regulations, as currently in effect, provides that Section 1701.831 of the Ohio Revised Code does not apply to control share acquisitions of shares of Parent.

Ohio Revised Code Chapter 1704 is a “merger moratorium” statute. The merger moratorium statute provides that, unless a corporation’s articles of incorporation or regulations otherwise provide, an “issuing public corporation” (which definition Parent meets) may not engage in a “Chapter 1704 transaction” for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the Chapter 1704 transaction is approved by the corporation’s board of directors prior to such transaction. A person who acquires such voting power is an “interested shareholder,” and “Chapter 1704 transactions” involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an issuing public corporation and an interested shareholder if such transactions involve 5% of the assets or shares of the issuing public corporation or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions. One significant effect of Chapter 1704 is to encourage a person to negotiate with a corporation’s board of directors prior to becoming an interested shareholder.

A corporation may elect not to be covered by the provisions of Ohio Revised Code Chapter 1704 by the adoption of an appropriate amendment to its articles of incorporation. Parent’s articles of incorporation, as currently in effect, provides that Ohio Revised Code Chapter 1704 does not apply to Parent.

Ohio also has enacted Ohio Revised Code Section 1707.043, which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

In addition, Section 1701.59 of the Ohio Revised Code provides that, in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider, in addition to the interests of the corporation’s shareholders, any of the interests of the corporation’s employees, suppliers, creditors and customers, the economy of the State of Ohio and the United States, community and societal considerations and the long-term as well as the short-term interests in the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

The overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Parent common stock to be issued in the Merger have been passed upon by Squire Patton Boggs (US) LLP.

Certain matters pertaining to the federal income tax consequences of the Merger have been passed upon for Parent by Squire Patton Boggs (US) LLP and for CABF by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The consolidated financial statements of Park National Corporation included in Park National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Park National Corporation’s internal control over financial reporting as of December 31, 2017 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CABF as of December 31, 2017 and 2016 and for the years then ended included herewith, have been audited by Elliott Davis, LLC, an independent auditor, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

CABF

If the Merger contemplated by this proxy statement/prospectus is consummated, CABF will be merged with and into Parent and no further meetings of CABF’s shareholders will occur. If the Merger is not consummated, it is anticipated that the CABF 2019 annual meeting of shareholders will be held on a to-be-determined date in the second quarter of 2019.

Parent

Proposals by shareholders intended to be presented at Parent’s 2019 Annual Meeting of Shareholders must be received by the Secretary of Parent no later than November 12, 2018, to be eligible for inclusion in Parent’s proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2019 Annual Meeting. Parent will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2019 Annual Meeting without inclusion of that proposal in Parent’s proxy materials and written notice of the proposal was not received by the Secretary of Parent by January 26, 2019, or if Parent meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2019 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2019 Annual Meeting.

In each case, written notice must be given to Parent’s Secretary, whose name and address are:

Brady T. Burt
Chief Financial Officer, Secretary and Treasurer
Park National Corporation
51 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500

Shareholders desiring to nominate candidates for election as directors at the 2019 Annual Meeting must follow the procedures described under the heading “Nominating Procedures” in Parent’s Definitive Proxy Statement for Parent’s 2018 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

Parent files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public at no charge over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Parent files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Parent’s SEC filings are also available at no charge on its website at www.parknationalcorp.com.

Parent filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Parent common stock to be issued to CABF’s shareholders upon completion of the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Parent in addition to being a proxy statement of CABF for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

CABF is not subject to the informational reporting requirements of the Exchange Act. Therefore, CABF does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. Carolina Alliance Bank does file unaudited, periodic reports of income and condition, or Call Reports, with the FDIC. Carolina Alliance Bank’s Call Reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the Call Reports is for informational purposes only, and such reports are not incorporated by reference into this proxy statement/prospectus. CABF also makes available other information, including copies of prior year’s annual reports, through the investor relation’s section of CABF’s website (https://www.carolinaalliancebank.com).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows Parent to incorporate by reference information into this proxy statement/prospectus. This means that Parent can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus of any subsequent filing incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Parent has filed previously with the SEC and any additional filings Parent makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the date that the offering is terminated; provided, however, that this proxy statement/prospectus does not incorporate by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•	Parent’s Annual Report on Form 10-K for the year ended December 31, 2017 (including the portions of the Definitive Proxy Statement for Parent’s 2018 Annual Meeting incorporated by reference therein), filed with the SEC on February 27, 2018;
•	Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 2, 2018;
•	Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on July 27, 2018;
•	Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 2, 2018; and
•	Parent’s Current Reports on Form 8-K, filed with the SEC on January 22, 2018, January 23, 2018, January 26, 2018, April 20, 2018, April 23, 2018, April 24, 2018, May 21, 2018, June 14, 2018, June 28, 2018, July 2, 2018, July 9, 2018, July 23, 2018, September 13, 2018, September 14, 2018 and October 22, 2018.

Parent also incorporates by reference the description of its common shares, without par value, contained in “Item 5. Other Information” of Part II of its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, together with any subsequent registration statement or report filed for the purpose of updating such description.

You may request, either orally or in writing, and Parent will provide, a copy of these filings without charge by contacting Park National Corporation, 50 North Third Street, P.O. Box 3500, Newark, OH 43058-3500, Attention: Brady Burt, Telephone: (740) 322-6844. If you would like to request documents, please do so by          ,    , to receive them before the special meeting.

All information concerning Parent and its subsidiaries has been furnished by Parent, and all information concerning CABF and its subsidiaries has been furnished by CABF.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to CABF shareholders in connection with the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated          ,    . You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of Parent common stock as contemplated by the Merger Agreement will create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Dated as of September 12, 2018

by and between

Park National Corporation

and

CAB Financial Corporation

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization, dated as of September 12, 2018 (“Agreement”), is entered into by and between Park National Corporation, an Ohio corporation (“Parent”), and CAB Financial Corporation, a South Carolina corporation (“CABF”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and CABF have determined that it is in the best interests of their respective entities and shareholders to consummate the business combination transaction provided for herein in which CABF will, subject to the terms and conditions set forth herein, merge with and into Parent, with Parent being the surviving entity (the “Merger”);

WHEREAS, the Board of Directors of CABF has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) approved the execution, delivery and performance by CABF of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that CABF’s shareholders (the “CABF Shareholders”) approve and adopt this Agreement;

WHEREAS, the Board of Directors of Parent has (i) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent and CABF intend for federal income tax purposes that the Merger (as defined below) qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Code (as defined below) and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the directors and certain executive officers of CABF, in their respective capacities as shareholders, have entered into Voting and Support Agreements with Parent, effective as of the date hereof (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”).

NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1   Certain Definitions. As used herein, the following terms shall have the following meanings:

(a)   “401(k) Plan” shall mean the Carolina Alliance Bank 401(k) Plan, Plan No. 001.

(b)   “Acquisition Proposal” shall mean any bona fide proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving CABF, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CABF representing twenty-five percent (25%) or more of the consolidated assets of CABF, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CABF, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

(c)   “Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. For the purpose of this definition, (i) “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise; and (ii) when used in the context of CABF, “Affiliate” shall also mean any Subsidiary, or any entity which together with CABF or any Subsidiary would be deemed a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(d)   “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision-of any Applicable Law.

(e)   “Applicable Law” or “Law” shall mean and include (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority or as to which a party, by the nature of its activities, is subject, (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party or as to which a party, by the nature of its activities or otherwise, is subject; (iii) any judicial or administrative interpretation of application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.

(f)   “Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Ohio or South Carolina, or a day on which commercial banks in Ohio or South Carolina are authorized or required by Applicable Law to close.

(g)   “CABF’s Knowledge” shall mean the actual knowledge of any of John Kimberly, R. Lamar Simpson, Jeff Covington or Laura Austill, or the knowledge that each such individual would ordinarily have after reasonable investigation based on his or her respective position at CABF.

(h)   “CABF Stock Options” shall mean all options granted under a CABF Stock Plan, whether vested or unvested, that are outstanding and unexercised immediately prior to the Effective Time.

(i)   “CABF Stock Plans” shall mean the Carolina Alliance Bank 2017 Equity Incentive Plan, Carolina Alliance Bank 2007 Stock Incentive Plan, Forest Commercial Bank 2008 Incentive Stock Option Plan, Forest Commercial Bank 2008 Nonstatutory Stock Option Plan (all of the foregoing as subsequently amended and assumed by CABF) and all other employee and director equity incentive plans or agreements of CABF as of the date of this Agreement.

(j)   “Charter Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(k)   “COBRA” shall mean Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(l)   “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)   “Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on CABF or any of its Subsidiaries.

(n)   “Employee Benefit Plan” shall mean any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which CABF or any of its Affiliates has or may have any liability or whereby CABF and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

(o)   “Environmental Law” shall mean all laws, rules, regulations, Orders and decrees of any Governmental Authority relating to (i) pollution, the protection or restoration of the environment (including ambient air, soil, soil gas, surface water, groundwater or subsurface strata) or the protection of human health, including, without limitation, laws relating to the presence or exposure to, or the management, use, release, discharge, leaking, spilling, migration, remediation or disposal of hazardous, toxic or radioactive substances, oils, pollutants, contaminants or other Hazardous Substances into the environment, (ii) the distribution, use, treatment, storage, transport, containment, disposal or arrangement for disposal or handling of such substances, oils, pollutants, contaminants or other Hazardous Substance and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any such substances, oils, pollutants, contaminants or other Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

(p)   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(r)   “FDIC” shall mean the Federal Deposit Insurance Corporation.

(s)   “Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

(t)   “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(u)   “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.

(v)   “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

(w)   “IRS” shall mean the Internal Revenue Service.

(x)   “Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(y)   “Material Adverse Change” or “Material Adverse Effect” shall mean any event, change, effect or development that (i) has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), results of operations or business of Parent and its Subsidiaries, taken as a whole, or CABF and its Subsidiaries, taken as a whole, as the case may be, (ii) has materially impaired or would reasonably be expected to materially impair the ability of CABF, on the one hand, or Parent, on the other hand, to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement or (iii) constitutes, causes or would reasonably be expected to cause, with respect to CABF or any of its Subsidiaries, a Specified Regulatory Action; provided, however, that a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in Applicable Law or in GAAP, Tax laws, regulatory policy or accounting requirements or principles (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), (D) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (E) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (so long as CABF and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be, is not materially disproportionately affected thereby relative to similarly situated participants in the industries in which the applicable party operates), and (F) with respect to CABF, actions taken or omitted to be taken with the prior written consent or at the direction of Parent or as required by this Agreement and any action not taken as a result of the failure of Parent to consent to such action requiring Parent’s consent hereunder, or, with respect to Parent, actions taken or omitted to be taken with the prior written consent of CABF or as required by this Agreement.

(z)   “Material Contract” shall mean any of the following Contracts:

(i)   any lease of real property;

(ii)   any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $150,000 or more (other than Contracts for the lease of tangible property entered into by CABF or Carolina Alliance Bank, as lessor, in the ordinary course of business);

(iii)   any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of CABF or its Subsidiaries;

(iv)   any partnership, joint venture or other similar Contract;

(v)   any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vi)   any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by CABF or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii)   any Contract that creates future payments or obligations in excess of $150,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;

(viii)   any naming rights, license, franchise or similar Contract;

(ix)   any exclusive dealing or third-party referral agreement imposed on CABF or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of CABF or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(x)   any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of CABF or its Subsidiaries;

(xi)   any memorandum of understanding, consent agreement, stipulation, any commitment letter or other similar Contract with any Governmental Authority; and

(xii)   any Contract constituting a CABF Regulatory Agreement.

(aa)   “Non-Disclosure Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of March 8, 2018, by and between Parent and CABF.

(bb)   “NYSE American” shall mean the NYSE American stock exchange (formerly known as NYSE MKT).

(cc)   “OCC” shall mean the Office of the Comptroller of the Currency.

(dd)   “Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

(ee)   “Parent Signing Date Share Price” shall mean $110.34, which represents the average closing price of Parent Common Stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the third Business Day immediately prior to the date of this Agreement, rounded to the nearest whole cent.

(ff)   “Parent Closing Date Share Price” shall mean the average closing price of Parent Common Stock as reported on the NYSE American over the twenty (20) consecutive trading day period ending on the Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

(gg)   “Parent’s Knowledge” shall mean the actual knowledge of any of C. Daniel DeLawder, David L. Trautman, Brady T. Burt, Matthew R. Miller and Jeffrey A. Wilson, or the knowledge that each such individual would ordinarily have after reasonable investigation based on his respective position at Parent.

(hh)   “Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(ii)   “Permitted Lien” shall mean (i) Liens for current taxes and assessments not yet past due, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business, and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by CABF of the property subject thereto.

(jj)   “Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(kk)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(ll)   “Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of Parent Common Stock to the CABF Shareholders pursuant to the Merger, and the proxy statement of CABF relating to the CABF Shareholders’ approval of this Agreement and the Merger, including any amendments or supplements thereto.

(mm)   “Registration Statement” shall mean the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.7, including any amendments or supplements thereto.

(nn)   “Regulatory Agency” shall mean, (i) with respect to CABF and its Subsidiaries, the Federal Reserve, FDIC, South Carolina Secretary, South Carolina Board of Financial Institutions (the “SCBFI”) and any other regulatory agencies with supervisory authority over CABF or its Subsidiaries, (ii) with respect to Parent and its Subsidiaries, the Federal Reserve, Ohio Secretary of State, the OCC and any other regulatory agencies with supervisory authority over Parent or its Subsidiaries.

(oo)   “Regulatory Approval” shall mean the (i) the filing of applications, filings and notices, as applicable, with the NYSE American by Parent, (ii) the filing with the SEC of the Registration Statement, which will include the Proxy Statement/Prospectus, by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Certificates of Merger, (iv) approval of the Federal Reserve, OCC, SCBFI and any other regulatory agency which is required to consummate the transactions contemplated hereby and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NYSE American.

(pp)   “Related Party” shall mean: (i) any Person that serves as a director or executive officer of CABF or any of its Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than CABF or its Subsidiaries), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above. For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(qq)   “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the soil, surface water or groundwater.

(rr)   “Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.

(ss)   “SEC” shall mean the United States Securities Exchange Commission or any successor thereof.

(tt)   “Securities Act” shall mean the Securities Act of 1933, as amended.

(uu)   “Specified Regulatory Action” means, with respect to CABF and any of its Subsidiaries, except for matters set forth in the CABF Disclosure Schedule, the imposition by any Regulatory Agency or other Governmental Authority of a CABF Regulatory Agreement.

(vv)   “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

(ww)   “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party that CABF’s Board of Directors determines in its good faith judgment, after consultation with its financial advisors and legal counsel, (i) would, if consummated, result in the acquisition of not less than fifty percent (50%) of the issued and outstanding shares of CABF Common Stock or all, or substantially all, of the assets of CABF and its Subsidiaries on a consolidated basis; and (ii) would result in a transaction that (A) involves consideration to the holders of CABF Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the CABF Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (B) is, in light of the other terms of such proposal, more favorable to CABF Shareholders than the Merger and the transactions contemplated by this Agreement, and (C) is reasonably likely to be completed on the terms proposed, in the case of each of (A), (B) and (C), above, taking into account all legal, financial, regulatory and other aspects of the proposal.

(xx)   “Tax” or “Taxes” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

(yy)   “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto and including any amendment thereof.

(zz)   “Treasury Regulations” means the final or temporary regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(aaa)   “WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2   Other Defined Terms. The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Adjusted Stock Option	2.8(a)
Adverse Recommendation Change	2.14(b)
Agreement	First Paragraph
Appraisal Shares	2.12
Audited Financial Statements	3.9(a)
Balance Sheet	3.9(a)
Balance Sheet Date	3.9(a)
Bank Merger	2.17
Bank Merger Agreement	2.17
Bank Merger Certificates	2.17
BHC Act	3.1
Book Entry Shares	2.9(b)
CABF	First Paragraph
CABF Common Stock	2.7(a)
CABF Disclosure Schedule	Article III
CABF Equity Awards	2.8(b)
CABF Exercisable Option	2.8(a)
CABF Recommendation	2.14(a)
CABF Regulatory Agreement	3.5
CABF Restricted Stock Award	2.8(b)
CABF Shareholders	Recitals
CABF Shareholders’ Meeting	2.14(a)
Call Reports	3.9(a)
Carolina Alliance Bank	2.17
Certificate	2.9(b)
Certificates of Merger	2.3
Closing	2.2
Closing Date	2.2
Closing Date Plan Year	5.7(d)
Continuing Employee	5.7(a)
CRA	3.35
Disclosure Schedules	Article IV
Discontinued Employee	5.7(c)
DOL	3.24(a)
Effective Time	2.3
Equity Award Exchange Ratio	2.8(a)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Exchange Ratio	2.7(a)
Excluded Shares	2.7(c)

Defined Term	Section Reference
Financial Statements	3.9(a)
Indemnitees	5.9(a)
Immediate Family	1.1(pp)
Intellectual Property	3.21
Interim Balance Sheet	3.9(a)
Interim Balance Sheet Date	3.9(a)
Interim Financial Statements	3.9(a)
Leased Property	3.14(c)
Leases	3.14(c)
Loans	3.17(a)
Materially Burdensome Regulatory Condition	5.2(a)
Merger	Recitals
Merger Consideration	2.7(a)
Net Share	2.8(a)
Notice of Recommendation Change	2.14(b)(iii)
OGCL	2.4
Ohio Secretary	2.3
Option Cancellation Agreements	2.8(a)
OREO	3.14(b)
Owned Real Property	3.14(b)
Parent	First Paragraph
Parent Common Stock	2.4
Parent Plans	5.7(d)
Parent SEC Filings	4.11
Park Disclosure Schedule	Article IV
Park National	2.17
Per Share Cash Consideration	2.7(a)
Real Property	3.14(c)
SCBCA	2.4
SCBFI	1.1(nn)(i)
Shares	3.6(a)
South Carolina Secretary	2.3
Surviving Corporation	2.1
Termination Fee	7.2(b)
Voting and Support Agreements	Recitals

1.3   Other Definitional Provisions.

(a)   All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated therein or the context otherwise requires.

(b)   Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)   As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d)   Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e)   The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(f)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include and mean any successor statute or regulation, or Governmental Authority, as the case may be.

(g)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement.

(h)   When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

ARTICLE II
THE MERGER

2.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CABF shall merge with and into Parent. Parent shall be the surviving entity (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the state of Ohio under the name “Park National Corporation.” Upon consummation of the Merger, the separate legal existence of CABF shall terminate.

2.2   Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Squire Patton Boggs (US) LLP, 201 East Fourth Street, Suite 1900, Cincinnati, Ohio 45202, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3   Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of South Carolina (the “South Carolina Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”), respectively, on or before the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

2.4   Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the South Carolina Business Corporation Act of 1988, as amended (“SCBCA”), and the Ohio General Corporation Law (“OGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of CABF shall vest in the Surviving Corporation, and all debts, liabilities and duties of CABF shall become the debts, liabilities and duties of the Surviving Corporation. At and after the Effective Time, each share of common stock, without par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

2.5   Articles of Incorporation and Regulations of the Surviving Corporation. The articles of incorporation of Parent, as in effect immediately prior to the Effective Time, shall become and remain the articles of incorporation of the Surviving Corporation until amended in accordance with applicable laws. The regulations of Parent, as in effect immediately prior to the Effective Time, shall become and remain the regulations of the Surviving Corporation until amended in accordance with applicable laws.

2.6   Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a)   The directors of the Surviving Corporation shall be the directors of Parent immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

(b)   The executive officers of the Surviving Corporation shall be the executive officers of Parent immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.

2.7   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, CABF or the holder of any of the following securities:

(a)   Subject to Section 2.9(e), each share of CABF’s common stock, par value $1.00 per share (collectively, the “CABF Common Stock”), except for Excluded Shares and Appraisal Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:

(i)   0.1378 shares of (the “Exchange Ratio”) of Parent Common Stock; and

(ii)   $3.80 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b)   Cancellation of Shares. Shares of CABF Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of CABF Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.9(e), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.

(c)   Treasury Stock; Excluded Shares. All shares of CABF Common Stock held by CABF as treasury shares or by Parent or by any wholly-owned Subsidiary of Parent or CABF immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, CABF or any wholly-owned Subsidiary of Parent or CABF in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

2.8   Treatment of CABF Equity Awards.

(a)   At the Effective Time (i) each CABF Stock Option that has an exercise price per share that is less than $19.00 (a “CABF Exercisable Option”) shall be canceled and converted automatically into the right to receive (without interest) the Merger Consideration payable pursuant to Section 2.7 in respect of the Net Share amount with respect to such CABF Stock Option, less applicable Tax withholdings, and treating the Net Shares in the same manner as all other shares of CABF Common Stock for such purposes and (ii) each CABF Stock Option that has an exercise price per share that is greater than or equal to $19.00 shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such CABF Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (A) the number of shares of CABF Common Stock subject to such CABF Stock Option immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of CABF Common Stock subject to such CABF Stock Option immediately prior to the Effective Time, by (2) the Equity Award Exchange Ratio. Prior to the Effective Time, CABF shall enter into option cancellation agreements (the “Option Cancellation Agreements”) with all holders of CABF Exercisable Options granted pursuant to the CABF Stock Plans, each in a form mutually agreed upon by CABF and Parent, and shall take all such further action as is necessary to allow the CABF Exercisable Options to be cancelled and converted into the Merger Consideration. For purposes of this Agreement, “Net Share” shall mean, with respect to a CABF Stock Option, the quotient obtained by dividing (i) the product of (x) the excess, if any, of $19.00 over the per share exercise price of such CABF Stock Option multiplied by (y) the number of shares of CABF Common Stock subject to such CABF Stock Option, by (ii) $19.00. Furthermore, for purposes of this Agreement, “Equity Award Exchange Ratio” shall mean the sum of (i) the Exchange Ratio and (ii) the quotient (rounded to four decimal places) obtained by dividing the Per Share Cash Consideration by the Parent Signing Date Share Price.

(b)   Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of CABF Common Stock subject to vesting, repurchase or other lapse restriction granted under a CABF Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “CABF Restricted Stock Award” and, together with the CABF Stock Options, the “CABF Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such CABF Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.7 on the shares of CABF Common Stock underlying such CABF Restricted Stock Award, treating the shares of CABF Common Stock subject to such CABF Restricted Stock Award in the same manner as all other shares of CABF Common Stock for such purposes. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the CABF Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local, or foreign Tax law.

(c)   Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of CABF Equity Awards contemplated by this Section 2.8. Immediately following the Effective Time, to the extent required by the SEC, Parent shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Adjusted Stock Options, shall distribute a prospectus relating to such Form S-8, if applicable, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options remain outstanding.

(d)   Each holder of a CABF Equity Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares to be delivered to such holder pursuant to Section 2.7 and this Section 2.8) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Parent Common Stock (rounded to the nearest ten-thousandth when expressed in decimal form) multiplied by the Parent Closing Date Share Price.

(e)   At or prior to the Effective Time, CABF, the Board of Directors of CABF and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.8.

2.9   Exchange of CABF Common Stock.

(a)   Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. and/or such other agent as determined by Parent and reasonably acceptable to CABF (the “Exchange Agent”), for the benefit of the holders of shares of CABF Common Stock and for exchange in accordance with this ARTICLE II through the Exchange Agent, sufficient cash and Parent Common Stock to make all deliveries of cash and Parent Common Stock as required by this ARTICLE II, pursuant to an exchange agent agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to Parent and CABF. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c) and to make payments in lieu of fractional shares pursuant to Section 2.9(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(e)) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of CABF Common Stock and CABF Equity Awards pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that (i) such investments shall be in obligations, funds or accounts customary (including with respect to liquidity) for transactions of the type contemplated by this Agreement, and (ii) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of CABF Common Stock or holders of CABF Equity Awards. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)   Exchange Procedures. As promptly as practicable after the Effective Time and in no event more than ten (10) calendar days after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of CABF Common Stock that has been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this ARTICLE II (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of CABF Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form as directed by Parent and reasonably acceptable to CABF), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of CABF Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.7(a), (A) the aggregate number of shares of Parent Common Stock to which such holder of CABF Common Stock shall have become entitled to receive in accordance with, and subject to, Section 2.7(a) and (B) a check or wire of immediately available funds in the amount equal to the aggregate amount of cash that such holder has the right to receive in respect of (i) the aggregate Per Share Cash Consideration which such holder has the right to receive in respect of the surrendered Certificates or Book Entry Shares in accordance with, and subject to, Section 2.7(a), and (ii) dividends and other distributions pursuant to Section 2.9(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.9(e). No interest shall be paid or accrued on any Merger Consideration. The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver certificated or book entry shares of Parent Common Stock and/or the Per Share Cash Consideration (or any cash in lieu of fractional shares) to which a holder of Parent Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates or Book Entry Shares representing the shares of CABF Common Stock for exchange as provided in this Section 2.9, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Parent. In the event of a transfer of ownership of shares of CABF Common Stock which is not registered in the transfer records of CABF, the Merger Consideration payable in respect of such shares of CABF Common Stock may be paid to a transferee if the Certificate representing such shares of CABF Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Subject to the terms of this Agreement, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the letters of transmittal and compliance by any CABF Shareholder or any holder of a CABF Equity Award with the requirements set forth herein, (ii) the method of issuance and delivery of Parent Common Stock, either certificated or in book entry, into which shares of CABF Common Stock are converted in the Merger and (iii) the method of payment of cash into which shares of CABF Common Stock are converted in the Merger and cash in lieu of fractional shares of Parent Common Stock.

(c)   Distributions with Respect to Unexchanged CABF Common Stock. No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until the holder thereof shall surrender such Certificates or Book Entry Shares in accordance with this ARTICLE II. After the surrender of a Certificate or Book Entry Share in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock which the shares of CABF Common Stock represented by such Certificate or Book Entry Share have been converted into the right to receive.

(d)   Further Rights in CABF Common Stock. The Merger Consideration issued upon conversion of a share of CABF Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.9(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of CABF Common Stock.

(e)   Fractional Shares. No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of CABF Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the Parent Closing Date Share Price by (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 hereof.

(f)   Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of CABF Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of CABF Common Stock (other than Appraisal Shares) who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of CABF Common Stock. Any amounts remaining unclaimed by holders of shares of CABF Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g)   No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of CABF Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(h)   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of CABF Common Stock represented by such Certificate.

(i)   Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the applicable Merger Consideration, any cash in lieu of fractional shares of CABF Common Stock, any cash dividends or distributions payable pursuant to this Section 2.9 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of CABF Common Stock or CABF Equity Awards such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CABF Common Stock or CABF Equity Awards in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(j)   Book Entry. All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Parent may issue any of such shares in physical form at its sole discretion.

2.10   Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or CABF Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Merger Consideration will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.11   Transfer Books; No Further Ownership Rights in CABF Common Stock. At the Closing Date, the stock transfer books of CABF shall be closed and thereafter there shall be no further registration of transfers of shares of CABF Common Stock on the records of CABF, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of CABF Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

2.12   Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of CABF Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (i) not voted in favor of the Merger nor consented thereto in writing, (ii) properly complied with the provisions of the SCBCA as to dissenters’ rights and any other Applicable Law and (iii) not effectively withdrawn or lost such holder’s rights to dissent/appraisal (each, an “Appraisal Share”), if any, shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.7, but instead at the Effective Time shall become the right to payment, solely from the Surviving Corporation, of the fair value of such shares in accordance with the provisions of the SCBCA. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (A) fails to perfect or otherwise shall waive, withdraw or lose the right to dissent/appraisal under the SCBCA, (B) fails to establish his entitlement to dissent/appraisal rights as provided in the SCBCA, or (C) fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the SCBCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the SCBCA, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the SCBCA shall be forfeited and cease and if such forfeiture shall occur following the Closing Date, each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration pursuant to Section 2.7. CABF shall deliver prompt notice to Parent of any exercise of dissenters’ rights or demands for appraisal of any shares of CABF Common Stock and provide Parent with the opportunity to participate in all negotiations and proceedings with respect to exercise of dissenter’s rights or demands for appraisal under the SCBCA. Prior to the Effective Time, CABF shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.13   Proxy and Registration Statement. As promptly as reasonably practicable following the date of this Agreement, Parent and CABF shall prepare the Registration Statement on Form S-4 or other applicable form, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and CABF shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. CABF will cause the Proxy Statement/Prospectus to be mailed to CABF Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Stock in the Merger, and CABF shall furnish all information concerning CABF and the holders of CABF Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Parent will advise CABF promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or CABF, or any of their respective affiliates, officers or directors, is discovered by Parent or

CABF which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to CABF Shareholders.

2.14   CABF Shareholders’ Meeting.

(a)   CABF shall take all action necessary in accordance with Applicable Law and CABF’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “CABF Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purposes of obtaining the approval of CABF Shareholders to adopt this Agreement. The Board of Directors of CABF has resolved to recommend to CABF Shareholders that they approve this Agreement and CABF shall, acting through its Board of Directors, (x) recommend that CABF Shareholders adopt this Agreement (the “CABF Recommendation”), (y) include the CABF Recommendation in the Proxy Statement/Prospectus and (z) use reasonable best efforts to solicit from CABF Shareholders proxies in favor of the adoption of this Agreement, including by communicating to CABF Shareholders the recommendation of the Board of Directors of CABF that they approve this Agreement, and by taking all other action necessary or advisable to secure the affirmative vote or consent of CABF Shareholders required by Applicable Law, except to the extent CABF’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. CABF agrees that it has an unqualified obligation to submit this Agreement to CABF Shareholders at the CABF Shareholders’ Meeting, including after any Adverse Recommendation Change.

(b)   Neither CABF’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 2.14(b), (x) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent, the CABF Recommendation or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, CABF’s Board of Directors may make an Adverse Recommendation Change (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of CABF may communicate the basis for such Adverse Recommendation Change to the shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:

(i)   CABF’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that it has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that is a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii)   CABF’s Board of Directors determines in good faith, after consultation with outside legal counsel, that a failure to accept such Superior Proposal would be reasonably likely to result in CABF’s Board of Directors breaching its fiduciary duties to CABF and the CABF Shareholders under Applicable Law;

(iii)   CABF’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to Parent of its receipt of the Superior Proposal and its intent to withdraw the CABF Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation) and identifying the Person or Persons making such Superior Proposal (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five (5) Business Day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three (3) Business Days following the giving of such new Notice of Recommendation Change);

(iv)   after providing such Notice of Recommendation Change, CABF shall negotiate in good faith with Parent (if requested by Parent) and provide Parent reasonable opportunity during the subsequent five (5) (or three (3), as applicable) Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable CABF’s Board of Directors to proceed without an

Adverse Recommendation Change; provided, however, that (A) Parent shall not be required to propose any such adjustments, and (B) no Adverse Recommendation Change shall be made by CABF’s Board of Directors nor any committee thereof if Parent shall have offered to adjust, modify or amend the terms of this Agreement to provide for substantially identical terms and conditions as Superior Proposal; and

(v)   CABF’s Board of Directors, following such five (5) (or three (3), as applicable) Business Day period, again determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to violate their fiduciary duties to CABF and the CABF Shareholders under Applicable Law.

2.15   Closing Deliveries by CABF. At the Closing, CABF shall deliver or cause to be delivered to Parent:

(a)   a certificate of the Secretary of CABF and Carolina Alliance Bank, dated as of the Closing Date, certifying to: (i) the charter documents of CABF and Carolina Alliance Bank; (ii) resolutions of the Board of Directors of CABF and Carolina Alliance Bank approving the Merger and the Bank Merger, as well as the execution, delivery and performance of this Agreement and the Bank Merger Agreement; (iii) incumbency and signatures of the officers of CABF and Carolina Alliance Bank executing this Agreement and the Bank Merger Agreement and any other certificate or document delivered by CABF or Carolina Alliance Bank in connection with this Agreement or the Bank Merger Agreement and (iv) action by CABF Shareholders holding the requisite voting power under its Charter Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b)   a certificate, dated as of the Closing Date and signed by a duly authorized officer of CABF, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c)   a certificate that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), duly executed by an authorized officer of CABF, confirming that CABF is not and has never been a United States real property holding corporation;

(d)   each Option Cancellation Agreement duly executed by CABF and each holder of CABF Exercisable Options granted pursuant to the CABF Stock Plans; and

(e)   each of those documents specified in Schedule 2.15(e) of the CABF Disclosure Schedule and such other documents as Parent reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.16   Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to CABF:

(a)   a certificate of the Secretary of Parent and Park National, dated as of the Closing Date, certifying to the: (i) resolutions of the Board of Directors of Parent approving the Merger and the Bank Merger and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, (ii) resolutions of the Board of Directors of Park National approving the Bank Merger and the execution, delivery and performance of the Bank Merger Agreement; and (iii) incumbency and signatures of the officers of Parent executing this Agreement, the Bank Merger Agreement, any other certificate or document delivered by Parent in connection with this Agreement or the Bank Merger Agreement;

(b)   a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(c)   such other documents as CABF reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.17   Bank Merger. Subsequent to the Effective Time, Carolina Alliance Bank (“Carolina Alliance Bank”), a South Carolina state chartered bank and a wholly-owned Subsidiary of CABF, will merge (the “Bank Merger”) with and into The Park National Bank (“Park National”), a national banking association and a wholly-owned Subsidiary of Parent. Park National shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Carolina Alliance Bank shall cease. The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation. On the date of this Agreement, Park National and Carolina Alliance Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”). CABF shall cause Carolina Alliance Bank, and Parent shall cause Park National, to execute such articles of merger, certificates of merger, articles of combination, resolutions, and such other documents and certificates as are necessary to cause the Bank Merger to become effective (collectively, the “Bank Merger Certificates”) following the Effective Time at a time determined by the Surviving Corporation pursuant to this Section 2.17.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CABF

CABF hereby makes the following representations and warranties to Parent, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by CABF to Parent (the “CABF Disclosure Schedule”). Such CABF Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the CABF Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1   Organization. CABF is a corporation duly organized and validly existing under the laws of the State of South Carolina, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). CABF has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CABF is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF. True and complete copies of CABF’s Charter Documents, as in effect as of the date of this Agreement, have previously been made available by CABF to Parent.

3.2   Authority; Binding Nature.

(a)   CABF and Carolina Alliance Bank have all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, respectively, to perform their respective obligations hereunder and under the Bank Merger Agreement and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by CABF and Carolina Alliance Bank of this Agreement and the Bank Merger Agreement, respectively, and the consummation by CABF and Carolina Alliance Bank of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the Board of Directors of CABF and Carolina Alliance Bank. Subject to the CABF Shareholders’ approval as contemplated by Section 6.2(c), and the adoption and approval of the Bank Merger Agreement by Carolina Alliance Bank and CABF as its sole shareholder, no other corporate proceedings on the part of CABF or Carolina Alliance Bank are necessary to authorize this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been duly executed and delivered by CABF and constitutes (assuming due authorization, execution and delivery by Parent) the legal, valid and binding obligations of CABF enforceable against CABF in accordance with its terms, except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). CABF, as the sole shareholder of Carolina Alliance Bank, has approved, or shall promptly hereafter approve, the Bank Merger Agreement, and the Bank Merger Agreement has been, or promptly hereafter shall be, duly executed by Carolina Alliance Bank.

(b)   CABF and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of South Carolina to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. CABF and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3   No Conflicts. The execution, delivery and performance of this Agreement by CABF, and the consummation of the transactions contemplated hereby, including the Bank Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of CABF or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to CABF or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Material Contract, or by which any of their respective assets or properties may be bound, or (z) result in the creation or imposition of any Lien on any of the assets of CABF or its Subsidiaries.

3.4   Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the approval by CABF Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) and such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 3.4 of the CABF Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of CABF or Carolina Alliance Bank is required in connection with the execution, delivery and performance by CABF of this Agreement, and the consummation of the transactions contemplated hereby, including each of the Merger and the Bank Merger. CABF is unaware of any facts or circumstances which might prevent CABF from obtaining or effecting any of the authorizations, consents or approvals provided for in subsections (i), (ii) or (iii) of this paragraph.

3.5   Regulatory Matters. CABF and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with (i) the FDIC; (ii) the Federal Reserve; (iii) the SCBFI and any predecessor agency; (iv) any other applicable bank regulatory agencies and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither CABF nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2015, has been ordered to pay any civil money penalty by, or since January 1, 2015, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “CABF Regulatory Agreement”), nor has CABF or any of its Subsidiaries been advised since January 1, 2015 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such CABF Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to CABF or any of its Subsidiaries. No Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or, to CABF’s Knowledge, investigation into the business or operations of CABF or any of its Subsidiaries since January 1, 2015, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of CABF or any of its Subsidiaries since January 1, 2015, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CABF. CABF is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.2(a)(i).

3.6   Capitalization.

(a)   The authorized capital stock of CABF consists of (i) 20,000,000 common shares, $1.00 par value per share, 7,245,348 of which are issued and outstanding (including 19,200 shares issued in respect of CABF Restricted Stock Awards) and of which no shares are held in treasury, and (ii) 10,000,000 preferred shares, $1.00 par value per share, none of which are issued and outstanding. The above common shares (the “Shares”) constitute all of the issued and outstanding capital stock of CABF as of the date of this Agreement. The Shares have been duly authorized, validly issued and are fully paid and nonassessable.

None of the Shares have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 441,766 Shares were reserved for issuance upon the exercise of outstanding CABF Stock Options and 609,750 Shares were available for future grants of equity awards under CABF Stock Plans. CABF has furnished to Parent a true, complete copy of any CABF Stock Plan, and Schedule 3.6(a) of the CABF Disclosure Schedule sets forth a complete and accurate list of all participants in any such CABF Stock Plan as of the date hereof and identifies the number of Shares subject to CABF Stock Plans held by each participant therein, the exercise price or prices of any CABF Equity Award, if applicable, and the dates each CABF Equity Award was granted, becomes exercisable (if applicable) and expires (if applicable). Except as disclosed in Schedule 3.6(a) of the CABF Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of CABF or any of its Subsidiaries are issued or outstanding. CABF has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates. All outstanding shares or ownership interests of Carolina Alliance Bank are validly issued, fully paid and nonassessable and directly and wholly owned by CABF free and clear of any Liens other than Permitted Liens.

(b)   Except as disclosed in Schedule 3.6(b) of the CABF Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating CABF or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of CABF, or any securities exchangeable for or convertible into the capital stock of CABF, (ii) contractual obligations of CABF or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of CABF or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the Shares. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by CABF and are outstanding.

(c)   No Subsidiary of CABF owns any capital stock of CABF.

3.7   Deposits. The deposit accounts of Carolina Alliance Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Carolina Alliance Bank, and Carolina Alliance Bank’s records accurately reflect such accrual of interest. Except as disclosed on Schedule 3.7 of the CABF Disclosure Schedule, the deposit accounts of Carolina Alliance Bank have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all Applicable Laws. Neither CABF nor Carolina Alliance Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Carolina Alliance Bank. There is no action by the FDIC to terminate Carolina Alliance Bank’s deposit insurance and Carolina Alliance Bank has not received any written claim or notice threatening action alleging any of the foregoing.

3.8   Subsidiaries.

(a)   Schedule 3.8(a) of the CABF Disclosure Schedule sets forth a true and complete list of each Subsidiary of CABF. Each Subsidiary of CABF (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF or any Subsidiary of CABF and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of CABF to pay dividends or distributions except for restrictions imposed by Applicable Law and except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(b)   Other than as set forth on Schedule 3.8(b) of the CABF Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which CABF owns any equity or other interest. All outstanding shares or ownership interests of CABF’s Subsidiaries are validly issued, fully paid and nonassessable and wholly owned, directly or indirectly, by CABF free and clear of any Liens other than Permitted Liens.

3.9   Financial Information.

(a)   Copies of (i) CABF’s consolidated audited financial statements including the financial information of CABF as of December 31, 2017, 2016 and 2015 and the related statements of operations and changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements including the balance sheet of CABF as of June 30, 2018 and the related statement of operations and changes in shareholders’ equity for the six-month period then ended (the “Interim Financial Statements”) and (ii) the Consolidated Reports of Condition and Income of Carolina Alliance Bank that were filed by Carolina Alliance Bank in 2018, 2017 and 2016 that are publicly available (“Call Reports”) ((i) and (ii) collectively, the “Financial Statements”) have previously been made available to Parent. The balance sheet of CABF as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet of CABF as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b)   Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, present fairly, in all material respects, the financial position of CABF, at their dates and the results of operations and changes in shareholders’ equity of CABF for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. All Call Reports required to be filed by Carolina Alliance Bank within the twenty four (24) months preceding the date hereof have been filed on a timely basis. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be.

(c)   Except as set forth in the Financial Statements or on any schedules hereto, neither CABF nor its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of CABF or its Subsidiaries). Neither CABF nor its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(d)   The records, systems, controls, data and information of CABF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of CABF or its Subsidiaries or accountants (including all means of access thereto and therefrom). CABF and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Applicable Law. None of CABF, or its Subsidiaries, or to CABF’s Knowledge, any director, officer, employee, agent or other person acting on behalf of CABF or any of its Subsidiaries, has made any fraudulent entry on the books or records of CABF or any of its Subsidiaries. Neither of CABF nor any of its Subsidiaries nor, to CABF’s Knowledge, any director, senior executive officer, or auditor independent accountant of CABF or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of CABF or any Subsidiary of CABF or their respective internal accounting controls.

(e)   CABF and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to CABF and its Subsidiaries is made known to the chief executive officer and the chief financial officer of CABF by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to CABF outside auditors and the audit committee of CABF’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect CABF’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CABF’s internal controls over financial reporting.

3.10   Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the CABF Disclosure Schedule, furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading.

3.11   Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date through the Closing Date, except as reflected in the Interim Financial Statements or as set forth in Schedule 3.11 of the CABF Disclosure Schedule, CABF and its Subsidiaries have operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change in CABF or its Subsidiaries. Except as set forth in Schedule 3.11 of the CABF Disclosure Schedule, there has been no action taken by CABF or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Parent’s consent if CABF had been subject to Section 5.1 at such time.

3.12   No Undisclosed Liabilities. Neither CABF nor its Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (i) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (ii) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (iii) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iv) those liabilities and obligations, if any, set forth in Schedule 3.12 of the CABF Disclosure Schedule.

3.13   Taxes.

(a)   (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by CABF or its Subsidiaries have been or will be timely filed (taking into account all applicable extensions) on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing before the Closing Date by CABF or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by CABF to Parent and adequately reserved for in the Financial Statements. Neither CABF nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)   To CABF’s Knowledge, no authority is contemplating assessing any additional Taxes for any periods for which a Tax Return has been filed. No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to CABF or any of its Subsidiaries. Neither CABF nor its Subsidiaries has received in writing from any federal, state, local or non-U.S. taxing authority (including jurisdictions where CABF or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against CABF or any of its Subsidiaries. Schedule 3.13(b) of the CABF Disclosure Schedule lists all Tax Returns filed by CABF and its Subsidiaries for taxable periods ended on or after December 31, 2015, and indicates those Tax Returns that have been audited. Parent has received correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by CABF for taxable periods ended on or after December 31, 2015, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by CABF with respect to those taxable periods.

(c)   There are no material Liens on CABF’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.

(d)   Neither CABF nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)   CABF and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)   Except as listed on Schedule 3.13(f) of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement. Neither CABF nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was CABF); or (ii) has any liability for Taxes of any Person (other than CABF or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation or sharing agreement that is listed on Schedule 3.13(f) of the CABF Disclosure Schedule will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, CABF and its Subsidiaries shall have no further liability or claim under such Tax allocation or sharing agreements.

(g)   Except as listed on Schedule 3.13(g) of the CABF Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CABF or any Subsidiary of CABF is a party and that could be treated as a partnership for federal income Tax purposes.

(h)   Neither CABF nor any Subsidiary of CABF has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)   No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where CABF or any Subsidiary of CABF does not file Tax Returns that CABF (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j)   Neither CABF nor any Subsidiary of CABF has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)   Neither CABF nor any Subsidiary of CABF is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)   Neither CABF nor any Subsidiary of CABF participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m)   Neither CABF nor any Subsidiary of CABF has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). CABF and each Subsidiary of CABF have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n)   No gain recognition agreements have been entered into by either CABF or any Subsidiary of CABF, and, except as listed on Schedule 3.13(n) of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).

(o)   Neither CABF nor any Subsidiary of CABF is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has CABF or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.

(p)   CABF and each Subsidiary of CABF is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q)   Except as listed on Schedule 3.13(q) of the CABF Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r)   Neither CABF nor any Subsidiary of CABF has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(s)   CABF and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws and, to the extent required by Applicable Law, remitted any such unclaimed property to the applicable Governmental Authority.

(t)   All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) CABF or any Subsidiary of CABF and (ii) any other Person that is controlled directly or indirectly by CABF (within the meaning of Section 482 of the Code) were effected on arm’s-length terms and for fair market value consideration.

(u)   The unpaid Taxes of CABF and each Subsidiary (i) did not, as of the Interim Balance Sheet Date exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CABF and each Subsidiary of CABF in filing its Tax Returns. Since the date of the Interim Balance Sheet, neither CABF nor any Subsidiary of CABF has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v)   CABF operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(w)   CABF has provided or made available to the Parent all of CABF’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to CABF or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including but not limited to all Tax opinions relating to and in the audit files of CABF or its Subsidiaries.

(x)   Schedule 3.13(x) of the CABF Disclosure Schedule sets forth, to CABF’s Knowledge, the following information with respect to CABF and each of its Subsidiaries as of the most recent practicable date: (i) the basis of CABF and its Subsidiaries in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocation to CABF or its Subsidiaries; and (iii) the amount of any deferred gain or loss allocation to CABF or its Subsidiaries arising out of any intercompany transaction.

3.14   Title to Assets; Real Property.

(a)   Except as set forth on Schedule 3.14(a) of the CABF Disclosure Schedule, as of the date of this Agreement, CABF or one of its Subsidiaries has, and as of the Closing, CABF or one of its Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Interim Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Interim Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.

(b)   Schedule 3.14(b) of the CABF Disclosure Schedule sets forth a true, correct and complete list of all real property owned by CABF or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by CABF or one of its Subsidiaries and which are not used for the operations of CABF (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). CABF or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property.

(c)   Schedule 3.14(c) of the CABF Disclosure Schedule sets forth a true, correct and complete list of all leases pursuant to which CABF or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule, there is not under any of the Leases: (i) any default by CABF or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to CABF’s Knowledge, any default or claim of default against any lessor to or lessee of CABF or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Leases, and, except as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. CABF has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Schedule 3.14(c) of the CABF Disclosure Schedule, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither CABF nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to CABF’s Knowledge, threatened condemnation proceedings with respect to the Owned Real Property.

3.15   Litigation; Orders.

(a)   Except as set forth on Schedule 3.15(a) of the CABF Disclosure Schedule, there is no Proceeding pending or, to CABF’s Knowledge, threatened either (i) against CABF or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)   Except as set forth on Schedule 3.15(b) of the CABF Disclosure Schedule, there is no Order either (i) outstanding against CABF or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c)   To CABF’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against CABF or any of its Subsidiaries.

3.16   Compliance.

(a)   CABF and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)   CABF and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CABF, and, to CABF’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)   Neither CABF nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents, (ii) Material Contract or (iii) any material Permit which it holds.

(d)   Except as set forth on Schedule 3.16(d) of the CABF Disclosure Schedule, CABF has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

3.17   Loans.

(a)   Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by CABF and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by CABF or one of its Subsidiaries in accordance with customary Board of Directors-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, CABF or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to CABF’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by CABF or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by CABF or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.17(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)   CABF and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Schedule 3.17(b) of the CABF Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by CABF or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of CABF and each of its Subsidiaries have been made available to Parent.

(c)   Except as set forth on Schedule 3.17(c) of the CABF Disclosure Schedule, each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, CABF’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program. CABF and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d)   Except as set forth on Schedule 3.17(d) of the CABF Disclosure Schedule, none of the agreements pursuant to which CABF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of CABF or its Subsidiaries, as applicable.

(e)   CABF has made available to Parent true and correct copies of the loan files related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)   All payments made on the Loans have been properly credited to the respective Loan.

(g)   As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by CABF or its Subsidiaries’ subject to CABF fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)   Schedule 3.17(h) of the CABF Disclosure Schedule sets forth a list of all Loans by CABF and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of CABF or any of its Subsidiaries as of August 31, 2018. There are no Loans to any employee, officer, director or other Affiliate of CABF on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Schedule 3.17(h) of the CABF Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.18   Allowance for Loan Losses. The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 5.14, as the case may be, were and will be established in accordance with the practices and experiences of CABF and its Subsidiaries and were and will be in accordance with the requirements of GAAP.

3.19   Investment Portfolio. All investment securities held by CABF or its Subsidiaries, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Regulatory Agencies. CABF and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CABF or its Subsidiaries.

3.20   Interest Rate Risk Management Instruments. Schedule 3.20 of the CABF Disclosure Schedule sets forth, as of July 31, 2018, any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements to which CABF or any of its Subsidiaries is a party. All instruments, agreements and arrangements set forth on Schedule 3.20 of the CABF Disclosure Schedule were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CABF or one of its Subsidiaries enforceable in accordance with their terms, and are in full force and effect. CABF and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CABF’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.21   Intellectual Property. Schedule 3.21 of the CABF Disclosure Schedule sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of CABF, as presently conducted. CABF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To CABF’s Knowledge, the use of any Intellectual Property by CABF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which CABF or any CABF Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to CABF that CABF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to CABF’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of CABF or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CABF or its Subsidiaries, and (c) neither CABF nor any CABF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CABF or any CABF Subsidiary, and CABF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CABF and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.22   Environmental Matters. Except as set forth on Schedule 3.22 of the CABF Disclosure Schedule:

(a)   (i) no notice, notification, demand, request for information, citation, summons or order has been received by CABF or any of its Subsidiaries, no complaint has been filed against CABF or any of its Subsidiaries, no penalty has been assessed against CABF or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to CABF’s Knowledge, is threatened against CABF or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law (including, relating to or arising from the Release, threatened Release or exposure to any Hazardous Substance caused by or attributable to, CABF or any of its Subsidiaries); (ii) to CABF’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above, (iii) to the CABF’s Knowledge, CABF, each of its Subsidiaries, the Real Property and all OREO are, and have been, in compliance in all material respects with all Environmental Laws (which includes obtaining, maintaining and ensuring compliance with Environmental Laws) and all Permits relating to Environmental Law matters; (iv) neither CABF nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither CABF nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of CABF and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to CABF or any of its Subsidiaries under any Environmental Laws.

(b)   To CABF’s Knowledge, there has been no release of any Hazardous Substance by CABF or any of its Subsidiaries at any real property currently or formerly owned, leased or operated by CABF or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees under applicable Environmental Laws. Neither this Agreement, nor the consummation of the transactions contemplated hereby, will trigger any obligations for investigation, notice, cleanup, notification to or consent of any Governmental Authority pursuant to any applicable Environmental Law.

(c)   To CABF’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by CABF or any of its Subsidiaries or as a result of any operations or activities of CABF or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to CABF or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to CABF or any of its Subsidiaries under any Environmental Law.

(d)   Except as in full compliance with Environmental Laws, there are no Hazardous Substances present on or in the environment at the any current or former properties or facilities owned or leased by CABF and its Subsidiaries, or at any geologically or hydrologically adjoining property.

(e)   CABF has delivered to Parent true, complete and correct copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of CABF pertaining to Hazardous Substances in, on or under the Owned Real Property, and to the best of CABF’s knowledge, all OREO, or concerning compliance by CABF or any of its Subsidiaries with Environmental Laws.

3.23   Material Contracts. Schedule 3.23 of the CABF Disclosure Schedule sets forth a list of all Material Contracts as of the date hereof. Except as set forth on Schedule 3.23 of the CABF Disclosure Schedule, neither CABF nor any of its Subsidiaries is a party to any Contract that contains (a) any noncompetition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of CABF to solicit customers in the manner in which or the localities in which, all or any portion of its business is conducted or (b) any agreement that grants any right of first refusal or right of first offer or similar rights or that limits or purports to limit the ability of CABF to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business. All Material Contracts are valid and binding agreements of CABF or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither CABF nor its Subsidiaries is in violation or breach of or default under any Material Contract. To CABF’s Knowledge, no third party is in violation or breach of or default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.24   Employee Benefit Matters.

(a)   Schedule 3.24(a) of the CABF Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan. Only employees and former employees of CABF or its Subsidiaries (and their eligible dependents) participate in the Employee Benefit Plans. CABF has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.

(b)   With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) reporting years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (v) current ERISA bonds; and (vi) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) calendar years specifically addressed to and relating to the legal compliance of any Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c)   Except as set forth in Schedule 3.24(c) of the CABF Disclosure Schedule, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to CABF’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed; and (v) to CABF’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (vi) CABF and its Subsidiaries have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.

(d)   With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which CABF is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to CABF’s Knowledge, has revocation been threatened.

(e)   Each Employee Benefit Plan may be amended, terminated or otherwise modified by CABF in its sole discretion, including the elimination of any and all future benefit accruals thereunder, other than providing COBRA benefits to qualified beneficiaries of any Employee Benefit Plan that is a group health plan or fully vesting any qualified plan. Each Employee Benefit Plan has reserved the right of CABF to so amend, terminate or otherwise modify such Employee Benefit Plan. Neither CABF nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth in Schedule 3.24(e) of the CABF Disclosure Schedule, each asset held under each funded Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a person or entity, other than CABF or the trustee of such plan.

(f)   Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in accordance with Section 409A of the Code and applicable guidance thereunder. To CABF’s Knowledge, no payment to be made under any Employee Benefit Plan is or is likely to be subject to the penalties or Section 409A(a)(1) of the Code. Neither CABF nor any Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(g)   No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(h)   Except as set forth in Schedule 3.24(h) of the CABF Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of CABF or any Subsidiary of CABF; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, neither CABF nor any Subsidiary of CABF has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.

(i)   Except as set forth in Schedule 3.24(i) of the CABF Disclosure Schedule, neither CABF, any Subsidiary of CABF nor any Employee Benefit Plan provides (or is obligated to provide) health or other welfare benefits post-employment to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or other Applicable Law.

(j)   No Employee Benefit Plan is, and neither CABF nor any Affiliate thereof maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither CABF nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. Except as set forth in Schedule 3.24(j) of the CABF Disclosure Schedule, none of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). Except as set forth in Schedule 3.24(j) of the CABF Disclosure Schedule, no Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither CABF nor any Affiliate thereof has ever contributed to or had an obligation to contribute to any such plan.

(k)   Schedule 3.24(k) of the CABF Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which CABF or any Subsidiary of CABF has, or will have upon the consummation of the transactions contemplated hereby, any liability, under any Employee Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.

(l)   Except as set forth in Schedule 3.24(l) of the CABF Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis) of the benefits under any Employee Benefit Plan.

(m)   No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(n)   Except as set forth in Schedule 3.24(n) of the CABF Disclosure Schedule, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of CABF or any Affiliate thereof (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(o)   No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(p)   Neither CABF nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

3.25   Labor Relations (Employment Matters).

(a)   There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to CABF’s Knowledge, threatened against or affecting CABF or its Subsidiaries. Neither CABF nor any Subsidiary of CABF is a party to any collective bargaining agreements or similar labor agreements. CABF and its Subsidiaries are, and have at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. CABF and its Subsidiaries have submitted all candidates for employment to the federal e-Verify program to confirm eligibility for employment in the United States where required by Applicable Law, and have not knowingly hired any individual whose work authorization in the United States was not confirmed by the e-Verify submission process. CABF and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to CABF or its Subsidiaries and, to CABF’s Knowledge, no such investigation is in progress.

(b)   Since the Balance Sheet Date, neither CABF nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of CABF or its Subsidiaries.

(c)   Except as set forth on Schedule 3.25(c) of the CABF Disclosure Schedule, neither CABF or its Subsidiaries is a party to any Contract with respect to the employment or retention of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)   CABF has made available to Parent a complete and accurate list of all employees of CABF and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2017 and date of hire). No individuals other than those set forth on such list are deemed employees of CABF or its Subsidiaries.

(e)   None of CABF and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business.

(f)   Except as set forth on Schedule 3.25(f) of the CABF Disclosure Schedule, there are no employment agreements, severance agreements or other employment arrangements to which CABF or a Subsidiary of CABF is a party.

(g)   Except as set forth on Schedule 3.25(g) of the CABF Disclosure Schedule, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between CABF or a Subsidiary of CABF and any current or former employee of CABF or a Subsidiary of CABF.

(h)   Except as set forth on Schedule 3.25(h), to CABF’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of CABF or its Subsidiaries and any third party.

3.26   Related Party Transactions. Except as set forth on Schedule 3.26 of the CABF Disclosure Schedule and normal reimbursements for business expenses made in the ordinary course of business, neither CABF nor its Subsidiaries is a party to any Contract (other than a depository relationship with market terms and in accordance with applicable bank regulations) with any Related Party or in which (to CABF’s Knowledge) any Related Party has a material interest.

3.27   Insurance. Each of CABF and its Subsidiaries are insured by insurers of recognized financial responsibility against such risks and in such amounts as are adequate and as the management of CABF reasonably has determined to be prudent and customary with respect to their businesses, properties and assets. CABF maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Schedule 3.27 of the CABF Disclosure Schedule sets forth (a) a list of all insurance policies maintained with respect to the business and assets of CABF and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since December 31, 2015, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims. Neither CABF nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the CABF business at a cost that would be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of CABF and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, CABF and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to CABF or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.28   Brokers. With the exception of the engagement of FIG Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of CABF or Carolina Alliance Bank. CABF has disclosed to Parent as of the date of this Agreement the aggregate fees provided for in connection with the engagement of FIG Partners, LLC related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger.

3.29   Sufficiency of Assets. Except as set forth in Schedule 3.29 of the CABF Disclosure Schedule, CABF and its Subsidiaries own or have the right to use, and after the consummation of the transactions contemplated hereby, the Surviving Corporation will continue to own or have the right to use, all of the tangible assets, liabilities, rights and properties necessary to conduct the business of CABF, in all material respects in the same manner and on the same terms as currently conducted.

3.30   Unlawful Payments. None of CABF, any Subsidiary of CABF, or any of their respective directors or officers, nor, to CABF’s Knowledge, employees, agents or other Persons acting at the direction of or on behalf of CABF or a Subsidiary of CABF, in the course of its actions for, or on behalf of, CABF or its Subsidiaries has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

3.31   Reorganization. Neither CABF nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.32   Information Supplied. None of the information supplied or to be supplied by CABF for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the CABF Shareholders or at the time of CABF Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of CABF incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by CABF with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.33   Fairness Opinion. The Board of Directors of CABF has received the opinion of FIG Partners, LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration was fair, from a financial point of view, to the CABF Shareholders.

3.34   Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CABF is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CABF or Carolina Alliance Bank pursuant to 12 C.F.R. Part 364. CABF is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of CABF and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of CABF (or, where appropriate, the Board of Directors of any of CABF’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

3.35   CRA Compliance. Carolina Alliance Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To CABF’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Carolina Alliance Bank to receive any notice of non-compliance with such provisions of the CRA or cause Carolina Alliance Bank’s CRA rating to decrease below the “satisfactory” level.

3.36   Mortgage Banking Business. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)   CABF and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CABF and its Subsidiaries satisfied, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between CABF and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(b)   No Agency, Loan Investor or Insurer has (i) claimed in writing that CABF or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by CABF or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of CABF or its Subsidiaries or (iii) indicated in writing to CABF or its Subsidiaries that it has terminated or intends to terminate its relationship with CABF or its Subsidiaries for poor performance, poor loan quality or concern with respect to CABF’s or its Subsidiaries’ compliance with laws.

For purposes of this Section 3.36: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by CABF or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by CABF or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by CABF or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.37   CABF Information. True and complete copies of all documents listed in the CABF Disclosure Schedule have been made available or provided to Parent. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in CABF’s corporate minute books, the books of account, stock record books and other financial and corporate records of CABF, all of which have been made available to Parent, are complete and correct in all material respects, including the maintenance of a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with its management’s authorizations.

3.38   No Other Representations or Warranties. Except for the representations and warranties made by CABF in this ARTICLE III, none of CABF or any other person makes any express or implied representation or warranty with respect to CABF or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CABF hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby makes the following representations and warranties to CABF, as of the date of this Agreement and as of the Closing (except to the extent made only as of a specified date, in which case as of such date), except as set forth in the written disclosure schedule delivered by Parent to CABF (the “Park Disclosure Schedule” and, together with the CABF Disclosure Schedule, the “Disclosure Schedules”). Such Park Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV, and the disclosures in any section or subsection of the Park Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

4.1   Organization.

(a)   Parent is a corporation (i) duly organized, validly existing and in good standing under the Laws of Ohio (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Parent is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

(b)   Park National is a national banking association (i) duly organized, validly existing and in good standing under the Laws of the United States (ii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted. Park National is duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of Park National to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.2   Authority; Binding Nature. Parent has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of Parent and no other corporate proceedings on the part of Parent is necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes (assuming due authorization, execution and delivery by CABF) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with its terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3   No Conflicts. The execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions the Charter Documents of Parent or any of its Subsidiaries, (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Parent or any of its Subsidiaries, (y) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any material contract (as defined in Item 601(b)(10) of Regulation S-K)) to which Parent or any of its Subsidiaries is a party, or by which any of their respective assets or properties may be bound, or (z) result in the creation or imposition of any Lien on any of the assets of Parent or any of its Subsidiaries.

4.4   Consents and Approvals. Other than (i) the Regulatory Approvals, (ii) the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Schedule 4.4 of the Park Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filing with or notifications with, or notifications to, any Person or any Governmental Authority on the part of Parent or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by Parent, except for such consents, approvals, authorizations or other actions, or filings or notifications, the failure of which to be obtained would not have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement.

4.5   Regulatory Matters. Parent and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. Since January 1, 2015, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. No Regulatory Agency or other Governmental Authority has initiated or has pending any formal enforcement action regarding the business, disclosures or operations of Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the ability of Parent to perform its obligations under, and to consummate the transactions contemplated hereby. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries except where such adverse determination would not reasonably be expected to have a Material Adverse Effect upon the ability of Parent to perform its obligations under, and to consummate the transactions contemplated by this Agreement. Parent is not aware of any reason why it would not receive all required Regulatory Approvals on a timely basis and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.2(a)(i).

4.6   Deposits. The deposit accounts of Park National are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Park National, and Park National’s records accurately reflect such accrual of interest. Except as disclosed on Schedule 4.6 of the Park Disclosure Schedule, the deposit accounts of Park National have been originated and administered in accordance with the terms of the respective governing documents and in compliance with all Applicable Laws.

Park National has not received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Park National. There is no action by the FDIC to terminate Park National’s deposit insurance and Park National has not received any written claim or notice threatening action alleging any of the foregoing.

4.7   Litigation; Orders.

(a)   Except as set forth on Schedule 4.7(a) of the Park Disclosure Schedule, there is no material Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)   Except as set forth on Schedule 4.7(b) of the Park Disclosure Schedule, there is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.8   Compliance.

(a)   Parent and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2015 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, Permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)   None of Parent or any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Charter Documents, (ii) Material Contract or (iii) any material Permit which it holds.

(d)   Parent has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any Applicable Law for itself and its Subsidiaries. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

4.9   Brokers. With the exception of the engagement of Sandler O’Neill + Partners, L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

4.10   Capitalization. The authorized capital stock of Parent consists of (a) 20,000,000 shares of Parent Common Stock, without par value, 15,686,533 of which are issued and outstanding, and 899,637 of which are held in treasury and (b) 200,000 preferred shares, without par value, none of which are issued and outstanding, and none of which are held in treasury. The above shares constitute all of the issued and outstanding Parent Common Stock. These shares have been duly authorized, validly issued and are fully paid and nonassessable.

None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The Parent Common Stock to be issued in exchange for CABF Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.

4.11   SEC Filings. Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2015 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.12   Financial Statements. Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Parent, at their dates and the results of operations and changes in shareholders’ equity of Parent for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

4.13   Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the CABF Shareholders or at the time of CABF Shareholders’ Meeting, (b) the Registration Statement, when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to information supplied by CABF for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.14   Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and Park National pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of Parent (or, where appropriate, the Board of Directors of any of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

4.15   CRA Compliance. Park National is “well capitalized” (as that term is defined at 12 C.F.R. 6.4) and its most recent examination rating under the CRA was “satisfactory” or better. To Parent’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Park National to receive any notice of non-compliance with such provisions of the CRA or cause Park National’s CRA rating to decrease below the “satisfactory” level.

4.16   Tax Representations. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of Parent to continue, either through Parent or through a member of Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of CABF, or to use at least a significant portion of CABF’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and the date of the Effective Time, neither Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Parent has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Parent Common Stock issued to the CABF Shareholders in connection with the Merger. As of the date of this Agreement and the date of the Effective Time, Parent does own and will own all of the outstanding stock or other equity interests in Park National. As of the date of this Agreement and as of the date of the Effective Time, Parent has no and will have no plan or intention to sell, transfer or otherwise dispose of the assets of CABF acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

4.17   Ordinary Course; Lack of Material Adverse Change. From the Balance Sheet Date through the Closing Date, except as reflected in Parent SEC filings or set forth in Schedule 4.17 of the Park Disclosure Schedule or as contemplated by this Agreement, Parent has operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change in Parent.

4.18   Material Contracts. Parent is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Filings filed prior to the date hereof.

4.19   No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

ARTICLE V
COVENANTS

5.1   Conduct of Business by CABF. During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Schedule 5.1 of the CABF Disclosure Schedule, or (C) with the written consent of Parent (which consent shall not be unreasonably withheld or delayed), CABF shall, and shall cause each of its Subsidiaries to, (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the foregoing, CABF covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, or required by a Governmental Authority or Applicable Law, or as set forth in Schedule 5.1 of the CABF Disclosure Schedule, CABF shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)   amend its Charter Documents;

(ii)   adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(iii)   sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than (A) as contemplated by this Agreement (B) in the ordinary course of business, (C) obsolete or written off assets;

(iv)   (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of CABF;

(v)   incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Home Loan Bank of Atlanta, Federal Reserve and repurchase agreements;

(vi)   commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case whether commenced by or pending or threatened against CABF, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (A) is for an amount not to exceed accruals therefor reflected in the Interim Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (B) reasonably would not be expected to prohibit or restrict CABF or its Subsidiaries from operating its business in the ordinary course;

(vii)   make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii)   except as required under any Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to CABF, in the aggregate, of maintaining such Employee Benefit Plan, (D) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, or (E) terminate the employment of any employee of CABF or its Subsidiaries having total annual compensation in excess of $100,000, other than termination for cause;

(ix)   (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of CABF’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional shares of capital stock of CABF, other than the issuance of shares of CABF Common Stock upon the exercise of any CABF Stock Options or the vesting and settlement of any CABF Equity Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable CABF Stock Plan and/or award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of CABF’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x)   make or change any Tax election different from its prior course of practice, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xi)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(xiii)   file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv)   materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xv)   change in any material respect its credit policies and collateral eligibility requirements and standards;

(xvi)   except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by CABF prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (A) any commercial real estate loan in an original principal amount in excess of $2,000,000, (B) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $1,200,000 or with loan to value ratios in excess of CABF’s internal polices as in effect on the date hereof or (C) any commercial and industrial loan in an original principal amount in excess of $2,000,000; provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, twenty-four (24) hours) after receipt of notice from CABF; and provided, further, that, regardless of whether the consent of Parent is required under this paragraph, CABF shall provide Parent written notice, on at least a weekly basis, of any acquisitions of Loans or issuances of commitments for Loans in excess of $500,000;

(xvii)   extend additional funds to a Loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, twenty-four (24) hours) after receipt of notice from CABF;

(xviii)   enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;

(xix)   adopt a plan of complete or partial liquidation or dissolution;

(xx)   purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;

(xxi)   take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxii)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude CABF from making such representations and warranties at the time of the Closing;

(xxiii)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(xxiv)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CABF or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(xxv)   agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors or shareholders in support of, any of the actions prohibited by this Section 5.1; or

(xxvi)   hire any new employees except to replace employees as of the date hereof listed on the employee census made available to Parent pursuant to Section 3.25(d) on comparable terms and conditions and consistent with past hiring practices.

5.2   Approvals and Filings.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of CABF and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided that nothing contained herein shall be deemed to require Parent, or require or permit CABF, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would (A) reasonably be expected to result in Parent becoming subject to any cease-and-desist order or other order, formal or informal enforcement action or directive issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case resulting from or arising out of the conduct of CABF’s business or that in any manner relates to CABF, or (B) reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, measured on a scale relative to CABF and its Subsidiaries, taken as a whole, including, for the avoidance of doubt, any determination by any Regulatory Agency or Government Authority that the Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any CABF Regulatory Agreement will not terminate and be of no further force and effect as of and following the consummation of the Merger (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)   Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, Parent and CABF shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and CABF shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transaction contemplated hereby.

(c)   The parties shall advise each other within twenty-four hours of receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

5.3   Access; Integration of Data Processing; Confidentiality.

(a)   In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of CABF, subject to Section 5.3(c) and Applicable Laws relating to confidentiality and the exchange of information, CABF shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at Parent’s sole expense, (i) during customary business hours, to CABF’s and CABF Subsidiaries’ books, papers and records relating to the assets, properties, operations, obligations and liabilities in which Parent may have a reasonable interest; provided, however, that CABF shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of CABF and its Subsidiaries for the purpose of performing conversion activities related to data processing integration. Parent shall use commercially reasonable efforts to minimize any interference with CABF’s regular business operations during any such access to CABF’s property, books and records.

(b)   At the request of Parent, during the period from the date of this Agreement to the Closing, CABF and its Subsidiaries shall, and shall cause their officers and employees to, make all reasonable efforts to cause their respective telecommunications and data processing service providers to, cooperate and assist Parent in connection with preparation for an electronic and systematic conversion of all applicable data regarding CABF and its Subsidiaries to Parent’s and Parent’s Subsidiaries’ systems of telecommunications and electronic data processing, including, if requested by Parent, by granting to Parent one or more powers of attorney authorizing Parent to instruct or otherwise contact such telecommunications and data processing service providers on CABF’s behalf. Electronic and systematic conversion shall occur at such time as determined by Parent, in its sole discretion, provided, however, that no such conversion shall occur prior to the Closing. Parent shall be responsible for reasonable and agreed upon costs incurred by CABF, including all fees to third parties, in connection with any such efforts.

(c)   Each of Parent and CABF acknowledges and agrees that the Non-Disclosure Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided to them pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing Date, the Non-Disclosure Agreement and the provisions of this Section 5.3(c) shall nonetheless continue in full force and effect.

5.4   Notification. CABF, on the one side, and Parent, on the other side, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.5   Public Announcements. CABF and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.6   No Control of CABF. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of CABF prior to the Closing Date.

5.7   Employee Benefit Matters.

(a)   As of the Closing Date, Parent shall provide to each employee of CABF or its Subsidiaries who, as decided by Parent in its sole discretion, shall continue employment with the Surviving Corporation or its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that are substantially comparable, in the aggregate, to the Employee Benefit Plans of CABF provided to each such Continuing Employee immediately prior to the Closing Date (but in no event greater than the base wages, salaries or employee benefits provided to Parent’s similarly situated employees).

(b)   CABF shall ensure that as of immediately prior to the Closing Date, each employee or other service provider of CABF and its Affiliates who provides services to the business of CABF is employed by, or providing services to, CABF or its Subsidiaries and that no other individual is employed by CABF. CABF shall deliver an updated copy of the employee census described in Section 3.25(d) to Parent not more than ten (10) Business Days following the date of this Agreement and shall provide Parent with an updated copy of such employee census within ten (10) Business Days prior to the Closing Date. Only current and former employees of CABF and its Subsidiaries (and their dependents) shall be participants in the Employee Benefit Plans sponsored by CABF.

(c)   Parent shall provide, or cause to provide, each employee of CABF or its Subsidiaries who, as decided by Parent in its sole discretion, does not continue employment with the Surviving Corporation or a Subsidiary of the Surviving Corporation following the Closing Date (a “Discontinued Employee”) with severance benefits under the severance policy of Carolina Alliance Bank as described on Schedule 5.7(c) of the CABF Disclosure Schedule or pursuant to the terms of any employment agreement with CABF or its Subsidiaries in existence as of the date hereof; provided, that such benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to Parent.

(d)   With respect to any employee benefit plan of Parent or Parent’s Affiliates in which any Continuing Employee becomes eligible to participate on or after the Closing Date (a “Parent Plan”), Parent shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such Parent Plan to the extent they were inapplicable to, or were satisfied under, any Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit Parent Plan or any such credit that would result in a duplication of benefits) under each Parent Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the Employee Benefit Plans. As of the Closing Date, Parent shall credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Schedule 3.24(a) of the CABF Disclosure Schedule as of the Closing Date. With respect to each Parent Plan that is a health plan in which Continuing Employees participate after Closing, Parent shall use commercially reasonable efforts to cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third party administrator of such Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable Parent Plan.

(e)   Parent and CABF acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of Parent and CABF and nothing contained herein shall (i) be construed as an amendment to any Employee Benefit Plan or Parent Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of Parent or CABF or their respective Affiliates, or any dependent or beneficiary thereof or (iii) otherwise obligate Parent or any of its Affiliates to maintain any particular Parent Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. Parent and CABF further acknowledge and agree that CABF and its Subsidiaries shall provide to Parent all employee books and records relating to Continuing Employees no later than the Closing Date.

(f)   CABF shall terminate the 401(k) Plan immediately prior to the Closing Date by resolution adopted by the Board of Directors of CABF, on terms acceptable to Parent, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. Said termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances thereunder; and CABF shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. Parent shall take all actions necessary to make distributions and otherwise wind-up the 401(k) Plan.

5.8   No Solicitation of Transaction.

(a)   Subject to Section 5.8(b), from the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VII, CABF shall not, and shall cause all of its Subsidiaries and each of their respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors or other Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any non-public information or data with respect to CABF or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, CABF shall, and shall cause all of its Subsidiaries and each of their respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors and other Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.8 shall preclude CABF or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

(b)   Notwithstanding anything to the contrary contained in this Agreement, CABF may take any of the actions described in clause (ii) of Section 5.8(a) if, but only if, (i) CABF has received a bona fide unsolicited written Acquisition Proposal, prior to the CABF Shareholders’ Meeting, that did not result from a breach of this Section 5.8; (ii) CABF’s Board of Directors determines (in accordance with this Agreement) that such Acquisition Proposal constitutes a Superior Proposal; (iii) CABF has provided Parent with prompt notice of such determination, which notice shall be prior to taking any such action; (iv) prior to furnishing or affording access to any non-public information or data with respect to CABF or any of its Subsidiaries in connection with an Acquisition Proposal, CABF receives from such Person a confidentiality agreement with terms no less favorable to CABF than those contained in the Non-Disclosure Agreement (or, if such confidentiality agreement includes provisions that are less favorable in the aggregate to CABF, than those contained in the Non-Disclosure Agreement, CABF offers to amend the Non-Disclosure Agreement to include such similar provisions); and (v) CABF determines in good faith, after consultation with CABF’s outside legal counsel that the failure of CABF to furnish such information or access or enter into negotiations or discussions would reasonably be expected to violate its fiduciary duties under Applicable Law. CABF shall promptly provide to Parent any non-public information regarding CABF or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(c)   CABF shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CABF or any CABF

Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests (including a copy thereof if in writing and any related documentation or correspondence).

5.9   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Effective Time and for a period of six (6) years thereafter, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of CABF or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of CABF or any Subsidiary or acts or omissions by Indemnitee in such capacity or taken at the request of CABF or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of CABF and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in CABF’s Charter Documents and the organizational documents of CABF’s Subsidiaries. In addition, Parent, from and after the Effective Time, shall and shall cause the Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 5.9 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9.

(b)   The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by CABF (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.9(b) more than an amount per year equal to 200% of current annual premiums paid by CABF for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. The provisions of this Section 5.9 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 5.9 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.

(c)   The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under CABF Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. This Section 5.9 shall survive the Effective Time.

5.10   Efforts to Consummate; Further Assurances.

(a)   Parent and CABF agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)   Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

(c)   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of CABF, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

5.11   Title Commitments. CABF shall, within thirty (30) days of the date of this Agreement, cause a national title insurance company licensed to do business in the State of South Carolina to provide Parent with commitments for an A.L.T.A. owner’s policy of title insurance insuring fee simple title to the Owned Real Property that will be vested in the name of Parent as of the Closing Date, together with copies of instruments referred to therein as exceptions.

5.12   CABF Divisional Advisory Board. At or promptly following the Effective Time, Parent and Park National shall create a CABF Divisional Advisory Board which shall act as an advisory board to Park National. Parent and Park National shall take all action necessary to appoint to such advisory board certain of those persons who served on the Board of Directors of CABF immediately prior to the execution of this Agreement, as mutually agreed upon by Parent and CABF. No later than thirty (30) days after the execution of this Agreement, CABF shall provide to Parent the names of its current directors who desire to serve on the CABF Divisional Advisory Board pursuant to this Section 5.12. Members of the CABF Divisional Advisory Board will receive compensation that is commensurate Park National’s historic advisory board compensation practice.

5.13   Employment Agreements. Concurrently with the execution and delivery of this Agreement, CABF agrees to cause each person listed on Schedule 5.13 of the Park Disclosure Schedule to execute and deliver an employment agreement in a form reasonably satisfactory to Parent, effective upon the Closing.

5.14   Financial Statements. From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to ARTICLE VII, CABF will provide to Parent as promptly as practicable, but in no event later than the twentieth (20th) day following the end of the relevant calendar month, the monthly unaudited financial statements of CABF as provided to CABF’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.

5.15   Tax Matters.

(a)   For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(A), and this Agreement is intended to constitute, and the parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368.3(a). After the date of this Agreement (including, without limitation, after the Effective Time), subject to the other terms and conditions in this Agreement, each party hereto shall cooperate and take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be likely to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)   The Chief Financial Officer of each of the Parent and CABF shall execute and deliver to Squire Patton Boggs (US) LLP and Nelson Mullins Riley & Scarborough LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firm, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its Tax opinion pursuant to Section 6.2(g) and Section 6.3(d). Each of Parent and CABF shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.15(b).

5.16   Stock Exchange Listing. Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NYSE American listing rules, the shares of Parent Common Stock to be issued as part of the Merger Consideration in connection with the Merger, or (b) make such post-Closing filings with the NYSE American as may be required by the applicable rules thereof.

5.17   Litigation and Claims. CABF shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against CABF or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in CABF. CABF shall promptly notify Parent in writing of any Proceeding, pending or, to CABF’s Knowledge, threatened against CABF or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. CABF shall give Parent the opportunity to participate at their own expense in the defense or settlement of any shareholder litigation against CABF and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VI
CONDITIONS TO CLOSE

6.1   Conditions to Each Party’s Obligations. Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)   No Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement, including the Bank Merger.

(b)   Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.2(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)   Consents. All consents, authorizations, waivers or approvals set forth in Schedule 3.4 of the CABF Disclosure Schedule and Schedule 4.4 of the Park Disclosure Schedule shall have been obtained.

(d)   Registration Statement. The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

6.2   Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by Parent, at or prior to the Closing Date of the following conditions:

(a)   Accuracy of Representations and Warranties. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of CABF set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.28 and 3.33 shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of CABF set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.6, 3.28 and 3.33) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to CABF; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “CABF’s Knowledge” shall be deemed not to include such qualifications.

(b)   Compliance with Covenants and Obligations. CABF shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)   Shareholder Approval. This Agreement shall have been approved by action by the CABF Shareholders holding the requisite voting power under the Charter Documents and Applicable Law.

(d)   CABF Closing Deliverables. CABF shall have delivered to Parent each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.15 at or prior to the Closing Date.

(e)   No Enforcement Actions. There shall have been no new enforcement actions initiated by any Regulatory Agency or other Governmental Authority which, individually or in the aggregate, would reasonably be expected to materially affect CABF’s ability to conduct its business as currently being conducted.

(f)   Appraisal Shares. As of the Closing Date, the holders of no more than ten percent (10%) of the CABF Common Stock that is issued and outstanding shall have taken the actions required under the SCBCA to qualify their CABF Common Stock as Appraisal Shares.

(g)   Tax Opinion. Parent shall have received a written opinion of Squire Patton Boggs (US) LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Squire Patton Boggs (US) LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of CABF and Parent as referenced in Section 5.15(b).

(h)   No Material Adverse Effect. Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CABF.

6.3   Conditions to the Obligations of CABF. The obligation of CABF to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by CABF, at or prior to the Closing Date of the following conditions:

(a)   Accuracy of Representations and Warranties. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.9 and 4.10 shall be true and correct, except for inaccuracies which are de minimis in amount or effect. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.9 and 4.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Parent’s Knowledge” shall be deemed not to include such qualifications.

(b)   Compliance with Covenants and Obligations. Parent shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)   Parent Closing Deliverables. Parent shall have delivered to CABF, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.16 at or prior to the Closing Date.

(d)   Tax Opinion. CABF shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, Nelson Mullins Riley & Scarborough LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of each of CABF and Parent as referenced in Section 5.15(b).

(e)   No Material Adverse Effect. Since June 30, 2018, there shall not have occurred any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE VII
TERMINATION

7.1   Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)   by the mutual written consent of CABF and Parent;

(b)   by either CABF or Parent if the Closing Date shall not have occurred on or before the first anniversary of the date of this Agreement; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)   by either CABF or Parent in the event of (i) a material breach by the other party of any representation or warranty contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or CABF’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to Parent’s or CABF’s obligations set forth in Section 6.2 or Section 6.3, respectively; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who is then in material breach of any covenant or agreement hereunder;

(d)   by either CABF or Parent if (i) final action has been taken by a Regulatory Agency or other Governmental Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of enjoining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(e)   [Reserved];

(f)   by Parent if (i) the Board of Directors of CABF (or any committee thereof) shall have failed to make the CABF Recommendation or shall have made an Adverse Recommendation Change, or (ii) CABF shall have materially breached any of the provisions set forth in Sections 2.14 and 5.8;

(g)   by Parent or CABF, if CABF has received a Superior Proposal, and in compliance with Sections 2.14 and 5.8 of this Agreement, the Board of Directors of CABF has delivered to Parent a Notice of Recommendation Change or made an Adverse Recommendation Change; or

(h)   by either CABF or Parent if the CABF Shareholders fail to approve this Agreement for any reason whatsoever.

7.2   Effect of Termination.

(a)   In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party(ies) hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party(ies), and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, that (i) the provisions of Section 5.3(c) shall survive any such termination; and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the breach of any of its representations, covenants or agreements set forth in this Agreement.

(b)   Notwithstanding anything to the contrary in this Agreement, (i) if this Agreement is terminated pursuant to Sections 7.1(f) or (g), then CABF shall, within five Business Days following the date of termination, pay to Parent the sum equal to $5,317,500.00 (the “Termination Fee”). The Termination Fee as provided in this Section 7.2(b) shall be paid to Parent by wire transfer of immediately available funds. CABF hereby waives any right to set-off or counterclaim against such amount.

(c)   Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to CABF shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of CABF, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to CABF after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or CABF pursuant to Section 7.1(b) (if approval of this Agreement by CABF Shareholders has not theretofore been obtained), (B) by Parent pursuant to Section 7.1(c) or (C) by Parent or CABF pursuant to Section 7.1(h) and (iii) prior to the date that is twelve (12) months after the date of such termination CABF consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition an “Acquisition Proposal,” then CABF shall on the earlier of the date such transaction is consummated or such definitive agreement is entered into, pay to Parent the Termination Fee by wire transfer of immediately available funds.

Notwithstanding the foregoing, in no event shall CABF be required to pay a Termination Fee (a) on more than one occasion or (b) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by CABF pursuant to Section 7.1(c) or Section 7.1(d).

ARTICLE VIII
MISCELLANEOUS

8.1   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and duly received) if delivered personally, or sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties at the following addresses or at such other addresses for a party as shall be specified by like notice:

(a)	if to Parent, to:

Park National Corporation
50 North Third Street, P.O. Box 3500
Newark, Ohio 43058
	Attn:	Brady T. Burt
	Tel:	740-322-6844

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
	Attn:	James J. Barresi
	Tel:	513-361-1260
	Fax:	513-361-1201

and

(b)	if to CABF, to:

CAB Financial Corporation
200 South Church Street
Spartanburg, South Carolina 29306
Attn: John D. Kimberly
	Tel:	(828) 255-5711
	Fax:	(828) 255-5713

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
	Attn:	Benjamin A. Barnhill
	Tel:	(864) 373-2246
	Fax:	(864) 373-2373

8.2   Entire Agreement. This Agreement (including the Disclosure Schedules hereto), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof, constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Non-Disclosure Agreement constitute a part hereof as though set forth in full herein.

8.3   Amendments. This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.

8.4   Waivers. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any covenant, condition, breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5   Binding Effect; Assignment. The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by CABF or Parent without the express prior written consent of the other party. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.6   Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio, without regard to principles of conflicts of laws.

8.7   Consent to Jurisdiction.

(a)   Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court or any Ohio state court sitting in Columbus, Ohio, and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, and (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)   Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Ohio Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

8.8   Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9   Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Applicable Law.

8.10   Cumulative Remedies; Specific Performance. All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

8.11   Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, Representatives, counsel and accountants.

8.12   Prevailing Party. In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.13   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), each of which shall be an original, but all of which together shall constitute one instrument.

8.14   Nonsurvival. None of the representations, warranties, covenants and agreements set forth in this Agreement other than Section 5.9 and this Section 8.14 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization on the day and year first above written.

Park National Corporation

By:	/s/ David L. Trautman
Name:	David L. Trautman
Title:	Chief Executive Officer and President

CAB Financial Corporation

By:	/s/ John D. Kimberly
Name:	John D. Kimberly
Title:	Chief Executive Officer and President

ANNEX B

South Carolina Business Corporation Act of 1988
Title 33 - Corporations, Partnerships and Associations
Chapter 13 – Dissenters’ Rights

ARTICLE 1
Right to Dissent and Obtain Payment for Shares

SECTION 33-13-101. Definitions.

In this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.
(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A)	A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
(1)	consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
(2)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4)	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:
(i)	alters or abolishes a preferential right of the shares;
(ii)	creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(iv)	excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or
(5)	any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;
(6)	the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;
(7)	the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.
(B)	Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2
Procedure for Exercise of Dissenters’ Rights

SECTION 33-13-200. Notice of dissenters’ rights.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b)	If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a)	If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
(b)	The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:
(1)	state where the payment demand must be sent and where certificates for certificated shares must be deposited;
(2)	inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
(3)	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
(4)	set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
(5)	be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a)	A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
(b)	The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
(c)	A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a)	Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(b)	The payment must be accompanied by:
(1)	the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)	a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;
(3)	an explanation of how the interest was calculated;
(4)	a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and
(5)	a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a)	If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)	If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a)	A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
(b)	To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a)	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
(1)	dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
(2)	corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
(3)	corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b)	A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3
Judicial Appraisal of Shares

SECTION 33-13-300. Court action.

(a)	If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)	The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)	The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e)	Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a)	The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
(b)	The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(1)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
(2)	against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
(d)	In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

ANNEX C

Opinion of FIG Partners, LLC

September 11, 2018

CAB Financial Corporation
200 South Church Street
Spartanburg, SC 29306

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) in connection with the proposed merger (the “Merger”) of CAB Financial Corporation (“CABF”) and Park National Corporation (“PRK”) subject to the terms and conditions of the Agreement and Plan of Merger and Reorganization to be dated September 12, 2018 (the “Agreement”). The defined terms used herein shall have the same meaning as set forth in the Agreement unless otherwise noted.

Pursuant to the Agreement, each share of CABF common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .1378 shares of PRK common stock plus $3.80 in cash (the “Merger Consideration”). Options to purchase CABF common stock outstanding at the Effective Time shall be converted into the right to receive the Merger Consideration based on the number of shares under option multiplied by the difference between $19.00 and the option exercise price, divided by $19.00. The terms of the Merger are set forth more fully in the Agreement.

FIG Partners, LLC (“FIG”), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy.

We were retained by CABF to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from CABF in connection with our services and CABF has agreed to indemnify us for certain liabilities arising out of our engagement. FIG has not had a material relationship with CABF or PRK for which we have received compensation during the prior two years.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and terms of the Merger;
(ii)	reviewed the audited financial statements for CABF and PRK for the years 2017 and 2016 and unaudited financial statements for CABF and PRK for the three months and the six months ended June 30, 2018;
(iii)	reviewed certain historical publicly available business and financial information concerning CABF and PRK including, among other things, quarterly reports filed by the parties with the FDIC and the Federal Reserve, and quarterly reports filed by PRK with the SEC;
(iv)	reviewed certain internal financial statements and other financial and operating data concerning CABF and PRK;
(v)	reviewed recent trading activity and the market for CABF common stock and for PRK common stock;

C-1

(vi)	held discussions with members of the senior management of CABF and PRK for the purpose of reviewing the future prospects of CABF and PRK, including discussions related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;
(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and
(viii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by CABF and PRK. In that regard, we have assumed that senior managements’ discussions of the future prospects of CABF and PRK expected to be achieved as a result of the Merger, including, without limitation, the Synergies, were based upon the best currently-available information and judgments and estimates of CABF and PRK. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for CABF and PRK are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of CABF and PRK. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of CABF and PRK or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to CABF and PRK. In rendering this opinion, we have been advised by CABF and PRK and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of CABF and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, prospectus or information statement to be delivered to the holders of CABF or PRK common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of CABF.

Sincerely,

FIG PARTNERS, LLC

C-2

Annex D

Financial Statements of CABF

Independent Auditor’s Report

Board of Directors
CAB Financial Corporation
Spartanburg, South Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of CAB Financial Corporation and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CAB Financial Corporation and its subsidiary as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Greenville, South Carolina
March 27, 2018

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2017 and 2016

	2017	2016
Assets:
Cash and due from banks	$17,899,745	$13,100,026
Federal funds sold and interest bearing bank balances	956,266	3,642,070
Total cash and cash equivalents	18,856,011	16,742,096
Bank term deposits	509,000	2,252,000
Investment securities, available for sale	103,309,869	97,976,406
Other investments	1,337,500	1,461,600
Loans held for sale	170,444	2,093,952
Loans and finance leases, net	521,184,433	488,136,402
Property and equipment, net	8,275,061	8,777,157
Leased assets, net	4,435,192	5,104,187
Bank-owned life insurance	17,272,897	11,358,608
Goodwill	4,057,337	4,057,337
Core deposit intangible	1,062,863	1,404,266
Other assets	4,790,944	3,568,978
Total assets	$685,261,551	$642,932,989

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits	$566,988,758	$527,599,212
Securities sold under agreements to repurchase	15,589,977	16,711,164
Advances from FHLB of Atlanta	15,500,000	21,500,000
Federal funds purchased	4,780,000	3,180,000
Other liabilities	4,334,396	3,647,169
Total liabilities	607,193,131	572,637,545

Commitments and contingencies (Notes 11 and 12)

Shareholders’ Equity:
Preferred stock, $1.00 par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 par value, 20,000,000 shares authorized; 7,201,211 and 6,534,833 issued and outstanding at December 31, 2017 and 2016, respectively	7,201,211	6,534,833
Additional paid-in capital	65,553,769	59,055,109
Unearned restricted stock	(114,829)	—
Retained earnings	6,132,482	5,569,583
Accumulated other comprehensive loss	(704,213)	(864,081)
Total shareholders’ equity	78,068,420	70,295,444
Total liabilities and shareholders’ equity	$685,261,551	$642,932,989

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2017 and 2016

	2017	2016
Interest Income:
Interest and fees on loans and finance leases	$23,046,574	$22,688,552
Investment securities	2,239,403	2,056,200
Federal funds sold and interest bearing bank deposits	119,408	55,118
Total interest income	25,405,385	24,799,870
Interest Expense:
Deposits	2,606,384	2,318,710
Other	423,811	229,210
Total interest expense	3,030,195	2,547,920
Net Interest Income	22,375,190	22,251,950
Provision for Loan and Lease Losses	378,000	210,000
Net Interest Income After Provision for Loan and Lease Losses	21,997,190	22,041,950
Non-Interest Income:
Operating lease income	2,310,726	2,209,723
Service fees on deposit accounts	865,065	750,486
Mortgage brokerage income	718,913	1,114,943
Other income	1,222,005	793,482
Net gain on sale of securities available for sale	2,606	79,346
Net loss on other real estate owned and repossessed assets	(78,165)	(124,274)
Total non-interest income	5,041,150	4,823,706
Non-Interest Expense:
Salaries and benefits	11,718,398	11,413,587
Occupancy, furniture, and equipment	2,060,346	2,001,045
Operating lease expense	2,055,787	1,948,623
Data processing and computer network	2,263,810	2,048,716
Marketing	329,165	324,906
Printing, supplies, and postage	201,041	207,483
Core deposit intangible amortization	341,403	394,557
Other operating	2,619,351	2,385,282
Total non-interest expense	21,589,301	20,724,199
Income Before Income Taxes	5,449,039	6,141,457
Income Tax Expense	763,331	1,987,384
Net Income	4,685,708	4,154,073
Dividends on Preferred Shares	—	7,085
Redemption of Preferred Shares	—	25,000
Net Income Available to Common Shareholders	$4,685,708	$4,121,988
Basic Income per Common Share	$0.66	$0.60
Diluted Income per Common Share	$0.65	$0.59
Weighted Average Common Shares Outstanding:
Basic	7,128,583	6,868,104
Diluted	7,245,473	6,942,880

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2017 and 2016

	2017		2016

Net Income		$4,685,708		$4,154,073
Other Comprehensive Income (Loss):
Unrealized gain (losses) on investment securities available for sale, pretax	$439,076		$(1,374,423)
Income tax effect	(161,147)	277,929	504,261	(870,162)
Reclassification of gain on sale of investment securities included in net income, pretax	(2,606)		(79,346)
Income tax effect	956	(1,650)	29,120	(50,226)
Total other comprehensive income (loss)		276,279		(920,388)
Comprehensive Income		$4,961,987		$3,233,685

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2017 and 2016

	Preferred Stock		Common Stock		Additional Paid-in Capital	Unearned Restricted Stock	Retained Earnings	Accumu- lated Other Compre- hensive Income (Loss)	Total Share- holders’ Equity
	Shares	Amount	Shares	Amount
December 31, 2015	5,000	$5,000	6,517,436	$6,517,436	$63,850,220	$—	$1,447,595	$56,307	$71,876,558

Stock-based compensation	—	—	—	—	30,396	—	—	—	30,396
Common stock issued for:
Directors’ compensation	—	—	11,473	11,473	98,559	—	—	—	110,032
Advisory directors’ compensation	—	—	2,816	2,816	24,149	—	—	—	26,965
Exercise of stock options	—	—	3,108	3,108	21,785	—	—	—	24,893
Redemption of preferred stock	(5,000)	(5,000)	—	—	(4,970,000)	—	(25,000)	—	(5,000,000)
Preferred stock dividends	—	—	—	—	—	—	(7,085)	—	(7,085)
Net income	—	—	—	—	—	—	4,154,073	—	4,154,073
Other comprehensive loss	—	—	—	—	—	—	—	(920,388)	(920,388)
December 31, 2016	—	—	6,534,833	6,534,833	59,055,109	—	5,569,583	(864,081)	70,295,444

Stock-based compensation	—	—	—	—	18,026	5,771	—	—	23,797
Common stock issued for:
Restricted stock	—	—	10,000	10,000	110,600	(120,600)	—	—	—
Directors’ compensation	—	—	11,145	11,145	124,411	—	—	—	135,556
Advisory directors’ compensation	—	—	458	458	5,120	—	—	—	5,578
Exercise of stock options	—	—	302,235	302,235	2,345,598	—	—	—	2,647,833
5% common stock dividend issued September 19, 2017	—	—	342,540	342,540	3,894,905	—	(4,237,445)	—	—
Cash paid in lieu of fractional shares in connection with common stock dividend	—	—	—	—	—	—	(1,775)	—	(1,775)
Reclassification of accumulated other comprehensive income due to statutory tax changes	—	—	—	—	—	—	116,411	(116,411)	—
Net income	—	—	—	—	—	—	4,685,708	—	4,685,708
Other comprehensive income	—	—	—	—	—	—	—	276,279	276,279
December 31, 2017	—	$—	7,201,211	$7,201,211	$65,553,769	$(114,829)	$6,132,482	$(704,213)	$78,068,420

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2017 and 2016

	2017	2016
Operating Activities:
Net income	$4,685,708	$4,154,073
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	378,000	210,000
Accretion on acquired loans and deposits, net	(476,963)	(474,128)
Depreciation	2,839,905	2,674,519
Stock compensation	23,797	30,396
Deferred income tax expense	222,704	2,122,906
Amortization of premiums on investment securities, net	683,268	621,865
Gain on sale of investment securities available for sale	(2,606)	(79,346)
Income on bank-owned life insurance	(414,289)	(213,145)
Net losses on other real estate owned	78,165	124,274
Net decrease (increase) in loans held for sale	1,923,508	(1,461,124)
(Increase) decrease in other assets	(1,221,965)	519,785
Increase (decrease) in other liabilities	304,331	(1,196,196)
Net cash provided by operating activities	9,023,563	7,033,879
Investing Activities:
Increase in loans and finance leases, net	(32,812,379)	(18,411,133)
Purchase of investments:
Investment securities available for sale	(23,495,247)	(33,300,588)
Bank term deposits	—	(249,000)
Bank-owned life insurance	(5,500,000)	(7,500,000)
Other investments	(1,767,200)	(446,300)
Purchase of property and equipment	(282,022)	(877,455)
Purchase of leased assets	(1,386,792)	(2,609,881)
Proceeds from investment transactions:
Principal payments on investment securities available for sale	11,790,673	13,203,551
Maturities and calls of investment securities available for sale	2,440,962	5,410,000
Sales of investment securities available for sale	3,685,957	5,189,973
Maturity of bank term deposits	1,743,000	1,479,995
Redemption of other investments	1,891,300	715,600
Net cash used in merger	—	(13,868)
Proceeds from sale of other real estate owned	126,549	—
Net cash used for investing activities	(43,565,199)	(37,409,106)
Financing Activities:
Net increase in deposits	39,389,546	31,757,448
Issuance of common stock and cash in lieu	2,787,192	161,890
Redemption of preferred stock	—	(5,000,000)
Dividends paid on preferred stock	—	(7,085)
Borrowings from FHLB of Atlanta	48,000,000	15,500,000
Repayment of borrowings from FHLB of Atlanta	(54,000,000)	(22,600,000)
Federal funds purchased	1,600,000	3,180,000
Net (decrease) increase in securities sold under agreements to repurchase	(1,121,187)	9,063,076
Net cash provided by financing activities	36,655,551	32,055,329
Net Increase in Cash and Cash Equivalents	2,113,915	1,680,102
Cash and Cash Equivalents, Beginning of Period	16,742,096	15,061,994
Cash and Cash Equivalents, End of Period	$18,856,011	$16,742,096

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows (Continued)
 For the Years Ended December 31, 2017 and 2016

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$2,992,354	$2,532,294
Income taxes refunded (paid)	$785,977	$(296,898)
Non-cash transactions:
Unrealized gain (losses) on investment securities	$439,076	$(1,374,423)
Deferred income tax effect on unrealized securities losses	$161,147	$504,261
Reclassification of gain on sale of investment securities included in net income	$(2,606)	$(79,346)
Deferred income tax effect on securities gains reclassified	$956	$29,120
Non-cash measurement period adjustments to assets acquired and liabilities assumed in PBSC merger:
Loans	$—	$441,538
Goodwill	$—	$(266,223)
Other assets	$—	$(173,680)
Other liabilities	$—	$(1,635)

The accompanying notes are an integral part of these consolidated financial statements.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Carolina Alliance Bank (the “Bank”) was incorporated and began operations in January 2007 and provides a broad array of commercial banking services to its customers. The Bank is subject to regulation of the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation.

On March 20, 2017, CAB Financial Corporation, a South Carolina corporation, was organized to serve as the holding company for the Bank (the “Holding Company”). On the same date, the Bank and the Holding Company approved the Reorganization Agreement and Plan of Share Exchange (the “Reorganization Plan”) which was subsequently approved by the Bank’s shareholders at the annual meeting of shareholders on May 15, 2017. On October 23, 2017, the effective date of the Reorganization (the “Effective Date”), each outstanding share of common stock of the Bank was exchanged, in a tax-free transaction, for one share of common stock of the Holding Company. Subsequent to the Reorganization, the Bank has continued to conduct its business in substantially the same manner as the Bank did before the Reorganization. The Holding Company is subject to regulation of the Federal Reserve Bank.

Basis of Presentation - The consolidated financial statements include the accounts of the Holding Company, the Bank, and the Bank’s wholly-owned subsidiary, NSCB 2, LLC (whose only business activity is the holding of title to certain operating real estate) (collectively, the “Company”). Significant intercompany balances and transactions have been eliminated. The accounting policies and reporting practices conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices in the banking industry.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan and lease losses; fair values of financial instruments, assets and liabilities acquired in business combinations, and real estate acquired in settlement of loans; the evaluation of impairment of investment securities and goodwill; and the valuation of deferred tax assets and other intangible assets.

Nature of Operations and Concentrations of Credit Risk - The Company is engaged in the business of accepting demand and time deposits and providing loans to individuals and businesses. The Company’s business is limited primarily to the upstate region of South Carolina and western North Carolina. The Company has a diversified loan portfolio, and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

Disclosure Regarding Segments - The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company as a single enterprise.

Business Combinations and Method of Accounting for Loans Acquired - Acquisitions are accounted for under the acquisition method of accounting. A business combination occurs when the Company acquires net assets that constitute a business, or acquires equity interests in one or more other entities that are businesses and obtains control over those entities. Business combinations are effected through the transfer of consideration consisting of cash and/or common stock.

The assets and liabilities of the acquired entity are recorded at their respective fair values as of the acquisition date. When the fair value of the assets purchased exceeds the fair value of liabilities assumed, it results in a “bargain purchase gain.” When the consideration given exceeds the fair value of the net assets received, goodwill is recognized.

Determining the fair value of assets and liabilities, especially the loan portfolio, is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are preliminary and subject to refinement for up to one year after the acquisition date, as relevant information becomes available. The results of operations of acquired entities are included in the Company’s consolidated results from the acquisition date, and prior periods are not restated. No allowance for loan and lease losses related to the acquired loans is recorded on the acquisition date because the fair value of the loans

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

acquired incorporates assumptions regarding future credit losses. The fair value estimates associated with the acquired loans include estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.

Subsequent Events - Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Non-recognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed events occurring through March 27, 2018, the date the financial statements were issued, and determined that no subsequent events have occurred requiring accrual or disclosure.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, short-term interest bearing deposits and federal funds sold. Cash and cash equivalents have an original maturity of three months or less. Bank term deposits, consisting of FDIC-insured certificates of deposits with original maturities in excess of three months, are not included in cash and cash equivalents.

Investment Securities - Investments in debt and equity securities are required to be classified into one of three categories: “trading,” “held to maturity,” or “available for sale.” During the reporting periods, the Company held no trading or held to maturity securities. Available for sale securities are debt and equity securities which are not classified as either trading or held to maturity securities. These securities are reported at fair market value. Net unrealized gains and losses are reported as a separate component of shareholders’ equity.

Gains or losses on dispositions of investment securities are determined on a trade date basis and are based on the difference between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Premiums and discounts are amortized or accreted into interest income by a method that approximates a level yield.

The Company periodically evaluates its investment securities portfolio for “other-than-temporary impairment.” If a security is considered to be other-than-temporarily impaired, the related unrealized loss is charged to income, and a new cost basis is established. Factors considered include the reasons for the impairment; the severity and duration of the impairment; changes in value subsequent to period-end; and forecasted performance of the security issuer. Impairment is considered other-than-temporary unless the Company has both the intent and ability to hold the security for a sufficient period of time to allow the fair market value to recover, and evidence supporting the recovery outweighs evidence to the contrary.

Other Investments - Other investments consists of stock in the Federal Home Loan Bank of Atlanta (“FHLB”) which the Company is required to own as a member institution. Transfer of the stock is restricted, no ready market exists, and it has no quoted market value. However, redemption of the stock historically has been at par value; therefore, it is stated at the Company’s cost basis.

Loans Held For Sale — Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. The majority of loans held for sale are initially funded by the Company with a commitment to purchase by an independent investor. Gains and losses on loan sales (sales proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan. The estimated fair value of loans held for sale is based on independent third party commitments.

Mortgage origination income represents fees and net premiums and discounts paid by the investors and is recognized at the sale date.

Loans, Interest, and Fee Income on Loans and Leases - Loans and finance leases are stated at the principal balance outstanding and are reduced by the allowance for loan and lease losses. Loan and lease origination fees and certain direct loan origination costs are deferred and the net amount is accreted or amortized as an

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adjustment of the related yield over the contractual life of the loan or lease. Loan and lease origination fees and costs are netted and the net amount either reduces or increases net loans and leases outstanding. Interest income is recognized over the term of the loan or lease based on the contractual interest rate and the principal balance outstanding.

Loans generally are placed on non-accrual status when principal or interest becomes 90 days past due, or when payment in full is not anticipated. Interest payments received after a loan is placed in non-accrual status are applied as principal reductions until such time as the loan is returned to accrual status. Generally, a loan is returned to accrual status when the loan is brought current and the collectability of principal and interest is no longer in doubt.

Purchased Credit-Impaired (“PCI”) Loans - Loans acquired in a business combination are recorded at estimated fair value on the date of acquisition without the carryover of the related allowance for loan and lease losses. PCI loans are accounted for under the “Receivables” topic of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) when the loans have evidence of credit deterioration since origination, and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference, and is available to absorb credit losses on those loans. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent significant increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or a reclassification for the non-accretable difference with a positive impact on future interest income.

Further, an excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Purchased Performing Loans - The Company accounts for performing loans acquired in business combinations using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount and a rate discount. The fair value discount is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan and lease losses established at the acquisition date for purchased performing loans. A provision for loan and lease losses is recorded as the fair value discount is accreted over time and for any further deterioration in these loans subsequent to the acquisition.

Allowance for Loan and Lease Losses - The Company provides for loan and lease losses using the allowance method. Provisions for loan and lease losses are added to the allowance through charges to operating expenses. Loans and leases which are determined to be uncollectible are charged against the allowance and recoveries on loans and leases previously charged off are added to the allowance. The provision for loan and lease losses charged to operations is an amount sufficient to bring the allowance to an estimated balance considered adequate to absorb losses inherent in the portfolio.

Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan and lease loss experience, and other risk factors. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used. The allowance for loan and lease losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment upon their examination.

A loan is considered to be impaired when full payment according to the terms of the loan agreement is not probable or when the terms of a loan are modified in a troubled debt restructuring (“TDR”). The fair value of impaired loans may be determined based upon the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, if available, or, if the loan is collateral-dependent, the estimated fair value of the underlying collateral, less estimated selling costs.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The treatment of the loan impairment is based on the status of the borrower and the underlying collateral. In general, the amount by which the loan principal outstanding exceeds the fair value of the loan is charged-off for consumer loans and collateral-dependent loans, whereas for all other loans, a portion of the allowance for loan and lease losses is allocated specifically to cover this shortfall. When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal. Once payments equal to the outstanding principal balance have been received, further cash receipts are applied to interest income, to the extent that any interest has been foregone.

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Building and fixtures have estimated useful lives of 10 to 40 years and furniture and equipment have estimated useful lives of 3 to 15 years. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and the gain or loss is included in income from operations.

Leased Assets - The Company has purchased construction, office, and athletic equipment that it leases to customers under operating lease agreements with varying terms. The value of the leased asset is recorded at cost and depreciated on the straight-line basis over the estimated useful life (3 to 5 years), after the date the equipment is put in service, and depreciated down to its estimated residual value. The Company periodically reviews the residual values of leased assets for impairment using various factors, including the practices and benchmarks of the larger competitors in the particular industry.

Costs incurred on leased equipment subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance will result; otherwise, they are expensed as incurred.

Other Real Estate Owned and Repossessed Assets - Other real estate owned is comprised of real property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure. Repossessed assets include personal property acquired through conveyance in satisfaction of debts. Other real estate owned and repossessed assets are recorded at the lower of the recorded investment in the loan at the time of acquisition or the estimated fair value of the underlying property collateral, less selling costs. Any write-down in the carrying value of a property at the time of repossession is charged to the allowance for loan and lease losses. Any subsequent write-downs to reflect current fair market value, as well as gains and losses on disposition and revenues and expenses incurred in maintaining such properties, are treated as period costs. Other real estate owned and repossessed assets are included in “Other assets” in the balance sheet and balances are summarized in Note 3.

Goodwill and Other Intangible Assets - Intangible assets consist of goodwill and core deposit intangibles, which resulted from the mergers with Forest Commercial Bank (“Forest Commercial”) and PBSC Financial Corporation and PBSC’s wholly-owned subsidiary, Pinnacle Bank of South Carolina (collectively, “Pinnacle”). Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

An initial qualitative evaluation is made to assess the likelihood of impairment and to determine whether further quantitative testing to calculate the fair value is necessary. When the qualitative evaluation indicates that impairment is more likely than not, quantitative testing is required whereby the fair value of each reporting unit is calculated and compared to the recorded book value. If the calculated fair value of the reporting unit exceeds its carrying value, goodwill is not considered impaired and no further testing is considered necessary. If the carrying value of a reporting unit exceeds its calculated fair value, the impairment test continues by comparing the carrying value of the reporting unit’s goodwill to the implied fair value of goodwill. The implied fair value is computed by adjusting all assets and liabilities of the reporting unit to current fair value with the offset adjustment to goodwill.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Core deposit intangibles represent the value of long-term deposit relationships acquired in a business combination. The core deposit intangibles are being amortized over seven years using the 150% declining balance method. This amortization method is used to match the recognition of the cost of the asset to the estimated lives of the underlying deposit relationships. These estimated useful lives are periodically reviewed for reasonableness.

Bank-Owned Life Insurance - The Company owns life insurance policies on certain current and past officers where the insurance policy benefits and ownership are retained by the employer. These policies are recorded at their cash surrender value. Income from these policies and changes in the net cash surrender value are recorded in non-interest income. The cash value accumulation is permanently tax deferred if the policy is held to the insured person’s death and certain other conditions are met.

Derivative Instruments - Financial derivatives are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as part of a hedging relationship, the gain or loss is recognized in current earnings.

Beginning in 2015, the Company entered into interest-rate swap contracts in connection with its commercial lending activities. These swaps allow qualified commercial banking customers to convert a floating-rate loan payment to fixed-rate loan payment while the Company simultaneously enters into an equal and opposite interest rate swap with an independent counterparty. These swap transactions do not meet hedge accounting requirements and therefore changes in the fair value of both the customer swaps and the counterparty swaps, which have an offsetting inverse relationship, are recognized directly in earnings.

See Note 10 DERIVATIVE INSTRUMENTS for more information about the Company’s derivatives.

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising costs incurred for the years ended December 31, 2017 and 2016 totaled $115,440 and $140,746, respectively.

Stock-Based Compensation - Compensation cost is recognized for stock-based awards issued to employees and directors. Compensation cost is measured as the fair value of these awards on the date of grant. The fair value of each award is expensed over its vesting period. Further information about the Company’s stock award plans and the methodologies used to determine the fair value of awards is detailed in Note 15.

Income Taxes - The asset and liability approach is utilized to account for income taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying values and the tax bases of assets and liabilities, as well as net operating loss carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. A current tax asset or liability is recognized for taxes that are presently receivable or payable and is included in “Other assets” or “Other liabilities” in the balance sheet.

The Company has analyzed its filing positions in the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Company’s financial condition, results of operations, or cash flows. Therefore, no reserves for uncertain income tax positions have been recorded.

Earnings Per Share - Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period. Potential common shares

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

consist solely of dilutive stock options determined by the treasury stock method using the average market price of the shares during the period. Earnings per share amounts for the year ended December 31, 2016 have been adjusted to reflect the five percent stock dividend issued in September 2017.

Sales of Loans - Gains and losses on the sales of loans are accounted for as the difference between the proceeds received and the carrying value of the loans. Such gains or losses are recognized in the financial statements at the time of the sale.

Comprehensive Income - Comprehensive income consists of net income and net unrealized gains and losses on investment securities available for sale, net of related tax effects, and is presented in the Consolidated Statements of Changes in Shareholders’ Equity and in the separate Consolidated Statements of Comprehensive Income.

Stock Dividend - On August 22, 2017 the board of directors declared a five percent stock dividend of the Company’s common shares, distributed on September 19, 2017. All references to share and per share amounts in the statements of operations and accompanying notes to the financial statements have been retroactively adjusted to reflect the five percent stock dividend.

Fair Value Measurements - Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair values are determined under a hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs in the measurement process. There are three levels of inputs that may be used to measure fair value:

Level 1: These inputs principally consist of quoted prices in active markets for identical assets or liabilities. (The Company has no assets or liabilities measured by the use of Level 1 inputs.)

Level 2: Observable inputs such as quoted prices for similar assets or liabilities or other inputs that are observable or can be corroborated by observable market data are the primary types of measurements that comprise Level 2.

Level 3: Unobservable inputs that are supported by little or no market activity or that may involve using pricing models, discounted cash flow methodologies, or similar techniques are included in this level. The determination of values also may require significant management judgment or estimation.

Reclassifications - Certain amounts previously reported have been reclassified to conform to the current presentation of these consolidated financial statements. These reclassifications had no effect on previously reported net income or shareholders’ equity.

Recently Issued Accounting Standards - Since May 2014, the FASB has issued a series of standards which change the existing principles of revenue recognition from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. This guidance also includes expanded disclosure requirements that will result in an entity providing users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. The Company’s revenue is comprised of net interest income, which the guidance explicitly excludes from its scope, and noninterest income. While certain components of non-interest income are subject to this guidance, the Company’s overall assessment indicates that adoption of these new requirements will not materially change its current methods of revenue recognition. The Company’s future disclosures about revenues in its periodic financial statements will change, however. The guidance became effective for the Company on January 1, 2018 with no material changes to Company’s financial condition and results of operations.

In February 2016, the FASB issued a new accounting standard which changes the accounting principles for leases. For lessees, the new standard is based on a right-of-use (ROU) concept that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. The leases

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the income statement for the lessee. For lessors, the new standard requires leases to be classified as either sales-type, finance, or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as a financing lease. If the lessor doesn’t convey risks and rewards or control, an operating lease results.

For lessees, a modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The practical expedients allow existing leases to be largely accounted for in a manner consistent with current guidance except for the incremental balance sheet recognition. For lessors, a modified retrospective transition approach is required for sales-type, direct financing, and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020.

While the Company is currently evaluating the timing and impact of adopting the new leasing standard, the ultimate impact will depend on the nature and terms of leases in effect as of the adoption date and interest rates at that time. The Company does expect to recognize right-of-use assets and lease liabilities for substantially all of its operating lease commitments, which will be based on the present value of committed lease payments as of the date of adoption. See NOTE 11 - COMMITMENTS AND CONTINGENCIES for a schedule of current minimum lease commitments.

In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The requirements were effective for the Company on January 1, 2017 and their adoption did not have a material effect on the Company’s financial statements.

In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the credit impairment model for certain debt securities. The new standard will require credit losses on most financial assets to be measured at amortized cost and certain other instruments (e.g. loans receivable) to be measured using an expected credit loss model (commonly referred to as the current expected credit loss model, or “CECL”). Under this model, entities generally will estimate credit losses over the entire contractual term of the instrument (with adjustments for prepayments under certain circumstances). The amendments will be effective for the Company for reporting periods beginning after December 15, 2020 and for interim periods within fiscal years beginning after December 15, 2021. The Company will reflect the financial impact of the new standard through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The potential impact of the new requirements on the consolidated financial statements is being evaluated. The primary impact will be an adjustment to the allowance for loan losses, but it may be necessary to record an allowance for credit losses on debt securities. The amount of the adjustments will be impacted by each portfolio’s composition and credit quality at the adoption date as well as economic conditions and forecasts prevailing at that time.

In January 2017, the FASB issued guidance to simplify the accounting for goodwill impairment. The amendment removes “Step 2” of the existing goodwill impairment test. Under the new guidance, the amount of an impairment will be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The effective date and transition requirements will be effective for the Company for reporting periods beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the new requirements to have a material effect on its financial statements.

In February 2018, the FASB issued a new standard which allows the effect of stranded tax effects resulting from the Tax Cuts and Jobs Act (the “Tax Act”) to be reclassified from accumulated other comprehensive income

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(loss) to retained earnings. The Company elected to early-adopt this pronouncement by retrospective application to each period in which the effect of the change in the tax rate under the Tax Act is recognized. The impact of the reclassification from other comprehensive income to retained earnings is included in the Consolidated Statements of Changes in Shareholders’ Equity.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale at December 31, 2017 and 2016 are as follows:

	2017
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government agency and sponsored enterprises	$10,612,364	$45,697	$(182,813)	$10,475,248
Agency mortgage-backed securities	36,511,422	105,912	(435,607)	36,181,727
Agency collateralized mortgage obligations	23,239,813	7,286	(375,418)	22,871,681
Corporate securities	1,002,773	8,106	—	1,010,879
Municipal securities	32,872,094	225,972	(327,732)	32,770,334
Total available for sale	$104,238,466	$392,973	$(1,321,570)	$103,309,869
	2016
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
U.S. government agency and sponsored enterprises	$12,727,758	$60,024	$(223,884)	$12,563,898
Agency mortgage-backed securities	35,776,785	162,175	(413,986)	35,524,974
Agency collateralized mortgage obligations	20,703,528	42,857	(273,817)	20,472,568
Municipal securities	30,133,402	66,390	(784,826)	29,414,966
Total available for sale	$99,341,473	$331,446	$(1,696,513)	$97,976,406

In the year ended December 31, 2017, there were 20 sales of investment securities available for sale at a gain; there were 12 sales at a loss. The gross proceeds of $3,685,957 and net gain are reflected in the Consolidated Statements of Cash Flows. In the year ended December 31, 2016, there were 12 sales of investment securities available for sale at a gain; there was one sale at a loss. The gross proceeds of $5,189,973 and net gain are reflected in the Consolidated Statements of Cash Flows.

For investment securities which had been in an unrealized loss position for less than 12 months, the number of securities, the fair value, and the gross unrealized losses for each investment security category at December 31, 2017 and 2016 are as follows:

	2017			2016
	#	Fair Value	Unrealized Losses	#	Fair Value	Unrealized Losses
U.S. government agency and sponsored enterprises	—	$—	$—	21	$8,818,043	$(203,433)
Agency mortgage-backed securities	15	11,748,136	(102,510)	38	25,573,495	(397,540)
Agency collateralized mortgage obligations	16	11,053,228	(101,874)	24	15,939,400	(263,684)
Municipal securities	11	6,905,854	(57,242)	43	23,586,739	(784,826)
Total temporarily impaired securities	42	$29,707,218	$(261,626)	126	$73,917,677	$(1,649,483)

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 2 - INVESTMENT SECURITIES (Continued)

There were 84 investment securities which had been in an unrealized loss position for greater than 12 months at December 31, 2017 and seven at December 31, 2016. The number of securities, the fair value, and the gross unrealized losses for each investment security category at December 31, 2017 and 2016 are as follows:

	2017			2016
	#	Fair Value	Unrealized Losses	#	Fair Value	Unrealized Losses
U.S. government agency and sponsored enterprises	21	$8,179,247	$(182,813)	1	$522,735	$(20,451)
Agency mortgage-backed securities	27	17,165,218	(333,097)	5	1,000,882	(16,446)
Agency collateralized mortgage obligations	19	10,471,230	(273,544)	1	306,494	(10,133)
Municipal securities	17	8,993,543	(270,490)	—	—	—
Total temporarily impaired securities	84	$44,809,238	$(1,059,944)	7	$1,830,111	$(47,030)

Based on its other-than-temporary impairment analysis at December 31, 2017, management concluded that the unrealized losses reflected in the preceding summaries were not other-than-temporary as of that date. Management believes the decline in value to be solely the result of changes in interest rates and not from deterioration in the securities’ quality. The Company has the intention and ability to hold these securities for a period of time sufficient to allow for their recovery in value or maturity.

Investment securities at December 31, 2017 and 2016 were pledged as collateral for the following purposes (at fair value):

	2017	2016
Customer repurchase agreements	$15,628,989	$17,111,893
Public entity deposits	14,693,424	9,438,648
Total	$30,322,413	$26,550,541

Amortized cost and fair value of securities available for sale at December 31, 2017, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Mortgage-backed securities and collateralized mortgage obligations are shown separately since they are not due at a single maturity date.

	Amortized Cost	Fair Value
Due within one year or less	$573,621	$574,723
Due after one through five years	6,968,260	6,876,865
Due after five through ten years	13,380,177	13,475,132
Due after ten years	23,565,173	23,329,741
No contractual maturity	59,751,235	59,053,408
Total investment securities	$104,238,466	$103,309,869

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES

Loans and finance leases receivable at December 31, 2017 and 2016 consisted of the following:

	2017	2016
Commercial	$73,690,472	$70,894,304
Real estate:
Commercial	340,467,962	313,084,968
Residential	65,107,040	66,755,796
Construction	17,226,018	15,872,706
Consumer	4,849,627	5,730,997
Gross loans	501,341,119	472,338,771
Finance leases	28,928,288	25,312,796
Gross loans and finance leases	530,269,407	497,651,567
Allowance for loan and lease losses	(5,305,456)	(4,954,610)
Fair value adjustments on acquired loans and leases	(1,298,445)	(2,545,043)
Deferred fees and costs, net	(2,481,073)	(2,015,512)
Net loans and finance leases	$521,184,433	$488,136,402

At December 31, 2017, substantially all of the Company’s commercial real estate loans and home equity lines of credit were pledged as collateral for advances from the FHLB under the borrowing facility described in Note 8.

A summary of changes in the allowance for loan and lease losses is as follows for the years ended December 31, 2017 and 2016:

	2017	2016
Balance, beginning of year	$4,954,610	$4,678,907
Provision for loan and lease losses	378,000	210,000
Loans and leases charged off	(53,826)	—
Loan recoveries	26,672	65,703
Balance, end of year	$5,305,456	$4,954,610

The Company makes loans to individuals and small- to mid-sized businesses for various personal and commercial purposes primarily in the upstate region of South Carolina and western North Carolina. Credit concentrations can exist in relation to individual or groups of borrowers, industry segments, geographic regions, and collateral characteristics. Credit risk associated with these concentrations could arise when a significant amount of loans sharing similar characteristics are simultaneously impacted by economic or other conditions which adversely affect their collectability. The Company regularly monitors its credit concentrations. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. The largest component of the loan portfolio is loans secured by real estate mortgages which were comprised of the following at December 31, 2017 (construction loans have been allocated to commercial and residential categories as appropriate):

	Amount	% of Real Estate Loans
Commercial real estate :
Owner-occupied	$139,709,979	33.0%
Other	208,243,586	49.3%
Total commercial real estate	347,953,565	82.3%
Residential real estate	74,847,455	17.7%
Total real estate loans	$422,801,020	100.0%
% of gross loans	84.3%

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

In addition to monitoring potential concentrations described above, management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices, such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan-to-value ratios. At December 31, 2017, approximately $11.4 million, or 2.2% of gross loans, were identified as having high loan-to-value ratios. The largest component comprising these loans was commercial real estate loans of approximately $7.3 million which was below the aggregate supervisory loan-to-value limit of 30% of capital for this type of loan by approximately $16.2 million.

The remainder of the balance of high loan-to-value loans, $4.1 million, was also well below supervisory limits. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

Credit quality of individual residential loans and consumer loans is monitored principally through review of delinquency measures and non-accrual levels on a portfolio-level basis. The Company uses an internal loan grading system to classify and monitor the credit quality of all commercial loans. Loan risk grades are based on a graduated scale representing increasing likelihood of loss. The originating loan officers are responsible for the assignment of risk grades to commercial loans, subject to verification by an approving officer or the Management Loan Committee. In addition, the Credit Policy Officer is responsible for confirming loan grades and, along with the Management Loan Committee, has final authority over loan grading. Loan gradings also are reviewed on a regular basis by an independent third-party loan review firm. Individual loan officers also are responsible for ensuring that loan grades are updated as needed over the life of the loan. Loan grade descriptions and a summary of the grading of the Company’s loan portfolio by segment are as follows:

Grade 1 - Loans in this category are virtually risk-free and are well-collateralized by cash-equivalent instruments. The repayment program is well-defined and achievable. Repayment sources are numerous. No material documentation deficiencies or exceptions exist.

Grade 2 - This grade is reserved for loans secured by readily marketable collateral, or loans within guidelines to borrowers with liquid financial statements. A liquid financial statement is a financial statement with substantial liquid assets relative to debts. These loans have excellent sources of repayment, with no significant identifiable risk of collection, and conform in all respects to Company policy, guidelines, underwriting standards, and Federal and State regulations (no exceptions of any kind).

Grade 3 - This grade is reserved for the Company’s top quality loans. These loans have excellent sources of repayment, with no significant identifiable risk of collection. Generally, loans assigned this risk grade will demonstrate the following characteristics:

•	No exceptions of any kind.
•	Documented historical cash flow that meets or exceeds required minimum Company guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt.

Grade 4 - This grade is given to acceptable loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this risk grade will demonstrate the following characteristics:

•	Limited exceptions - any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.
•	Documented historical cash flow that meets or exceeds required minimum Company guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

Grade 5 - This grade is given to acceptable loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss. Loans assigned this grade may demonstrate some or all of the following characteristics:

•	Additional exceptions to the Company’s policy requirements, product guidelines, or underwriting standards that present a higher degree of risk to the Company. Although the combination and/or severity of identified exceptions is greater, all exceptions have been properly mitigated by other factors.
•	Unproven, insufficient, or marginal primary sources of repayment that appear sufficient to service the debt at this time.
•	Marginal or unproven secondary sources to liquidate the debt.

Grade 6 - This grade is given to Watch List or Special Mention loans which include the following characteristics:

•	Loans with underwriting guideline tolerances and/or exceptions and with no mitigating factors.
•	Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Company’s position at some future date.
•	Loans where adverse economic conditions that develop subsequent to the loan origination that don’t jeopardize liquidation of the debt but do substantially increase the level of risk may also warrant this rating.

Grade 7 - A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Loans consistently not meeting the repayment schedule should be downgraded to substandard. Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. Such loans are no longer considered to be adequately protected due to the borrower’s declining net worth, lack of earnings capacity, declining collateral margins and/or unperfected collateral positions. A possibility of loss of a portion of the loan balance cannot be ruled out. The repayment ability of the borrower is marginal or weak and the loan may have exhibited excessive overdue status or extensions and/or renewals.

Grade 8 - Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

Grade 9 - Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be effected in the future.

Not Graded - Primarily consists of individual residential or consumer loans not assigned a risk grade, in accordance with the Company’s credit policy. Also, not graded may include commercial loans for which a grade is pending because the loan is under review.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

The composition of the loan portfolio by segment and grade at December 31, 2017 is as follows:

		Real Estate
	Commercial	Commercial	Residential	Construction	Consumer	Total
Grade 1	$1,968,988	$—	$—	$—	$53,171	$2,022,159
Grade 2	750,511	1,980,775	—	—	—	2,731,286
Grade 3	10,688,073	84,038,765	7,946,259	1,234,764	226,699	104,134,560
Grade 4	46,129,833	189,349,051	228,850	9,913,831	4,468	245,626,033
Grade 5	13,747,726	55,316,341	153,229	814,200	1,075	70,032,571
Grade 6	373,265	648,909	838,463	—	—	1,860,637
Grade 7	29,145	6,824,855	236,314	—	931	7,091,245
Grade 8	—	795,626	—	—	—	795,626
Not graded	2,931	1,513,640	55,703,925	5,263,223	4,563,283	67,047,002
Gross loans	$73,690,472	$340,467,962	$65,107,040	$17,226,018	$4,849,627	$501,341,119

The composition of the loan portfolio by segment and grade at December 31, 2016 is as follows:

		Real Estate
	Commercial	Commercial	Residential	Construction	Consumer	Total
Grade 1	$2,206,092	$—	$—	$—	$67,935	$2,274,027
Grade 2	535,680	2,324,797	—	—	—	2,860,477
Grade 3	15,230,803	94,748,175	10,180,525	1,514,733	584,404	122,258,640
Grade 4	41,652,704	154,825,089	204,538	8,501,988	—	205,184,319
Grade 5	10,052,125	46,707,823	159,043	342,500	2,874	57,264,365
Grade 6	81,102	1,965,861	1,015,761	—	—	3,062,724
Grade 7	98,821	9,859,780	425,470	—	972	10,385,043
Grade 8	446,785	1,507,780	—	—	—	1,954,565
Not graded	590,192	1,145,663	54,770,459	5,513,485	5,074,812	67,094,611
Gross loans	$70,894,304	$313,084,968	$66,755,796	$15,872,706	$5,730,997	$472,338,771

The composition of non-performing assets at December 31, 2017 and 2016 is as follows:

	2017	2016
Non-accrual loans:
Commercial	$2,141	$94,900
Real estate - commercial	2,859,958	1,842,379
Total non-accrual loans	2,862,099	1,937,279
Other real estate owned	—	127,595
Non-performing assets	$2,862,099	$2,064,874
Loans past due 90 days or more still accruing interest	$—	$—

The composition of past due loans by portfolio segment at December 31, 2017 is as follows:

	Days Past Due			Total Past Due	Current	Total Loans
	30-59	60-89	90 or More(1)
Commercial	$429	$—	$2,141	$2,570	$73,687,902	$73,690,472
Real estate:
Commercial	—	—	2,859,958	2,859,958	337,608,004	340,467,962
Residential	—	—	—	—	65,107,040	65,107,040
Construction	—	—	—	—	17,226,018	17,226,018
Consumer	1,447	—	—	1,447	4,848,180	4,849,627
Gross loans	$1,876	$—	$2,862,099	$2,863,975	$498,477,144	$501,341,119

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

The composition of past due loans by portfolio segment at December 31, 2016 is as follows:

	Days Past Due			Total Past Due	Current	Total Loans
	30-59	60-89	90 or More(1)
Commercial	$—	$—	$94,900	$94,900	$70,799,404	$70,894,304
Real estate:
Commercial	—	2,693,110	1,842,379	4,535,489	308,549,479	313,084,968
Residential	257	—	—	257	66,755,539	66,755,796
Construction	—	—	—	—	15,872,706	15,872,706
Consumer	—	—	—	—	5,730,997	5,730,997
Gross loans	$257	$2,693,110	$1,937,279	$4,630,646	$467,708,125	$472,338,771
(1)	All loans past due 90 or more days are in non-accrual status.

The Company acquired certain loans in the merger with Pinnacle which had experienced credit deterioration since origination (PCI loans). Accretion on PCI loans is based on estimated future cash flows, regardless of contractual maturity.

The changes in accretable yield during the years ended December 31, 2017 and 2016 in regard to loans transferred at acquisition for which it was probable that all contractually required payments would not be collected are presented in the table below.

	2017	2016
Balance, beginning of year	$17,473	$92,441
Additions	—	—
Accretion	(6,310)	(75,844)
Other changes, net	(11,163)	876
Balance, end of year	$—	$17,473

The carrying amounts of acquired PCI loans included in the consolidated balance sheet and the related outstanding balances at December 31, 2017 and 2016, were as follows:

	2017	2016
Outstanding balance	$1,851,356	$4,234,566
Carrying amount	1,358,156	3,317,018

The following tables summarize information relative to impaired loans by portfolio segment.

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$2,141	$2,141	$—	$5,085	$—
Real estate:
Commercial	1,911,463	2,409,451	—	2,683,833	67,375
Residential	—	—	—	—	—
Construction	—	—	—	—	—
Consumer	931	931	—	964	173
	1,914,535	2,412,523	—	2,689,882	67,548

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

	December 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With a related allowance:
Commercial	36,884	36,884	1,661	40,270	2,484
Real estate:
Commercial	2,604,316	2,604,316	222,660	3,466,070	65,956
Residential	236,314	236,314	119,849	242,140	10,537
Construction	—	—	—	—	—
Consumer	1,075	1,075	708	2,014	242
	2,878,589	2,878,589	344,878	3,750,494	79,219
Total impaired loans:
Commercial	39,025	39,025	1,661	45,355	2,484
Real estate:
Commercial	4,515,779	5,013,767	222,660	6,149,903	133,331
Residential	236,314	236,314	119,849	242,140	10,537
Construction	—	—	—	—	—
Consumer	2,006	2,006	708	2,978	415
	$4,793,124	$5,291,112	$344,878	$6,440,376	$146,767
Troubled debt restructurings included in impaired loans:
Accruing	$3,120,401	$3,120,374	$299,509	$3,181,368	$146,594
Non-accrual	930,414	1,428,402	5,898	1,701,897	—
	$4,050,815	$4,548,776	$305,407	$4,883,265	$146,594

Not included in the impaired loan table above are $1,851,356 of purchased credit-impaired loans with discounts of $409,615 and $83,585 for credit and yield, respectively, for a reported net book value of $1,358,156.

At December 31, 2017, the outstanding recorded investment in loans which had been determined in prior years to be impaired under ASC 310-10-35 was $4,139,534, and there was $243,994 in related allowance for loan and lease losses associated with those loans.

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial	$1,973	$1,973	$—	$2,813	$223
Real estate:
Commercial	743,143	1,241,131	—	1,448,794	58,252
Residential	179,244	179,244	—	177,262	8,106
Construction	—	—	—	—	—
Consumer	972	972	—	938	169
	925,332	1,423,320	—	1,629,807	66,750

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With a related allowance:
Commercial	47,798	47,798	630	52,536	3,189
Real estate:
Commercial	3,472,895	3,472,895	229,619	3,520,077	170,560
Residential	246,226	246,226	114,414	252,683	10,800
Construction	—	—	—	—	—
Consumer	2,874	2,874	411	4,452	536
	3,769,793	3,769,793	345,074	3,829,748	185,085
Total impaired loans:
Commercial	49,771	49,771	630	55,349	3,412
Real estate:
Commercial	4,216,038	4,714,026	229,619	4,968,871	228,812
Residential	425,470	425,470	114,414	429,945	18,906
Construction	—	—	—	-	—
Consumer	3,846	3,846	411	5,390	705
	$4,695,125	$5,193,113	$345,074	$5,459,555	$251,835
Troubled debt restructurings included in impaired loans:
Accruing	$3,444,772	$3,444,772	$303,659	$3,494,840	$168,060
Non-accrual	487,692	985,680	—	1,186,634	—
	$3,932,464	$4,430,452	$303,659	$4,681,474	$168,060

Not included in the impaired loan table above are $4,234,566 of purchased credit-impaired loans with discounts of $819,021 and $98,527 for credit and yield, respectively, for a reported net book value of $3,317,018.

Following is a summary of loans determined to be TDRs during the years ended December 31, 2017 and 2016:

	2017			2016
	Number of Loans	Amount		Number of Loans	Amount
		Pre- Modification	Post- Modification		Pre- Modification	Post- Modification
Commercial	—	$—	$—	1	$11,293	$11,293
Real estate:
Commercial	—	—	—	2	559,265	559,265
Residential	1	578,353	578,353	—	—	—
Construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
	1	$578,353	$578,353	3	$570,558	$570,558

The loan that was identified as TDR during the year ended December 31, 2017 defaulted on a loan at another financial institution while it was restructuring its loan with the Company. During the years ended December 31, 2017 and 2016, there were no loans that had been previously restructured removed from this classification (except by pay-offs).

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

The following table summarizes activity related to the allowance for loan and lease losses by portfolio segment and finance leases for the year ended December 31, 2017:

	Balance Beginning of Year	Provision for Losses	Loan Charge Offs	Loan Recoveries	Balance End of Year
Commercial	$665,130	$23,298	$—	$16,084	$704,512
Real estate:
Commercial	3,164,199	305,803	—	—	3,470,002
Residential	740,124	(9,480)	—	10,188	740,832
Construction	149,188	52,639	37,527	—	164,300
Consumer	53,717	(5,297)	1,857	400	46,963
Finance leases	182,252	11,037	14,442	—	178,847
Total	$4,954,610	$378,000	$53,826	$26,672	$5,305,456

The following table summarizes activity related to the allowance for loan and lease losses for the year ended December 31, 2016 by portfolio segment:

	Balance Beginning of Year	Provision for Losses	Loan Charge Offs	Loan Recoveries	Balance End of Year
Commercial	$660,265	$(33,866)	$—	$38,731	$665,130
Real estate:
Commercial	2,929,603	211,338	—	23,258	3,164,199
Residential	687,427	48,983	—	3,714	740,124
Construction	142,217	6,971	—	—	149,188
Consumer	44,259	9,458	—	—	53,717
Finance Leases	215,136	(32,884)	—	—	182,252
Total	$4,678,907	$210,000	$—	$65,703	$4,954,610

The following tables present the basis upon which loans in each portfolio segment and finance leases were reviewed for impairment, with the related allowance for loan and lease losses broken out on the same basis, at December 31, 2017 and 2016:

	2017
	Gross Loan and Leases			Allowance for Loan and Lease Losses
	Basis of Review			Basis of Review
	Individual	Collective	Total	Individual	Collective	Total
Commercial	$39,025	$73,651,447	$73,690,472	$1,661	$702,851	$704,512
Real estate:
Commercial	4,515,779	335,952,183	340,467,962	222,660	3,247,342	3,470,002
Residential	236,314	64,870,726	65,107,040	119,849	620,983	740,832
Construction	—	17,226,018	17,226,018	—	164,300	164,300
Consumer	2,006	4,847,621	4,849,627	708	46,255	46,963
Finance leases	—	28,928,288	28,928,288	—	178,847	178,847
Total	$4,793,124	$525,476,283	$530,269,407	$344,878	$4,960,578	$5,305,456

Included in the “Collective” and “Total” columns of the impaired loan table above are $1,851,356 of purchased credit-impaired loans with discounts of $409,615 and $83,585 for credit and yield, respectively, for a reported net book value of $1,358,156.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 3 - LOANS AND FINANCE LEASES (Continued)

	2016
	Gross Loans			Allowance for Loan Losses
	Basis of Review			Basis of Review
	Individual	Collective	Total	Individual	Collective	Total
Commercial	$49,771	$70,844,533	$70,894,304	$630	$664,500	$665,130
Real estate:
Commercial	4,216,038	308,868,930	313,084,968	229,619	2,934,580	3,164,199
Residential	425,470	66,330,326	66,755,796	114,414	625,710	740,124
Construction	—	15,872,706	15,872,706	—	149,188	149,188
Consumer	3,846	5,727,151	5,730,997	411	53,306	53,717
Finance leases	—	25,312,796	25,312,796	—	182,252	182,252
Total	$4,695,125	$492,956,442	$497,651,567	$345,074	$4,609,536	$4,954,610

Included in the “Collective” and “Total” columns of the impaired loan table above are $4,234,566 of purchased credit-impaired loans with discounts of $819,021 and $98,527 for credit and yield, respectively, for a reported net book value of $3,275,884.

Performing loans and finance leases totaling approximately $112.3 million and $130.0 million were acquired during 2015 and 2014, respectively. These loans and finance leases totaled approximately $69.0 million and $101.3 million, with related fair value adjustments of approximately $0.8 and$1.6 million at December 31, 2017 and 2016, respectively.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Land	$1,559,924	$1,559,924
Building	6,203,295	6,194,929
Furniture and equipment	3,858,574	3,610,447
Leasehold improvements	506,373	480,845
	12,128,166	11,846,145
Less accumulated depreciation	3,853,105	3,068,988
Property and equipment, net	$8,275,061	$8,777,157

Depreciation expense for the years ended December 31, 2017 and 2016 was $784,117 and $733,535, respectively. During the year ended December 31, 2016, fully depreciated computer equipment and fully amortized leasehold improvements and software with total original book value of $757,319 were retired. During the year ended December 31, 2017, no fixed assets were retired.

NOTE 5 - LEASED ASSETS

Leased assets at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Equipment	$8,156,195	$8,651,118
Less accumulated depreciation	3,721,003	3,546,931
Leased assets, net	$4,435,192	$5,104,187

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 5 - LEASED ASSETS (Continued)

Depreciation expense on leased assets for the years ended December 31, 2017 and 2016 was $2,055,788 and $1,940,984, respectively. The estimated residual at the end of the lease term is $1,367,688 at December 31, 2017. Minimum future lease receipts under these leases are as follows at December 31, 2017:

2018	$1,608,554
2019	994,604
2020	525,329
2021	326,896
2022	40,939
Total	$3,496,322

NOTE 6 - CORE DEPOSIT INTANGIBLE ASSETS

At December 31, 2017, core deposit intangible assets, net of accumulated amortization, amounted to $1,062,863. The amount of core deposit premium recorded as a result of the merger with Pinnacle was $1,112,937, and the amount of core deposit premium recorded as a result of the merger with Forest Commercial was $1,125,940. The core deposit intangible assets are amortized over the estimated life of the assets. Amortization expense related to the core deposit premiums was $341,403 and $394,557 for the years ended December 31, 2017 and 2016, respectively. Amortization of the core deposit intangible asset is computed using the 150% declining balance method over an amortization period of seven years. Estimated future amortization expense is as follows at December 31, 2017:

2018	$319,840
2019	319,840
2020	252,331
2021	132,144
2022	38,708
Total	$1,062,863

NOTE 7 - DEPOSITS

Deposit accounts at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Non-interest bearing deposits	$118,393,233	$101,185,722
Interest bearing deposits:
Interest checking	80,766,648	68,309,702
Money market	144,080,091	139,160,239
Savings	84,123,839	74,715,527
Time deposits	139,624,947	144,228,022
Total deposits	$566,988,758	$527,599,212

At December 31, 2017 and 2016 there were deposits amounting to approximately $42.9 million and $43.9 million, respectively, obtained from outside the Company’s market area through the internet and deposit brokers. At December 31, 2017 and 2016, time deposits greater than $250,000 totaled $41,376,517 and $40,328,313 respectively. Overdraft deposits reclassified to loans were $6,584 and $1,438,106 at December 31, 2017 and 2016, respectively.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 7 - DEPOSITS (Continued)

At December 31, 2017 the scheduled maturities of time deposits were as follows:

2018	$87,102,661
2019	28,645,501
2020	9,822,122
2021	12,744,651
2022	1,310,012
Total time deposits	$139,624,947

NOTE 8 - OTHER BORROWINGS

Repurchase Agreements - All of the Company’s repurchase agreements are with its commercial deposit customers. At December 31, 2017 and 2016, respectively, balances of $15,589,977 and $16,711,164 were outstanding at rates of 0.30% to 0.80% for December 31, 2017 and 0.30% to 0.65% for December 31, 2016.

Federal Funds Purchased - The Company maintains federal funds lines of credit with correspondent banks to meet short-term liquidity needs. Advances under these agreements are unsecured and are limited to terms ranging from 7 to 15 days. These banks have reserved the right to withdraw these lines at their option. At December 31, 2017, the Company had credit availability of $53.0 million under these lines with $4.8 million outstanding.

FHLB Line of Credit - The Company has an approved credit line with the FHLB of approximately $171.5 million, subject to the Company’s ability to pledge qualifying collateral. Advances totaled $15.5 million and $21.5 million at December 31, 2017 and 2016, respectively. The advances are at fixed rates with interest paid monthly and principal paid at maturity.

The following table summarizes the FHLB borrowings at December 31, 2017:

Maturity Date	Balance	Interest Rate
May 23, 2018	$1,500,000	1.490%
October 18, 2018	3,000,000	0.990%
December 6, 2018	3,000,000	1.380%
June 21, 2019	4,000,000	1.530%
June 29, 2020	4,000,000	1.693%
	$15,500,000

Federal Reserve Bank Credit Facility - The Company is eligible to borrow through the Federal Reserve Bank’s (“FRB”) “Discount Window” program. Any borrowings under this program must be secured by eligible collateral and are limited to very short terms, typically overnight. The FRB has indicated that though institutions are not required to seek funding elsewhere before requesting credit, they expect that institutions will use the Discount Window as a backup rather than a regular source of funding. The Company maintains it as a part of its contingency funding plan. The Company estimates that credit availability under this program was approximately $121.7 million at December 31, 2017.

NOTE 9 - INCOME TAXES

Income tax expense for the years ended December 31, 2017 and 2016 is summarized as follows:

	2017	2016
Current income tax (benefit) expense	$540,627	$(135,522)
Net deferred income tax expense (benefit)	222,704	2,122,906
Income tax expense	$763,331	$1,987,384

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 9 - INCOME TAXES (Continued)

The income tax expense for the years ended December 31, 2017 and 2016 is reconciled to the amount of income tax computed at the federal statutory rate of 34% on income before income taxes as follows:

	2017	2016

Tax expense at statutory rate	$1,852,673	$2,088,095
Increase (decrease) in taxes resulting from:
State income taxes, net of federal benefit	120,898	118,193
Stock option compensation	(150,547)	10,477
Tax-exempt interest income	(199,168)	(159,252)
Change in federal tax rate	(686,120)	—
Income on bank-owned life insurance	(140,858)	(72,469)
Other, net	(33,547)	2,340
Income tax expense	$763,331	$1,987,384

The tax benefit from the change in federal tax rate for the year ended December 31, 2017 shown in the table above is related to the reduction in the U.S. federal statutory income rate under the Tax Act, which was enacted on December 22, 2017 and effective January 1, 2018.

The tax benefit recognized for the rate change is the result of the remeasurement of the Company’s deferred tax assets and liabilities at the new federal tax rate of 21% which were measured at the federal tax rate of 34% prior to enactment of the Tax Act.

The income tax effects of temporary differences between financial statement carrying values and the tax bases of assets and liabilities at December 31, 2017 and 2016 are as follows:

	2017	2016

Deferred tax assets:
Allowance for loan and lease losses	$973,054	$1,373,617
Unrealized losses on securities available for sale	224,384	500,987
Acquisition accounting adjustments	90,494	408,020
Organization and start-up costs	166,585	309,184
Non-qualified stock options	166,065	335,759
Deferred compensation	41,535	40,038
Other	230,404	438,693
Total deferred tax assets	1,892,521	3,406,298

Deferred tax liabilities:
Leased assets	2,314,793	3,092,470
Property and equipment	328,803	610,823
Loan origination costs	107,360	149,705
Other	23,100	51,939
Total deferred tax liabilities	2,774,056	3,904,937
Net deferred tax liability	$(881,535)	$(498,639)

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. At December 31, 2017, management determined that there no deferred tax assets individually or in the aggregate of a significance that would require a valuation allowance.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 9 - INCOME TAXES (Continued)

Changes in deferred taxes on unrealized gains and losses on securities are recorded directly to shareholders’ equity. However, changes in deferred taxes on unrealized gains and losses on securities which are attributable to changes in enacted tax rates require the deferred taxes to be adjusted through income tax expense. The portion of the deferred tax expense on unrealized losses on securities related to the tax rate change in 2017 amounted to $116,411 and it is included in the overall net tax benefit from the tax rate change of $686,120.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions. The Company’s federal and state income tax returns are open and subject to examination from the 2014 tax return year and forward.

NOTE 10 - DERIVATIVE INSTRUMENTS

The Company had no derivative contracts to assist in managing its own interest-rate sensitivity. Following is a summary of interest-rate swap contracts with commercial banking customers to convert floating-rate loan payments to fixed-rate loan payments and the equal and opposite interest rate swap contracts with an independent counterparty:

		Estimated Fair Value		Gains (Losses)
	Notional Amount	Other Assets	Other Liabilities	Non-interest Income
December 31, 2017:
Pay fixed/receive variable	$33,071,691	$942,830	$—	$231,052
Pay variable/receive fixed	33,071,691	—	942,830	(231,052)
Total interest rate agreements	$66,143,382	$942,830	$942,830	$—
		Estimated Fair Value		Gains (Losses)
	Notional Amount	Other Assets	Other Liabilities	Non-interest Income
December 31, 2016:
Pay fixed/receive variable	$23,349,670	$711,778	$—	$575,351
Pay variable/receive fixed	23,349,670	—	711,778	(575,351)
Total interest rate agreements	$46,699,340	$711,778	$711,778	$—

All changes in fair value are measured on a monthly basis. The net interest differential is recognized as an adjustment to interest income. In the event of early termination, the net proceeds received or paid on the interest rate swap agreements are recognized immediately in non-interest income and the future net interest differential, if any, is recognized prospectively in interest income.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company leases several office facilities and various equipment under operating leases. The office leases typically require that the Company pay taxes, insurance, and maintenance on the facilities. Lease expense for the years ended December 31, 2017 and 2016 was $688,425 and $684,720, respectively. The amount expensed for related party rents was $270,077 for the years ended December 31, 2017 and 2016.

In April 2016, the Company entered into a three-year lease for additional administrative office space in Spartanburg. The lease may be renewed for two successive three-year terms. In connection with the moving of certain personnel from the Company’s main office to this new leased office, the Spartanburg leasing department moved from its leased office in February 2017 and the lease expired on February 28, 2017.

The Asheville office lease commenced on August 1, 2010, includes a ten-year term and a renewal option to extend the term of the lease for two separate and successive five-year periods. The lease is in an agreement with

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 11 - COMMITMENTS AND CONTINGENCIES (Continued)

a board member (related party) of the Company. The Hendersonville office lease commenced on October 1, 2011, includes a five-year term and a renewal option to extend the term of the lease for one separate and successive five-year period. The Charlotte office lease commenced on January 1, 2015 for a four-year term.

In addition, the Company is in its final one-year renewal option period for its Anderson branch, which will expire December 31, 2018.

As part of the merger with Pinnacle, the Company acquired leases for the Greenville and Easley branches. The Greenville lease had an original term of five years and was amended and extended during 2009 for a ten-year term. The Easley lease commenced in January 2015, has a ten-year term, and includes a renewal option to extend the term of the lease for two separate and successive five-year periods.

Minimum future rentals under these leases are as follows:

2018	$700,033
2019	642,065
2020	507,325
2021	99,920
2022	73,886
2023 and beyond	153,361
Total	$2,176,590

The Company has a contract for data processing services with a remaining term of 54 months at December 31, 2017 which had an average monthly payment of approximately $113,000 in the year ended December 31, 2017.

The Company has entered into employment agreements with certain senior officers. These agreements include provisions regarding term, compensation, benefits, incentive programs, stock option plans, severance, and non-compete provisions. The agreements have terms ranging from two to three years and annually are extended automatically for successive one-year terms, provided that the Company or officer may at any time give notice that the term is to be fixed at the term remaining at the last extension. The agreements also may be terminated if the officer’s employment is terminated under various provisions of the agreements.

Management is not aware of any legal proceedings which would have a material adverse effect on the financial position or operating results of the Company.

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the ordinary course of business, and to meet the financing needs of its customers, the Company is a party to various financial instruments with off-balance sheet risk. These financial instruments, which include commitments to extend credit and standby letters of credit, involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The same credit policies used for on-balance sheet instruments are used in making commitments and conditional obligations.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any material condition established in the contract. Commitments generally have fixed expiration dates or other

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

termination clauses and may require the payment of a fee. At December 31, 2017, the Company’s commitments to extend additional credit totaled approximately $144.6 million, the majority of which are at variable rates of interest with varying maturities. Included in the Company’s total commitments are standby letters of credit. Letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party and totaled approximately $2.9 million at December 31, 2017.

The derivative financial instruments discussed in Note 10 expose the Company to credit risk. Credit risk is the risk of failure by the counterparty to perform under the terms of a derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The credit risk in derivative instruments is mitigated by a highly-rated counterparty that management believes to be creditworthy. As the swaps are subject to master netting agreements, the Company had limited exposure relating to interest rate swaps with its institutional counterparty at December 31, 2017.

NOTE 13 - PREFERRED STOCK

On February 23, 2016, with regulatory approval, the Company redeemed all of the 5,000 shares of its Series A preferred stock. The Company had issued the preferred shares in 2011 to the Secretary of the Treasury under the Small Business Lending Fund (“SBLF”). Under the terms of the stock purchase agreement, the Treasury received 5,000 shares of $1.00 par value, non-cumulative perpetual preferred stock with a liquidation value of $1,000 per share in exchange for $5 million. The Series A preferred stock qualified as Tier 1 capital.

The aggregate redemption price of the Series A preferred stock was approximately $5.0 million, including accrued but unpaid dividends. The preferred stock was redeemed from the Company’s existing funds. Following the redemption, the Company does not have any shares of its Series A preferred stock outstanding. As a result, the redemption terminated the Company’s participation in the SBLF program.

NOTE 14 - DIVIDENDS

During the years ended December 31, 2017 and 2016 the Company’s board of directors approved stock dividends that were issued to the Company’s shareholders as follows:

Date Declared	Dividend Amount	Date Distributed
August 22, 2017	5%	September 19, 2017
January 11, 2016	5%	February 10, 2016

Average shares outstanding were retroactively adjusted to reflect the stock dividends. Prior year average share amounts and earnings per share have been adjusted in the Consolidated Statements of Income and in certain other share and per share disclosures.

Currently, the Company has no plans to initiate payment of cash dividends on its common shares. The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. The dividends that may be paid by the Bank to the Company are subject to legal limitations and regulatory requirements. Any future payment of cash dividends on the Company’s common stock will be subject to certain other legal and regulatory limitations, including that the Company’s capital be maintained at certain minimum levels, and will be subject to ongoing review by banking regulators.

NOTE 15 - STOCK COMPENSATION

Reorganization - Under the terms of the Reorganization Plan, the Corporation adopted all stock options and all benefit plans of the Bank at the Effective Date.

Stock Dividend - All share and per share amounts in this note have been adjusted for the 5% stock dividends in 2017 and 2016.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 15 - STOCK COMPENSATION  (Continued)

Equity Incentive Plan - On February 23, 2017 the Bank’s Board of Directors approved the adoption of the Carolina Alliance Bank 2017 Equity Incentive Plan (the “Equity Plan”), which was approved by the Bank’s shareholders at the annual meeting of shareholders on May 15, 2017. The Equity Plan is a compensation plan that provides the Company the ability to grant several forms of equity, including stock options, restricted stock, restricted stock units, and stock with no restrictions, to its officers, employees, directors, advisors (including members of an advisory board), and consultants to reward performance, attract highly qualified personnel, and provide incentives to such individuals to increase shareholder value. The Equity Plan permits the Company to issue up to 600,000 shares in any combination of the various equity awards allowed.

At December 31, 2017, 10,250 shares of restricted stock had been issued to employees under the Equity Plan. These restricted shares are subject to five-year straight-line vesting; during this period, the holder is entitled to full voting rights and dividends. None of the shares were vested at December 31, 2017.

The weighted average grant-date fair value was $11.77 and at December 31, 2017 there was $115,000 of total unrecognized compensation cost related to the non-vested shares. Compensation cost of approximately $6,000 was recognized in the year ended December 31, 2017. The remaining cost is expected to be recognized over a weighted-average period of 4.8 years.

Stock Option Plans - The Company has three stock option plans (the “Plans”) for the benefit of the Company’s officers, employees, and directors. Upon shareholder approval of the Equity Plan, the Plans were frozen and no further grants will be made.

Options issued under the Plans had an exercise price equal to the stock’s fair market value (based on the most recent stock trades) on the grant date. The life of options granted could not exceed 10 years.

The following is a summary of activity in the Plans for the years ended December 31, 2017 and 2016:

	2017			2016
	Shares	Weighted Average Exercise Price	Weighted Average Fair Value	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding, beginning of year	821,987	$9.03	$2.12	829,178	$8.99	$2.10
Granted	—	—	—	11,550	9.29	3.71
Exercised	(317,344)	8.34	3.36	(3,263)	7.63	2.70
Forfeited	(13,577)	8.49	3.25	(15,478)	7.70	2.63
Expired	(20,617)	12.08	3.66	—	—	—
Outstanding, end of year	470,449	9.37	1.18	821,987	9.03	2.12
Options exercisable	455,885	9.37	1.09	787,725	9.03	2.05
Non-vested options, end of year	14,564	9.47	3.87	34,262	8.96	3.58
Options vesting during year	12,712	8.48	3.27	11,373	8.24	3.20
Shares available for grant	—			618,945

All options outstanding have a 10-year life and all non-vested options have a five-year vesting period. Stock options outstanding and vested at December 31, 2017 have an average remaining life of 1.4 years. Exercise prices per share of outstanding stock options range from $7.57 to $13.61. At December 31, 2017, 455,885 options had an intrinsic value of approximately $1,269,000. At December 31, 2016, 781,661 options had an intrinsic value of approximately $2,054,000.

The Company utilizes the Black-Scholes valuation model to determine the compensation recognized under the fair value method described in Note 1. This fair value is then amortized on a straight-line basis over the vesting period of the option.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 15 - STOCK COMPENSATION  (Continued)

The following assumptions were utilized in the application of the Black-Scholes model for the year ended December 31, 2016 (no grants in 2017):

Weighted Average Risk-Free Interest Rate - The risk-free interest rate used to value option grants is based on the U.S. Treasury yield curve on the date of grant.

Expected Volatility - Expectations for volatility are based on the historical volatility of the Company’s common stock at the date of grant.

Dividend Yield - Due to dividend restrictions early in the life of the Company and the anticipated need for capital to fund growth, management assumes that no dividends will be paid over the expected life of options granted.

Expected Life - The expected life is assumed to be 75% of the contractual life of the option. This is based on a review of average life assumptions used by seasoned community banks that base their average life assumptions on actual historical exercise statistics.

The following table summarizes the weighted average assumptions used by the Black-Scholes option-pricing model stock and other information concerning stock option awards granted by the Company as of and for the year ended December 31, 2016.

	2017	2016
Weighted average risk-free interest rate	—	1.51%
Expected volatility	—	35%
Expected life (years)	—	7.5 years
Dividend yield	—	None
Compensation charged against pretax income	$18,026	$30,396
Approximate future compensation of options outstanding	$48,114	$106,804
Weighted average years remaining to recognize future compensation	2.7 years	3.5 years

Director Compensation Program - The Company has compensation plans for its 15 independent directors and 19 advisory board members which represent its different markets. Monthly fees earned by the directors are determined based on a combination of fixed amounts for board and committee membership, and variable amounts based on the number of meetings attended. The advisory board members earn quarterly fees that are based on meeting attendance. Total director fee expense was approximately $166,000 and $159,000 in the years ended December 31, 2017 and 2016, respectively. Total advisory board member fee expense was approximately $10,000 and $31,000 in the years ended December 31, 2017 and 2016, respectively.

Directors and advisory board members may elect payment of fees in the form of cash or in Company stock. Fees earned and payable in cash are paid quarterly, and fees payable in Company stock are accrued monthly based on the market price of the stock on the last day of each respective month. The accrued compensation is settled from authorized but unissued shares semi-annually. Stock-settled fees earned, paid, and payable as of and for the years ended December 31, 2017 and 2016 are shown in the following table.

	Advisory Directors		Directors		Combined
	Shares	Market Value	Shares	Market Value	Shares	Market Value
December 31, 2017:
Due at beginning of year	221	$2,661	5,956	$71,487	6,177	$74,148
Fees earned	402	4,992	10,478	130,707	10,880	135,700
Shares issued	(458)	(5,578)	(11,145)	(135,556)	(11,603)	(141,133)
Due at end of year	165	$2,075	5,289	$66,638	5,454	$68,715

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 15 - STOCK COMPENSATION  (Continued)

	Advisory Directors		Directors		Combined
	Shares	Market Value	Shares	Market Value	Shares	Market Value
December 31, 2016:
Due at beginning of year	1,343	$12,530	5,083	$47,428	6,426	$59,958
Fees earned	1,694	17,096	12,346	134,091	14,040	151,187
Shares issued	(2,816)	(26,965)	(11,473)	(110,032)	(14,289)	(136,997)
Due at end of year	221	$2,661	5,956	$71,487	6,177	$74,148

NOTE 16 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.

In April 2015, the FRB issued a final rule which increased the size limitation for qualifying bank holding companies under the FRB’s Small Bank Holding Company Policy Statement from $500 million to $1 billion of total consolidated assets. As a result, the Company qualifies under the Small Bank Holding Company Policy Statement for exemption from the FRB consolidated risk-based capital and leverage rules at the holding company level.

In September 2017, the FRB, along with other bank regulatory agencies, proposed amendments to their capital requirements to simplify certain aspects of the capital rules for community banks in an attempt to reduce the regulatory burden for smaller financial institutions. Because the amendments were proposed with a request for comments and have not been finalized, the effect the final rules will have on the Company’s regulatory capital calculations is unknown. In November 2017, the federal bank regulatory agencies extended for community banks the existing capital requirements for certain items that were scheduled to change effective January 1, 2018, in light of the simplification amendments being considered.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Effective January 1, 2015, the Bank became subject to the new regulatory risk-based capital rules adopted by the federal banking agencies implementing Basel III. Under the new capital guidelines, the Bank’s regulatory capital components consist of (1) common equity Tier 1 capital (common stock, including related surplus, and retained earnings, net of goodwill and other intangibles, deferred tax assets arising from net operating loss and tax credit carry-forwards above certain levels, and accumulated other comprehensive income items), (2) additional Tier 1 capital (qualifying non-cumulative perpetual preferred stock, including related surplus), and (3) Tier 2 capital (the allowance for loan and lease losses in an amount not exceeding 1.25% of standardized risk-based assets). Total Tier 1 capital plus Tier 2 capital constitutes total risk-based capital.

The new capital guidelines also provide that all covered banking organizations must maintain a new capital conservation buffer of common equity Tier 1 capital in an amount of greater than 2.5% of total risk-weighted assets to avoid being subject to limitations on capital distributions and discretionary bonus payments to executive officers. The capital conservation buffer requirement was phased in beginning January 1, 2016 at the 0.625% level and will be increased by that same amount on each subsequent January 1 until it reaches 2.5% on January 1, 2019. When fully phased in, the capital conservation buffer effectively will result in a required minimum common equity Tier 1 capital ratio of at least 7%, Tier 1 capital ratio of at least 8.5%, and total capital ratio of at least 10.5%.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS  (Continued)

The final regulatory capital rules also incorporate these changes in regulatory capital into the prompt corrective action framework, under which the thresholds for “adequately capitalized” banking organizations are equal to the new minimum capital requirements described above. Under this framework, in order to be considered “well capitalized,” insured depository institutions must maintain the minimum capital ratios as presented as of December 31, 2017 in the regulatory capital table below. At December 31, 2017 and 2016, the Bank was “well capitalized.”

The following table summarizes actual and required capital levels as of December 31, 2017 and 2016.

	Actual		Basel III Minimum Phase-in Requirement		Well Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in $000)
As of December 31, 2017:
Total capital (To risk weighted assets)	$79,488	12.94%	$56,802	9.25%	$61,407	10.00%
Tier 1 capital (To risk weighted assets)	74,158	12.08	44,520	7.25	49,126	8.00
Common equity Tier 1 (To risk weighted assets)	74,158	12.08	35,309	5.75	39,915	6.50
Tier 1 capital (To average assets)	74,158	10.79	27,489	4.00	34,361	5.00

As of December 31, 2016:
Total capital (To risk weighted assets)	$71,525	12.61%	$48,903	8.63	$56,699	10.00%
Tier 1 capital (To risk weighted assets)	66,545	11.74	37,563	6.63	45,359	8.00
Common equity Tier 1 (To risk weighted assets)	66,545	11.74	29,058	5.13	36,854	6.50
Tier 1 capital (To average assets)	66,545	10.59	25,144	4.00	31,429	5.00

NOTE 17 - RELATED PARTY TRANSACTIONS

Certain directors, executive officers and companies with which they are affiliated (collectively referred to as “insiders”) are customers of and have banking transactions with the Company in the ordinary course of business. Loans to insiders are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms-length transactions. At December 31, 2017 and 2016, respectively, loans to insiders approximated $6.3 million and $6.8 million, and deposits from insiders approximated $8.9 million and $9.2 million. For both years ended December 31, 2017 and 2016, rents totaling $270,077 were paid to a related party for the lease of the Company’s Asheville branch office.

NOTE 18 - EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan which covers all eligible employees. For the years ended December 31, 2017 and December 31, 2016, participants could contribute up to $18,000 per year, and the Company matched contributions equal to 100% of employee contributions up to four percent (4%) plus 50% of employee contributions up to the next two percent (2%) of eligible compensation. Contributions to the plan were approximately $418,467 and $402,209 in the years ended December 31, 2017 and 2016, respectively.

The Company established nonqualified compensation plans for certain senior officers on June 1, 2017. The estimated present value of future benefits is accrued over the period from the effective date of the agreements until the expected retirement dates of the individuals. The balance accrued for these plans included in other liabilities and the related expense is included in salaries and benefits. The amount accrued and expensed as of and for the year ended December 31, 2017 totaled approximately $78,000.

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, federal funds sold, investment securities, other investments, loans, deposit accounts, other borrowings, and accrued interest. The following methods and assumptions were used by the Company in estimating fair values of financial instruments recorded or disclosed in the financial statements:

Cash and Due from Banks - For these short-term instruments, the carrying amounts approximate their fair values.

Federal Funds Sold and Interest Bearing Bank Balances - The carrying amounts of federal funds sold and interest bearing bank balances approximate their fair value due to their short maturities (daily).

Bank Term Deposits - Fair values for fixed-rate certificates of deposit are estimated utilizing a discounted cash flow calculation that applies current market interest rates of certificates of deposits with similar remaining maturities to the portfolio of certificates of deposits.

Investment Securities - Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The Company utilizes a third party pricing service to provide valuations on its securities portfolio. Most of these securities are U.S. government agency debt obligations or agency mortgage-backed securities traded in active markets. The third party valuations are determined based on the characteristics of each security (such as maturity, duration, rating, etc.) and in reference to similar or comparable securities. Due to the nature and methodology of these valuations, the Company considers these fair value measurements as Level 2.

Other Investments - No ready market exists for the FHLB stock, and it has no quoted market value. However, redemption of the stock historically has been at par value; therefore, it is stated at the Company’s cost basis.

Loans Held for Sale - Due to their short term nature, the carrying amount of loans held for sale approximates fair value.

Loans and Finance Leases - For variable rate loans that reprice based on each change in a reference rate (e.g. prime rate), fair values are based on carrying values. Fair values for all other loans and leases are estimated using discounted cash flow analyses, with interest rates currently being offered for loans and leases with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or the net estimated realizable fair value of underlying collateral values, where applicable.

Accrued Interest Receivable and Payable - The carrying amounts for these items approximate their fair values due to the short period to settlement (three months or less).

Deposits - The fair values disclosed for demand deposits are, by definition, equal to their carrying amounts. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities.

Securities Sold under Agreements to Repurchase - The carrying value of these retail repurchase agreements approximates fair value since these obligations mature daily.

Advances from FHLB of Atlanta - The valuation methodology utilizes a discounted cash flow calculation that applies current offered interest rates for fixed rate advances with similar remaining maturities.

Derivative Instruments - Derivative instruments, including interest rate swaps and swap fair value hedges, are recorded at fair value on a recurring basis as determined by the third party provider.

Off-Balance Sheet Instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The total fair value of such instruments is not material.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be determined with precision. Changes in assumptions could affect these estimates significantly.

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2017 and 2016:

	2017		2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$17,899,745	$17,899,745	$13,100,026	$13,100,026
Federal funds sold and interest bearing bank balances	956,266	956,266	3,642,070	3,642,070
Bank term deposits	509,000	509,715	2,252,000	2,250,727
Investment securities, available for sale	103,309,869	103,309,869	97,976,406	97,976,406
Other investments	1,337,500	1,337,500	1,461,600	1,461,600
Loans held for sale	170,444	170,444	2,093,952	2,093,952
Loans and finance leases, net	521,184,433	517,062,000	488,136,402	490,681,000
Bank-owned life insurance	17,272,897	17,272,897	11,358,608	11,358,608
Accrued interest receivable	1,753,063	1,753,063	1,567,568	1,567,568
Interest rate derivatives	942,830	942,830	711,778	711,778

Financial Liabilities:
Deposits	$566,988,758	$534,239,000	$527,599,212	$503,320,000
Securities sold under agreements to repurchase	15,589,977	15,589,977	16,711,164	16,711,164
Advances from FHLB of Atlanta	15,500,000	15,592,000	21,500,000	21,553,000
Federal funds purchased	4,780,000	4,780,000	3,180,000	3,180,000
Accrued interest payable	152,866	152,866	115,025	115,025
Interest rate derivatives	942,830	942,830	711,778	711,778

The Company reports fair value on a recurring basis for certain financial instruments, most notably available for sale investment securities. The following table presents the balances of assets and liabilities measured at fair value on a recurring basis:

	Total	Level 1	Level 2	Level 3
December 31, 2017:
Financial Assets:
Investment securities, available for sale:
U.S. government agency and sponsored enterprises	$10,475,248	$—	$10,475,248	$—
Agency mortgage-backed securities	36,181,727	—	36,181,727	—
Agency collateralized mortgage obligations	22,871,681	—	22,871,681	—
Corporate securities	1,010,879		1,010,879
Municipal securities	32,770,334	—	32,770,334	—
Interest rate derivatives	942,830	—	942,830	—
Total	$104,252,699	$—	$104,252,699	$—
Financial Liabilities:
Interest rate derivatives	$942,830	$—	$942,830	$—

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	Total	Level 1	Level 2	Level 3
December 31, 2016:
Financial Assets:
Investment securities, available for sale:
U.S. government agency and sponsored enterprises	$12,563,898	$—	$12,563,898	$—
Agency mortgage-backed securities	35,524,974	—	35,524,974	—
Agency collateralized mortgage obligations	20,472,568	—	20,472,568	—
Municipal securities	29,414,966	—	29,414,966	—
Interest rate derivatives	711,778	—	711,778	—
Total	$98,688,184	$—	$98,688,184	$—
Financial Liabilities:
Interest rate derivatives	$711,778	$—	$711,778	$—

The Company may be required, from time to time, to measure certain assets at fair value on a non-recurring basis. These include assets that are measured at the lower of cost or market that were recognized at fair value which was below cost at the end of the period. Assets subject to non-recurring use of fair value measurements include impaired loans, PCI loans, and foreclosed assets. Due to the use of both observable and unobservable inputs and the significant amount of judgment required in the determination of fair values, both of these categories of assets are considered to be valued under Level 3 inputs.

The fair value of impaired and PCI loans is determined based upon the present value of expected cash flows discounted at the loan’s effective interest rate or the estimated net realizable fair value of the collateral if the loan is collateral-dependent. The fair value of collateral is determined by obtaining an observable market price or obtaining an appraised value from an independent licensed or certified appraiser, using observable market data.

This data includes information such as selling price of similar properties and capitalization rates of similar properties sold within the market, adjusted for differences in the properties, expected future cash flows, or earnings of the subject property based on current market expectations and other relevant factors. In addition, management may apply selling and other discounts to the underlying collateral value to determine the fair value.

Other real estate owned is valued by use of appraisals and management’s judgment as described for valuation of collateral underlying collateral-dependent impaired loans.

The following tables present the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2017 and 2016:

	Total	Level 1	Level 2	Level 3
December 31, 2017:
Impaired loans	$4,448,246	$—	$—	$4,448,246
Purchased credit-impaired loans	1,358,156	—	—	1,358,156
Other real estate owned	—	—	—	—
Total	$5,806,402	$—	$—	$5,806,402

December 31, 2016:
Impaired loans	$4,350,051	$—	$—	$4,350,051
Purchased credit-impaired loans	3,275,884	—	—	3,275,884
Other real estate owned	127,595	—	—	127,595
Total	$7,753,530	$—	$—	$7,753,530

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

For Level 3 assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2017 and 2016, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value		Valuation Technique	Significant Unobservable Inputs	Discount Range
	2017	2016
Impaired loans	$4,448,246	$4,350,051	Appraised Value, Discounted Cash Flows and Market Value of the Underlying Collateral	Discount Factors Applied to Valuations for: Shorter Marketing Period (Liquidation Approach), Sales Commissions, and Selling Costs	0% - 14%
Purchased credit-impaired loans	1,358,156	3,275,884	Discounted Expected Cash Flows and Market Value of the Underlying Collateral	Estimates of Probability and Timing of Default and Payment Patterns	0% - 60%
Other real estate owned	—	127,595	Appraised Value and Estimates from Independent Sources	Discount Factors Applied to Valuations for: Shorter Marketing Period (Liquidation Approach), Sales Commissions, and Selling Costs	0% - 14%
Total	$5,806,402	$7,753,530

NOTE 20 - PARENT COMPANY INFORMATION

Following is condensed financial information of CAB Financial Corporation (parent company only).

Condensed Balance Sheet
December 31, 2017

Assets:
Cash	$100,773
Investment in Bank	78,063,831
Other assets	28,396
Total assets	$78,193,000

Liabilities	$124,580
Shareholders’ equity	78,068,420
Total liabilities and shareholders’ equity	$78,193,000

CAB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to the Consolidated Financial Statements

NOTE 20 - PARENT COMPANY INFORMATION (Continued)

Condensed Statement of Income
For the Period March 20, 2017 (Inception) to December 31, 2017

Income – dividends received from Bank	$100,673
Expenses	135,369
Loss before equity in undistributed net income of Bank	(34,696)
Income tax benefit	(39,285)
Net income before equity in undistributed net income of Bank	4,589
Equity in undistributed net income of Bank	4,681,119
Net income	$4,685,708

Condensed Statement of Cash Flows
For the Period March 20, 2017 (Inception) to December 31, 2017

Operating Activities:
Net income	$4,685,708
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in assets	(28,396)
Increase in liabilities	124,580
Equity in undistributed net income of Bank	(4,681,119)
Net cash provided by operating activities	100,773
Cash and Cash Equivalents, Beginning of Period	—
Cash and Cash Equivalents, End of Period	$100,773

ANNEX E

Unaudited Consolidated Statement of Income
of Carolina Alliance Bank (as predecessor to CABF)
for the Year Ended December 31, 2015

(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two (2) fiscal years, as well as income statements for each participating corporation for each of the preceding three (3) fiscal years. Audited consolidated balance sheets at December 31, 2017 and 2016 and audited consolidated income statements for the years then ended of CABF are included with this proxy statement/prospectus as Annex D. The attached unaudited consolidated income statement for the year ended December 31, 2015 of Carolina Alliance Bank (as predecessor to CABF) is presented solely to satisfy the requirements of Section 33-11-103 of the South Carolina Code, and not for any other purpose. The consolidated income statement data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. Readers are cautioned that this Annex E should be read in conjunction with the audited consolidated financial statements of CABF and the notes to such audited consolidated financial statements.

E-1

CAROLINA ALLIANCE BANK AND SUBSIDIARY
(as predecessor of CAB Financial Corporation)

Consolidated Statement of Income

For the Year Ended December 31, 2015

2015
Interest Income:
Interest and fees on loans and finance leases	$17,990,789
Investment securities	1,498,322
Federal funds sold and interest bearing bank deposits	35,297
Total interest income	19,524,408

Interest Expense:
Deposits	1,273,717
Other	136,612
Total interest expense	1,410,329

Net Interest Income	18,114,079

Provision for Loan and Lease Losses	910,210

Net Interest Income After Provision for Loan and Lease Losses	17,203,869

Non-Interest Income:
Operating lease income	1,831,637
Service fees on deposit accounts	375,171
Mortgage brokerage income	217,441
Other income	416,916
Net (loss) gain on sale of securities available for sale	(18,604)
Net (loss) gain on other real estate owned	(82,502)
Total non-interest income	2,740,059

Non-Interest Expense:
Salaries and benefits	8,607,921
Occupancy, furniture, and equipment	1,395,474
Operating lease expense	1,600,623
Data processing and computer network	1,295,982
Marketing	307,089
Printing, supplies, and postage	162,609
Core deposit intangible amortization	261,818
Merger-related expenses	1,026,332
Other operating	2,016,783
Total non-interest expense	16,674,631

Income Before Income Taxes	3,269,297

Income Tax Expense	1,369,955

Net Income	1,899,342

Dividends on Preferred Shares	50,000

Net Income Available to Common Shareholders	$1,849,342

Basic Income per Common Share	$0.35

Diluted Income per Common Share	$0.35

Weighted Average Common Shares Outstanding:
Basic	5,218,750
Diluted	5,290,999

Earnings per share and weighted average common shares outstanding have been adjusted to reflect the 5 percent stock dividend in February 2016.

E-2

ANNEX F

Unaudited Consolidated Financial
Information of Parent

(Pursuant to S.C. Code Section 33-11-103)

Section 33-11-103 of the Code of Laws of South Carolina, 1976, as amended, requires that the notice of the meeting of shareholders at which a plan of merger will be voted upon be accompanied by balance sheets for each corporation participating in the merger as of the close of the preceding two (2) fiscal years as well as income statements for each participating corporation for each of the preceding three (3) fiscal years. The attached unaudited consolidated balance sheets at December 31, 2017 and 2016 and unaudited consolidated income statements for the years ended December 31, 2017, 2016 and 2015 for Parent are presented solely to satisfy the requirements of Section 33-11-103, and not for any other purpose. The audited balance sheets as of December 31, 2017 and 2016 and audited consolidated statements of income for the two (2) years in the period ended December 31, 2017 of CABF appear in Annex D to this proxy statement/prospectus, and the unaudited consolidated statement of income for the period ended December 31, 2015 for Carolina Alliance Bank (as predecessor of CABF) appears in Annex E to this proxy statement/prospectus. Readers are cautioned that this Annex F should be read in conjunction with the audited consolidated financial statements of Parent and the notes to such audited consolidated financial statements contained in reports that Parent has previously filed with the Securities and Exchange Commission as set forth in this document under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” and that are incorporated by reference into this document.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2017 and 2016

(In thousands, except share and per share data)	2017	2016
Assets
Cash and due from banks	$131,946	$122,811
Money market instruments	37,166	23,635
Cash and cash equivalents	169,112	146,446

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,098,320 and $1,262,761 at December 31, 2017 and 2016, respectively)	1,093,816	1,258,139
Securities held-to-maturity, at amortized cost (fair value of $363,779 and $256,672 at December 31, 2017 and 2016, respectively)	357,197	259,833
Other investment securities	61,811	61,811
Total investment securities	1,512,824	1,579,783

Total loans	5,372,483	5,271,857
Allowance for loan losses	(49,988)	(50,624)
Net loans	5,322,495	5,221,233

Other assets:
Bank owned life insurance	189,322	185,234
Prepaid assets	97,712	88,874
Goodwill	72,334	72,334
Premises and equipment, net	55,901	57,971
Affordable housing tax credit investments	49,669	52,947
Accrued interest receivable	22,164	18,822
Other real estate owned	14,190	13,926
Mortgage loan servicing rights	9,688	9,266
Other	22,209	20,750
Total other assets	533,189	520,124

Total assets	$7,537,620	$7,467,586

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2017 and 2016

(In thousands, except share and per share data)	2017	2016
Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	$1,633,941	$1,523,417
Interest bearing	4,183,385	3,998,539
Total deposits	5,817,326	5,521,956

Short-term borrowings	391,289	394,795
Long-term debt	500,000	694,281
Subordinated notes	15,000	45,000
Total borrowings	906,289	1,134,076

Other liabilities:
Accrued interest payable	2,278	2,151
Unfunded commitments in affordable housing tax credit investments	14,282	14,282
Other	41,344	52,881
Total other liabilities	57,904	69,314

Total liabilities	6,781,519	6,725,346

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 preferred shares authorized; no preferred shares outstanding at December 31, 2017 and 2016)	—	—
Common shares, no par value (20,000,000 common shares authorized; 16,150,752 and 16,150,807 common shares issued at December 31, 2017 and 2016, respectively)	307,726	305,826
Accumulated other comprehensive loss, net	(26,454)	(17,745)
Retained earnings	561,908	535,631
Less: Treasury shares (862,558 and 810,089 common shares at December 31, 2017 and 2016, respectively)	(87,079)	(81,472)
Total shareholders’ equity	756,101	742,240
Total liabilities and shareholders’ equity	$7,537,620	$7,467,586

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2017, 2016 and 2015

(In thousands, except per share data)	2017	2016	2015
Interest and dividend income:
Interest and fees on loans	$248,687	$241,979	$227,979
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities - taxable	27,440	30,627	36,025
Obligations of states and political subdivisions - tax-exempt	7,210	2,632	182
Other interest income	3,087	1,020	888
Total interest and dividend income	286,424	276,258	265,074

Interest expense:
Interest on deposits:
Demand and savings deposits	9,464	4,079	2,229
Time deposits	9,629	9,337	10,125
Interest on short-term borrowings	992	456	469
Interest on long-term debt	22,580	24,300	24,619
Total interest expense	42,665	38,172	37,442
Net interest income	243,759	238,086	227,632

Provision for (recovery of) loan losses	8,557	(5,101)	4,990
Net interest income after provision for (recovery of) loan losses	235,202	243,187	222,642

Other income:
Income from fiduciary activities	23,735	21,400	20,195
Service charges on deposit accounts	12,653	14,259	14,751
Other service income	13,162	14,419	11,438
Checkcard fee income	15,798	15,057	14,561
Bank owned life insurance income	4,858	4,338	5,783
ATM fees	2,253	2,268	2,428
Gain on sale of OREO, net	251	1,323	1,604
OREO valuation adjustments	(458)	(601)	(1,592)
Gain on commercial loans held for sale	—	—	756
Gain on sale of investment securities	1,821	—	88
Miscellaneous	6,562	6,268	7,539
Total other income	$80,635	$78,731	$77,551

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2017, 2016 and 2015

(In thousands, except per share data)	2017	2016	2015
Other expense:
Salaries	$92,177	$87,034	$86,189
Employee benefits	19,918	19,262	21,296
Data processing fees	7,250	5,608	5,037
Professional fees and services	24,833	27,181	23,452
Occupancy expense	10,201	10,239	9,686
Furniture and equipment expense	15,324	13,766	11,806
Insurance	6,354	5,825	5,629
Marketing	4,374	4,523	3,983
Communication	4,826	4,985	5,130
State tax expense	3,583	3,560	3,566
Borrowing prepayment fee	—	5,554	532
Miscellaneous	8,528	11,486	10,308
Total other expense	197,368	199,023	186,614

Income before income taxes	118,469	122,895	113,579

Federal income taxes	34,227	36,760	32,567

Net income	$84,242	$86,135	$81,012

Earnings per common share:
Basic	$5.51	$5.62	$5.27
Diluted	$5.47	$5.59	$5.26

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Officers and Directors.
(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)	A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:
(a)	Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
(b)	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
(3)	To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)	Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:
(a)	By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;
(b)	If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;
(c)	By the shareholders;
(d)	By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i)	Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;
(ii)	Reasonably cooperate with the corporation concerning the action, suit, or proceeding.
(b)	Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.
(6)	The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)	A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.
(8)	The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).
(9)	As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.
(b)	Articles of Incorporation and Regulations of Parent

Article FIVE of Parent’s regulations provides that any present or former director or officer will be indemnified if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Parent, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Parent shall make any indemnification only upon a determination that such indemnification is proper in the circumstances.

Expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all such amounts in the event he is not successful on the merits or it is determined that he is not entitled to indemnification under Parent’s regulations.

(c)	Insurance

Parent has purchased insurance coverage under policies that insure directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith and incorporated herein by reference.

Item 22:	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
2.1*
Agreement and Plan of Merger and Reorganization by and between Park National Corporation and CAB Financial Corporation, dated as of September 12, 2018 (included as Annex A to this proxy statement/prospectus).

3.1
Articles of Incorporation of Park National Corporation (reflecting all amendments) [for SEC reporting compliance purposes only - not filed with Ohio Secretary of State] (incorporated herein by reference to Exhibit 3.1(h) to Park National Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (File No. 1-13006)).

3.2
Regulations of Park National Corporation (reflecting all amendments) [For purposes of SEC reporting compliance only] (incorporated herein by reference to Exhibit 3.2 (e) to Park National Corporation’s March 31, 2008 Form 10-Q).

5.1	Opinion of Squire Patton Boggs (US) LLP regarding the validity of the securities to be issued.
8.1**	Opinion of Squire Patton Boggs (US) LLP regarding certain tax matters.
8.2**	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.
23.1	Consent of Crowe LLP.
23.2	Consent of Elliott Davis, LLC.
23.3	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1).
23.4**	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 8.1).
23.5**	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.2).
24.1	Power of Attorney (contained in signature page to this Registration Statement).
99.1	Consent of FIG Partners, LLC.
99.2**	Form of CAB Financial Corporation proxy card.
*	Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Park National Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Ohio, on November 2, 2018.

PARK NATIONAL CORPORATION

By:	/s/ David L. Trautman
David L. Trautman
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of David L. Trautman and Brady T. Burt, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 2, 2018.

Signature	Title

/s/ David L. Trautman	Chief Executive Officer, President and Director (Principal Executive Officer)
David L. Trautman

/s/Brady T. Burt	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)
Brady T. Burt

/s/ Kelly A. Herreman (Edds)	Chief Accounting Officer (Principal Accounting Officer)
Kelly A. Herreman (Edds)

/s/ C. Daniel DeLawder	Chairman of the Board
C. Daniel DeLawder

/s/ Donna M. Alvarado	Director
Donna M. Alvarado

/s/ James R. DeRoberts	Director
James R. DeRoberts

/s/ F. William Englefield IV	Director
F. William Englefield IV

/s/ Alicia J. Hupp	Director
Alicia J. Hupp

/s/ Stephen J. Kambeitz	Director
Stephen J. Kambeitz

/s/ Timothy S. McLain	Director
Timothy S. McLain

/s/ Robert E. O’Neill	Director
Robert E. O’Neill

/s/ Julia A. Sloat	Director
Julia A. Sloat

/s/ Leon Zazworsky	Director
Leon Zazworsky